  As filed with the Securities and Exchange Commission on October 20, 2006.   Registration No. 333-136572

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	8731 (Primary Standard Industrial Classification Code Number)	84-0448400 (I.R.S. Employer Identification No.)

415 West Foothill Blvd., Suite 206
Claremont, CA 91711-2766
(909) 626-2358
(Address and telephone number of principal executive offices and principal place of business)

Yvonne Wang
415 West Foothill Blvd., Suite 206
Claremont, CA 91711-2766
(909) 626-2358
(Name, address and telephone number of agent for service)

Copies to:

Carter R. Mackley Preston Gates & Ellis LLP 925 4th Avenue Suite 2900 Seattle, WA 98104 (206) 623-7580	Raymond L. Veldman Preston Gates & Ellis LLP 1900 Main Street Sixth Floor Irvine, CA 92614-7319 (949) 253-0900

Approximate date of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $.001 par value per share	27,685,365	$0.223	$6,173,836	661

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions which occur during this continuous offering.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low quotation of our common stock, as reported on the OTC Bulletin Board quotation service on October 13, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2006

PROSPECTUS

27,685,365 Shares

KIWA BIO-TECH PRODUCTS GROUP CORPORATION

Common Stock

This prospectus relates to the offer and sale of up to 27,685,365 shares of our common stock from time to time by certain of our stockholders, or persons who may become our stockholders, upon the conversion of certain notes issued by us or exercise of certain warrants issued by us. We refer to these persons throughout this prospectus as the “selling stockholders.”

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions. Each selling stockholder will determine the prices at which he/she sells his/her shares. Although we will incur expenses in connection with the registration of the shares of common stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “KWBT.OB.” On October 13, 2006, the closing bid quotation of our common stock was $0.235.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

The shares of common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2006

TABLE OF CONTENTS

PART I

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Unless otherwise specified or the context otherwise requires, references in this prospectus to “Kiwa,” the “Company,” “we,” “us,” and “our” refer to Kiwa Bio-Tech Products Group Corporation, a Delaware corporation, and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors” before making an investment decision.

Except as expressly stated otherwise, all financial information contained in this prospectus represent the results of operations and financial condition of Kiwa Bio-Tech Products Group Corporation and its subsidiaries. All of the sales and expenses of the Company are denominated in Renminbi ("RMB"), the national currency of the People's Republic of China. For the convenience of the reader, the financial information contained in this prospectus has been converted into United States dollars at the approximate exchange rates prevailing as of the stated date and during the stated periods, as the case may be.

Overview

Kiwa Bio-Tech Products Group Corporation develops, manufactures, distributes and markets innovative, cost-effective and environmentally safe bio-technological products for agriculture. Our product initiatives can be divided into three primary categories - bio-fertilizers and related products; biologically enhanced feed for livestock; and an animal flu disinfector delivered by aerosol. Our products are designed to enhance the quality of human life by increasing the value, quality and productivity of crops and decreasing the negative environmental impact of chemicals and other wastes.

We are the result of a reverse merger accomplished on March 12, 2004 between Tintic Gold Mining Company, a corporation originally incorporated in the state of Utah on June 14, 1933 to perform mining operations in Utah, and Kiwa Bio-Tech Products Group Ltd., a company originally organized under the laws of the British Virgin Islands on June 5, 2002. The merger resulted in a change of control of Tintic Gold Mining Company, with former Kiwa Bio-Tech Products Group Ltd. stockholders owning approximately 89% of Tintic Gold Mining Company on a fully diluted basis. Subsequent to the merger, Tintic Gold Mining Company changed its name to Kiwa Bio-Tech Products Group Corporation. On July 22, 2004, we completed our reincorporation in the State of Delaware.

In 2002, Kiwa Bio-Tech Products Group Ltd. chartered Kiwa Bio-Tech Products (Shandong) Co., Ltd., a wholly-owned subsidiary organized under the laws of China, as its offshore manufacturing base to capitalize on low cost, high quality manufacturing advantages available in China. In October 2003, Kiwa Bio-Tech Products Group Ltd. completed the first phase of the construction of its state-of-the-art manufacturing facility in Shandong Province, China. In November 2003, Kiwa Bio-Tech Products Group Ltd. began shipping its first commercial product, a bio-fertilizer, to the agricultural market in China. We have since been working on existing product improvement and new product development. On July 11, 2006, we completed the formation of a joint venture with Tianjin Challenge Feed Co., Ltd. to engage in the developing, manufacturing and marketing of biologically enhanced feed for livestock. The joint venture will be located in Tianjin, China and operated through Tianjin Kiwa Feed Co., Ltd., a jointly-owned limited liability company organized under the laws of the PRC. We have committed to invest $480,000 in the joint venture in the next six months for an 80% ownership share.

We aim to build a platform to commercialize bio-technological research and development results for applications in agriculture. In this respect, we are working on developing cooperative research relationships with several universities and institutions in China. We are also planning to acquire innovative technologies to reduce research and development costs and shorten commercialization cycles for bio-technological products. We are currently developing technologies related to applications of bio-fertilizer, livestock feed enhanced with bio-tech products, and veterinary disinfectants and drugs. These technologies have applications in the agriculture, natural resources and environmental conservation sectors. We may also acquire similar technologies from third parties in both China and the United States.

Our principal executive offices are located at 415 West Foothill Blvd., Suite 206, Claremont, CA 91711-2766. Our telephone number is (909) 626-2358.

The Offering

This offering relates to the sale of up to 27,685,365 shares of our common stock from time to time by certain of our stockholders, or persons who may become our stockholders upon the conversion of our convertible notes or exercise of our warrants. We refer to these persons throughout this prospectus as the “selling stockholders.” Approximately 18,310,912 of the offered shares relate to shares of common stock issuable upon conversion of our 6% Convertible Secured Notes (the “6% Notes”) issued pursuant to a Securities Purchase Agreement dated as of June 29, 2006. The terms of the 6% Notes, as well as the terms of other of our convertible notes and warrants held by selling stockholders, are described in this prospectus under the heading “Selling Stockholders” beginning on page 55.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we will incur expenses in connection with the registration of the shares of common stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Overview of Financial Condition

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not purport to represent the realizable or settlement values. We incurred a net loss of $1,327,759 and $2,728,673 during the fiscal years ended December 31, 2005 and 2004, respectively, and our current liabilities exceeded our current assets by $1,006,983 and $55,630 at December 31, 2005 and 2004, respectively. We had a stockholders’ deficiency of $564,993 at December 31, 2005. During the six months ended June 30, 2006, we also incurred a net loss of $1,201,926.  Our current liabilities exceeded our current assets by $20,679 at June 30, 2006.

Furthermore, we are continuing to develop our manufacturing facility and have not generated significant revenues from our operations. Until sufficient cash flow is generated from operations, we will have to utilize our capital resources or external sources of funding to satisfy our working capital needs. Our revenues from operations were disappointingly low during 2005 and the first half year of 2006 due to the temporary closing of our manufacturing facility for the planned upgrade to produce bacillus fertilizer and the failure of an anticipated financing in the second half of 2005 to fund the upgrade. These factors create substantial doubt about our ability to continue as a going concern.

Our independent certified public accountants, in their independent auditors’ reports on the consolidated financial statements as of and for the year ended December 31, 2005, 2004 and 2003, have expressed substantial doubt about our ability to continue as a going concern.

To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Summary Consolidated Financial Data

The following tables summarize historical consolidated financial data regarding our business and should be read together with “Management’s Discussion and Analysis or Plan of Operation” beginning on page 20 of this prospectus and our financial statements and related notes included elsewhere in this prospectus. The information below is only a summary and does not provide all of the information contained in our financial statements and related notes.

	Year ended December 31,		Six months ended June 30,
Consolidated Statement of Operations Data:	2004	2005	2005	2006
			(Unaudited)
Net sales	$1,300,251	$631,794	$1,018,303	$24,374
Cost of sales	641236	232,692	280,918	19,955
Gross profit	659,015	399,102	737,385	4,419
Operating expenses:
Consulting and professional fees	448,442	614,532	346,397	288,314
Officers' compensation	77,398	38,727	24,982	115,070
General and administrative	598,492	664,637	362,134	171,483
Research and development	49,622	11,264	8,423	16,362
Depreciation and amortization	52,798	106,283	51,189	70,232
Reverse merger cost	1,417,434	—	—	—
Total costs and expenses	2,644,186	1,435,443	793,125	661,461
Operating profit (loss)	(1,985,171)	(1,036,341)	(55,740)	(657,042)
Changes in fair value of warrants	—	—	—	53,652
Interest expense, net	(803,913)	(293,834)	(134,246)	(598,536)
Other income	60,411	2,416	2,416	—
Net loss	(2,728,673)	(1,327,759)	(187,570)	(1,201,926)
Other comprehensive income:
Translation adjustment	—	22,358	—	16,197
Comprehensive loss	($2,728,673)	($1,305,401)	($187,570)	($1,185,729)
Net loss per common share - basic and diluted	(0.074)	(0.026)	(0.004)	(0.020)
Weighted average number of common shares - basic and diluted	36,887,339	50,957,995	44,771,631	60,423,775

	As of December 31,		As of June 30,
Consolidated Balance Sheet Data:	2004	2005	2006
			(unaudited)
Cash and cash equivalents	$17,049	$14,576	$673,371
Working Capital	(55,630)	(1,006,983)	(20,679)
Total assets	3,130,983	3,121,688	3,929,468
Total liabilities	2,851,490	3,686,681	4,079,343
Total stockholders' equity (deficiency)	279,493	(564,993)	(149,875)

RISK FACTORS

An investment in our securities involves substantial risks. Prospective purchasers should consider the following risk factors in connection with other information contained in this prospectus before making a decision to purchase the securities offered. Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond our control. The following risk factors and other information included in this prospectus should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results, and cash flows could be materially adversely affected.

Risks Related to Our Business

Investors may not be able to adequately evaluate our business due to our short operating history, lack of significant revenue and limited product offerings.

We have only been operating our current business in ag-biotechnology since June 2002, providing a limited period for investors to evaluate our business model. Because of this limited operating history and the uncertain nature of the rapidly changing markets that we serve, we believe any prediction of future results of operations is difficult. We have generated insignificant revenue, have not been profitable, and incurred a severe decrease of sales in the second half of 2005 and 2006 due to the temporary closure of our manufacturing facility to conduct a planned upgrade, coupled with the failure of an anticipated financing to fund the upgrade. From the inception of our current business in ag-biotechnology on June 5, 2002 to June, 30, 2006 we had accumulated losses of $6,684,481. We also plan to introduce new innovative, cost-effective bio-tech products in the livestock industry, including bio-enhanced feed products and veterinary drugs. Since we have never entered into these fields before, and our products have not been tested by the market, we cannot guarantee that the predicted market performance of our new products will materialize.

We have not yet generated any profits and if we do not become profitable or obtain additional funding to implement our business plan our ability to continue as a going concern is in doubt.

We expect to continue to have operating losses for the foreseeable future as we are still in the process of exploring market, further research and product tests. We will require additional capital to implement our business plan and continue operating. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail or cease operations and consider a formal or informal restructuring or reorganization.

We have obtained four Fertilizers Registration Certificates under which we can produce and market microorganism microbial inoculum fertilizer, amino acid aoliar aomular fertilizer, organic fertilizer and water-run fertilizer. There can be no assurances that any of the intellectual property or products intended to be developed by us will be marketed successfully or that ultimately we can develop a sufficiently large production capacity and sufficiently large customer demand to operate on a profitable basis. Until sufficient cash flow is generated from operations, we will have to utilize our capital resources or external sources of funding to satisfy our working capital needs. Furthermore, our prospects must be evaluated in light of risks, uncertainties, expenses and difficulties frequently encountered by companies in an early growth stage.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements for the years ended December 31, 2005, 2004 and 2003, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern.

We depend on a few customers for a significant portion of our revenue.

Two customers together accounted for approximately 96.6% of our net sales for the fiscal year ended December 31, 2005. Three customers accounted for 22%, 10% and 9%, respectively, of our net sales for the six months ended June 30, 2006. The loss of any of our significant customers would result in a material reduction in our sales and results of operations. We do not have long-term contracts with any of our customers. Purchases generally occur on an order-by-order basis, and relationships exist as long as there is a perceived benefit to both parties. A decision by a major customer, whether motivated by competitive considerations, financial difficulties, and economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition. There can be no assurances that we will be able to retain these customers or further expand our customer base to reduce our dependence on a small number of customers. Our inability to generate new customers could negatively impact our business and our ability to continue as a going concern.

Our business is subject to seasonal fluctuations.

Our operating results have been and are expected to continue to be subject to seasonal trends. This trend is dependent on numerous factors, including the markets in which we operate, growing seasons, climate, economic conditions and numerous other factors beyond our control.

As for bio-fertilizer products, we generally expect the second and third quarters will be stronger than the first and fourth quarters, primarily because the second and third quarters correspond with the growing seasons in our primary markets in China. It is during those growing seasons when application of our products by our customers would be most beneficial and we therefore expect greater demand for our products during those periods. There can be no assurance that these operating patterns will occur. But we will seek to develop markets outside China such as in Southeast Asia to reduce the impact of seasonality.

Our operating results may fluctuate significantly, which may result in volatility or have an adverse effect on the market price of our common stock.

We have experienced, and expect to continue to experience, substantial variation in our net sales and operating results from quarter to quarter. Our business is subject to seasonal fluctuations due to growing seasons in different markets. We believe the factors that influence this variability of quarterly results include:

•	the timing and size of orders from major customers;

•	budgeting and purchasing cycles of customers;

•	the timing of enhancements to products or new products introduced by us or our competitors;

•	changes in pricing policies made by us, our competitors or suppliers, including possible decreases in average selling prices of products in response to competitive pressures;

•	fluctuations in general economic conditions; and

•	the status of operating cash.

We may also choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities. Due to fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

From January 1, 2005 to October 13, 2006, the market price for our common stock as quoted on the OTC Bulletin Board has ranged from a low of $0.007 to a high of $0.37 per share. High volatility in the market price of our common stock may result in lower prices for our common stock, making it more difficult for us to obtain equity financing on terms and conditions which are favorable to us, if at all. We expect to continue to incur losses in the near future as we develop and market our initial products. As a result, we will be dependent on additional debt or equity financing to fund our operations. If such financing is not available on terms which are acceptable to us, we may have to delay development of new products and/or reduce sales and marketing efforts for our existing products. Such actions may have an adverse effect on our results of operations. In addition, uncertainties with respect to our ability to raise additional capital would make operational planning more difficult for management.

Revocation of our right to use patents or other intellectual property rights could adversely impact the growth of our business.

We acquired a patent in April 2004 from China Agricultural University, entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing,” issued by the China Intellectual Property Bureau. On May 8, 2006, we entered into a technology transfer agreement with Jinan Kelongboao Bio-Tech Co., Ltd. with respect to the technology transfer and relating technical service for the AF-01 Anti-viral Aerosol. If our rights under this patent and technology transfer agreement are challenged or if we default on our obligations under applicable Chinese regulatory requirements, our right to use these forms of intellectual property could be revoked and we would no longer be permitted to use that them in our research, development and sales activities. Such a revocation or default could have an adverse impact on the growth of our business by reducing the introduction of new products, and consequently, sales.

Our success depends in part on our successful development and sale of products currently in the research and development stage.

Some of our product candidates are still in the research and development stage. The successful development of new products is uncertain and subject to a number of significant risks. Potential products that appear to be promising at early states of development may not reach the market for a number of reasons, including but not limited to, the cost and time of development. Potential products may be found to be ineffective or cause harmful side effects, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale or be uneconomical or fail to achieve market acceptance. For example, before marketing of the planned AF-01 Anti-viral Aerosol, there are several test, trial, evaluation procedures. Our failure to successfully develop and sell new products may delay or eliminate future acquisition plans and would most likely slow our development. Our plans to introduce additional proprietary products may not be realized as expected, if at all.

There can be no assurance that any of our intended products will be successfully developed or that we will achieve significant revenues from such products even if they are successfully developed. Our success is dependent upon our ability to develop and market our products on a timely basis. There can be no assurance that we will be successful in developing or marketing such products or taking advantage of the perceived demand for such products. In addition, there can be no assurance that products or technologies developed by others will not render our products or technologies non-competitive or obsolete. The China bio-fertilizer market is still in a very early stage and is very fragmented with many potential customers, but with no single producer or small group of producers dominating the market. To some extent, however, we also face competition from large chemical fertilizer manufacturers in China. These chemical fertilizer manufacturers have provided chemical fertilizers to farmers in China for several years and customers are more accustomed to using their established products as compared to new products.

Failure to adequately expand to address expanding market opportunities could have a material adverse effect on our business and results of operations.

We anticipate that a significant expansion of operations will be required to address potential market opportunities. There can be no assurances that we will expand our operations in a timely or sufficiently large manner to capitalize on these market opportunities. The anticipated substantial growth is expected to place a significant strain on our managerial, operational and financial resources and systems. While management believes it must implement, improve and effectively use our operational, management, research and development, marketing, financial and employee training systems to manage anticipated substantial growth, there can be no assurances that these practices will be successful.

Our success depends in part upon our ability to retain and recruit key personnel.

Our success is highly dependent upon the continued services of our executive officers, key product development personnel and key scientific personnel. Given the intense competition for qualified management and product development personnel in our industry, the loss of the services of any key management or product development personnel may significantly and detrimentally affect our business and prospects. We maintain employment agreements with two of our key personnel in China, Wei Li and Lianjun Luo. We do not have employment agreements with any other members of management or key personnel. There can be no assurance that we will be able to retain these personnel, and it may be time-consuming and costly to recruit qualified replacement personnel.

We currently do not have sufficient revenues to support our business activities, expect operating losses continue, and will require additional financing which we may not be able to secure.

We require substantial working capital to fund our business. In the short term, we still need to continue building out our bio-fertilizer manufacturing facility, adjust our product formula to improve product stability and optimize our product offerings, expand our sales and marketing efforts in China, expand our distribution base in China, introduce new veterinary drug products and acquire a small or medium sized bio-technology company or a factory with GMP qualification for this new product, and further invest in our livestock feed joint venture. In the long term, we plan to become a commercialization platform for world-class biotechnological research and development results for applications in agriculture, natural resources conservation and environmental protection, launch our products in the United States and other markets, continue our introduction of new products, create formal strategic alliances with selected United States companies to co-develop and/or co-market products in the United States and China, and form an international biotechnology research center in China for the research and development of agricultural, environmental and medical applications.

We incurred a severe decrease of sales in the second half of 2005 and the first half of 2006 due to the temporarily closing of our manufacturing facility for a planned upgrade and the failure of an anticipated financing that would have allowed us to construct a facility to produce bacillus fertilizer. We currently do not have sufficient revenues to support our business activities and we expect operating losses to continue. We will require additional capital to fund our operations and finance our research and development activities. Funding, whether from a public or private offering of debt or equity, a bank loan or a collaborative agreement, may not be available when needed or on favorable terms. Further, any significant equity or debt financing will require us to obtain consents from holders of our 6% Notes, which they may not give. If we are unable to obtain necessary financing in the amounts and on terms deemed acceptable, we will have to limit, delay, scale back or eliminate our research and development activities or future operations. Any of the foregoing may adversely affect our business and cause us to discontinue as a going concern.

Entering into equity or debt financings could result in dilution to existing stockholders.

We will be required to raise additional capital to fund our operations and finance our research and development activities through a public or private offering of debt or equity securities. Any equity financing could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. Debt financings will result in interest expense and likely subject us to negative covenants that would limit our operational flexibility, and if convertible into equity, could also dilute then-existing stockholders.

The risks associated with raising capital through collaborations and licensing agreements could adversely affect our business.

We will be required to raise additional capital to fund our operations and finance our research and development activities through collaborative and/or licensing agreements. Under these agreements, we may be subject to various restrictive covenants which could significantly limit our operating and financial flexibility and may limit our ability to respond to changes in our business or competitive environment. If we are unable to obtain necessary financing in the amounts and on terms deemed acceptable, we may have to limit, delay, scale back or eliminate our research and development activities or future operations. Any of the foregoing may adversely affect our business.

Restrictions on currency exchange may limit our ability to effectively receive and use our revenue.

Because most of our future revenues may be in the form of China Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund our business activities outside China or to make dividend or other payments in U.S. Dollars. Although the Chinese government introduced regulations since 1996 to allow greater convertibility of the Renminbi, for current account transactions significant restrictions still remain, including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

We may also be subject to foreign exchange risk and foreign ownership restrictions. The Chinese government is loosening its control on foreign exchange transactions, and has steadily appreciated Renminbi since relative to the U.S. dollar since July 2005. However, there can be no assurance that this policy will continue. More liberal foreign exchange policies will reduce our foreign exchange risk by increasing the liquidity of revenues generated in Renminbi. Fluctuations in the exchange rate of the Renminbi relative to the U.S. Dollar could adversely affect our results of operations by affecting our reported earnings for any given period. In addition, foreign ownership restrictions could also impact our ability to expand our business through investment and acquisition opportunities. If we are unable to pursue such strategic opportunities due to foreign ownership regulations,   the growth of our business could be limited.

Changes in China’s political, social, economic or legal systems could materially harm our business.

All of our manufacturing and production and the majority of our sales occur in China. Consequently, an investment in our common stock may be adversely affected by the political, social and economic environment in China. Under its current leadership, China has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time.

Our business and prospects are dependent upon agreements and regulatory approval with various entities controlled by Chinese governmental instrumentalities. Historically, our operations in China have received relatively favorable treatment from these instrumentalities as a result of the Chinese government’s policies of encouraging economic development and innovation, especially in underdeveloped regions. However, our operations and prospects would be materially and adversely affected by a change in China’s economic policies, which could make it more difficult for us to obtain necessary approvals from governmental authorities and to obtain economic incentives from governmental authorities. In addition, if the Chinese government elects not to honor certain contracts as a result of political change, it might be difficult to enforce these contracts against such governmental entities in China. In addition, the legal system of China relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances.

A slow-down in the Chinese economy may adversely effect our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any recessionary conditions will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may reoccur in the foreseeable future. The performance of the Chinese economy overall affects our profitability as expenditures for agricultural technological products may decrease due to slowing domestic demand.

Any recurrence of SARS, avian influenza or another widespread public health problem, could adversely affect our business and results of operations.

A renewed outbreak of SARS, Avian influenza or another widespread public health problem in China, where most of our revenue is derived, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following: (1) quarantines or closures of some of our offices and factories which would severely disrupt our operations, (2) the sickness or death of our key officers and employees, and (3) a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

Our ability to generate revenues could suffer if the Chinese ag-biotechnology market does not develop as anticipated.

The agriculture-biotechnology market in China, the primary market in which we do business, is in the early stages of development. While we believe the market opportunity looks promising, we expect that the market will take several years to develop. While it is difficult to project exactly how long it will take to develop the ag-biotechnology industry in China, we anticipate that it will take at least ten years to reach a level of development that is similar to the current state of the industry in the United States. Successful development of the ag-biotechnology market in China depends on the following: (1) continuation of governmental and consumer trends favoring the use of products and technologies designed to create sustainable agriculture; (2) educating the Chinese agricultural community and consumers about the uses of ag-biotechnology products; and (3) certain institutional developments such as governmental agricultural subsidies designed to promote the use of environmentally friendly ag-biotechnological products.

There are no assurances that these trends will continue, governmental subsidies will be offered, or that the Chinese agricultural community and consumers will be successfully educated about the uses of ag-biotechnology products. The conduct of business in the ag-biotechnology market involves high risks. There can be no assurances that the ag-biotechnology market in China will develop sufficiently to facilitate our profitable operation. While we believe that we will benefit from our first-mover advantage in a growing market, existing competitors and new entrants in the ag-biotechnology market are expected to create fierce competition in the future as the market evolves. Competitors and new entrants may introduce new products into the market that may detrimentally affect sales of our existing products, and consequently our revenues. We intend to fund operations through sales, debt and equity financings until such time as the ag-biotechnology market in China is sufficiently developed to support our profitable operation.

The admission of the People’s Republic of China into the World Trade Organization could lead to increased foreign competition for us.

Domestic competition in the compound fertilizer industry is largely fragmented and foreign competition is minimal. However, as a result of The People’s Republic of China becoming a member of the World Trade Organization (“WTO”), import restrictions on agricultural products are expected to be reduced. With the lowering of import restrictions and the WTO’s requirement for a reduction of import tariffs as condition of membership, such reduced import restrictions and tariffs for us may result in an increase of foreign products and could in turn lead to increased competition in the domestic agricultural market.

We may not be able to adequately protect our intellectual property rights, and may be exposed to infringement claims from third parties.

Our success will depend in part on our ability to obtain patent protection for our technology, to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. We have several trademarks registered in China, which will be protected by the trademark laws in China for ten years and are renewable at the expiration of the initial ten year term. In addition, we acquired a China patent in 2004 from the China Agricultural University entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing,” issued by China Intellectual Property Bureau, which has a remaining term of seven years, and entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co., Ltd. (“JKB”) on the technology transfer and relating technical service for the AF-01 Anti-viral.

We may also file patents with the PRC Intellectual Property Bureau and/or the U.S. Patent and Trademark Office as we deem appropriate, or buy other patents such as above said anti-viral aerosol agent patents. There can be no assurance that the patents applied for will be reviewed in a timely manner, that any additional patents will be issued or that any patents issued will afford meaningful protection against competitors with similar technology or that any patents issued will not be challenged by third parties. There also can be no assurance that others will not independently develop similar technologies, duplicate our technologies or design around our technologies whether or not patented. There also can be no assurance that we will have sufficient resources to maintain a patent infringement lawsuit should anyone be found or believed to be infringing our patents. There also can be no assurance that the technology ultimately used by us will be covered in any additional patent applications that we may file. We do not believe that our technology infringes on the patent rights of third parties. However, there can be no assurance that certain aspects of our technology will not be challenged by the holders of other patents or that we will not be required to license or otherwise acquire from third parties the right to use additional technology. The failure to overcome such challenges or obtain such licenses or rights on acceptable terms could have a material adverse affect on us, our business, results of operations and financial condition.

The processes and know-how of importance to our technology are dependent upon the skills, knowledge and experience of our technical personnel, consultants and advisors and such skills, knowledge and experience are not patentable. To help protect our rights, we require employees, significant consultants and advisors with access to confidential information to enter into confidentiality and proprietary rights agreements. There can be no assurance, however, that these agreements will provide adequate protection for our trade secrets, know-how or proprietary information in the event of any unauthorized use or disclosure. There can be no assurance that we will be able to obtain a license for any technology that we may require to conduct our business or that, if obtainable, such technology can be licensed at a reasonable cost. The cost of obtaining and enforcing patent protection and of protecting proprietary technology may involve a substantial commitment of our resources. Any such commitment may divert resources from other areas of our operations. We may be required to license or sublicense certain technology or patents in order to commence operations. There can be no assurance that we will be able to obtain any necessary licenses or to do so on satisfactory terms. In addition, we could incur substantial costs in defending ourselves against suits brought by other parties for infringement of intellectual property rights and there are no assurances that we will have the resources to do so.

We may become involved in intellectual property litigation, the defense of which could adversely impact our business operations.

Currently we have one patent in China (Patent Number ZL93 101635.5 and International patent classification Number A01N 63/00), which covers six different species of bacillus which have been tested as bio-fertilizers to enhance yield and plant health as well as the production methods of the six species. The patent will expire on February 19, 2013. Pursuant to Technology Transfer Agreement dated on May 8, 2006, we will acquire the AF-01 Anti-viral Aerosol technology.

While we have not received any allegations, complaints or threats of litigation relating to any intellectual property rights, we may, from time to time, become involved in litigation regarding patent and other intellectual property rights. From time to time, we may receive notices from third parties of potential infringement and claims of potential infringement. Defending these claims could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us, or at all. In addition, third parties may attempt to appropriate the confidential information and proprietary technologies and processes used in our business, which we may be unable to prevent and which would harm the businesses and our prospects.

We face technical risks associated with commercializing our technology which could have a material adverse impact on our business results and operations.

A key to our future success is the ability to produce our planed animal flu disinfector, livestock feed and bacillus series of products at lower costs than our competitors. Although we are currently utilizing our proprietary technology to produce such products at lower costs, our method for producing such products on a commercial basis has only recently begun. Further, although results from recent independent tests and our early production results have been encouraging, the ability of our technology to commercially produce such products at consistent levels is still being evaluated. There can be no assurance that we will continue to be able to produce such products at lower costs than our competitors, nor that our technology will be able to commercially produce such products at consistent levels.

We have limited business insurance coverage.

The insurance industry in China is still in its early stage of development. Insurance companies in China offer limited business insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

We have risks associated with recent urea contracts.

On July 31, 2006, we entered into an irrevocable agreement with Shengkui Technologies, Inc. to purchase from Shengkui 1,200,000 metric tons of urea conforming to certain specifications set forth in the agreement. Pursuant to the agreement, Shengkui is committed to deliver to us the entire stated quantity in multiple shipments of 25,000 metric tons within 18 months from the date of the agreement. The aggregate value of contracted deliveries under the agreement is approximately US$162,000,000, based on a value of US$135 per metric ton. On July 28, 2006, we entered into an irrevocable agreement with Hua Yang Roneo Corporation to sell to Hua Yang Roneo 200,000 metric tons of urea conforming to certain specifications set forth in the agreement. Pursuant to the agreement, we are committed to deliver to Hua Yang Roneo the entire stated quantity in multiple shipments of 25,000 metric tons within 18 months from the date of the agreement. The aggregate value of contracted deliveries under the agreement is approximately US$34,000,000, based on a value of US$170 per metric ton.

The Shengkui contract may create the potential for significant revenue generation for the company, but also imposes significant financial risk on us if we are unable to procure commitments to purchase the remaining 1,000,000 metric tons of urea in excess of that committed to by Hua Yang Roneo. If we cannot procure such commitments, and are unable to renegotiate our contract with Shengkui, we may be subject to claims by Shengkui for damages due to breach of contract. The enforcement of such a claim would reduce our net worth, and potentially exceed our ability to pay, resulting in loss of some or all of our stockholders’ investment in the Company.

Risk Related to Our Common Stock

If an active trading market for our securities does not remain in existence, the market price of our securities may decline and stockholders’ liquidity may be reduced.

Our common stock is quoted on the OTC Bulletin Board, however, trading volume is very limited. We cannot guarantee that trading volumes to sustain a regular trading market will ever develop. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system. Market prices for our common stock will be influenced by a number of factors, including: (1) the issuance of new equity securities; (2) changes in interest rates; (3) competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; (4) variations in quarterly operating results; (5) change in financial estimates by securities analysts; (6) the depth and liquidity of the market for our common stock; (7) investor perceptions of our company and the ag-biotechnology industry generally; and (8) general economic and other conditions.

The designation of our common stock as “penny stock” could impact the trading market for our common stock due to broker-dealer requirements imposed by the designation of our common stock as “penny stock.”

Our common stock is a “penny stock” as defined in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended, as it meets the following definitions: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; and (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the Securities and Exchange Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Provisions in our charter and the corporate law of our state of incorporation could deter or prevent an acquisition or change of control.

Provisions of our certificate of incorporation may deter or prevent a change in control of management. Specifically, our certificate of incorporation allows our Board of Directors to issue 20,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that the Board of Directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our certificate of incorporation may inhibit changes of control.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s Board of Directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

These provisions could also limit the price that future investors might be willing to pay in the future for our common stock. This could have the effect of delaying, deferring or preventing a change in control of our Company and/or a change in the members our Board of Directors. The issuance of preferred stock could also effectively limit or dilute the voting power of our stockholders. Accordingly, such provisions of our certificate of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

Investors should not rely on an investment in our common stock for dividend income as we do not intend to pay dividends in the foreseeable future.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Therefore, investors should not rely on an investment in our common stock if they require dividend income. The only income in the foreseeable future such investors will receive from an investment in our common stock will come from increases in the market price of our common stock. There can be no assurances that the market price of our common stock will increase or continue to increase, and such increases will most likely be uncertain and unpredictable. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

It may be difficult for investors to enforce a service of process or enforce liabilities against us.

We are incorporated in the State of Delaware, and our principal executive offices are located in the State of California. However, substantially all our fixed assets and operations are located in the PRC. In addition, some of our directors and officers are Chinese citizens and residents. As a result, it may be more difficult for investors or other third parties to attach our assets in enforcement of a judgment against us or to enforce liabilities and obligations against us in certain circumstances. It may also be difficult to enforce service of process against directors and officers in China.

Risk Relating to Our Current Financing Arrangement

Future sales by our stockholders may negatively affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market during and following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. As of October 13, 2006, we had 68,682,576 shares of common stock outstanding, of which 4,446,646 are being registered for resale hereunder and of which approximately 34,120,000 of which we estimate have been held more than two years and are freely tradable under rule 144. We are currently registering up to 27,685,365 shares of common stock for resale by the selling stockholders.

There are a large number of shares underlying our convertible notes and warrants which may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of October 13, 2006, we had $1,592,500 of 6% Notes outstanding that may be converted into an estimated 11,902,093 shares of common stock and we had outstanding 6% Note Warrants to purchase 12,250,000 shares of common stock. Additionally, we have an obligation in the future to sell $857,500 of 6% Notes that may be converted into an estimated 6,408,819 shares of common stock at current market prices. In addition to the 6% Notes and Warrants we had outstanding convertible notes, warrants and other instruments issuable for approximately 9,673,957 shares as of October 13, 2006. Of particular risk is the fact that the number of shares of common stock issuable upon conversion of the outstanding 6% Notes and certain of our other outstanding convertible notes will increase if the market price of our stock declines. All of the shares issuable upon conversion of convertible notes or exercise of our warrants held by the selling stockholders may be sold without restriction under securities laws. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our 6% notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

Our obligation to issue shares upon conversion of our 6% Notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our 6% Notes, based on market prices 25%, 50% and 75% below the market price as of October 13, 2006 of $0.223.

% Below Market	Price Per Share	Discount of 40%	Number of Shares
25%	0.167	0.100	24,500,000
50%	0.112	0.067	36,567,164
75%	0.056	0.034	72,058,824

As illustrated, the number of shares of common stock issuable upon conversion of our 6% Notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our 6% notes may have a depressive effect on the price of our common stock.

The 6% Notes are convertible into shares of our common stock at a 40% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could have an adverse effect on our stock price. In addition, not only the sale of shares issued upon conversion or exercise of 6% Notes and 6% Note Warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the 6% notes and exercise of outstanding 6% note warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the 6% Notes and exercise of the 6% Note Warrants will result in substantial dilution to the interests of other stockholders since the selling stockholders may sell the full amount issuable on conversion. Although the 6% Note holders may not convert their 6% Notes and/or exercise their 6% Note Warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent them from converting and/or exercising some of their holdings, selling the underlying shares and then converting the rest of their holdings. In this way, 6% Notes holders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In the event that our stock price declines, the shares of common stock allocated for conversion of the 6% notes and registered pursuant to this prospectus may not be adequate and we may be required to file a subsequent registration statement covering additional shares and further amend our certificate of incorporation to increase our authorized shares of common stock. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the 6% Notes, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the 6% Notes. Accordingly, we have allocated an aggregate of 18,310,912 shares to cover the conversion of the 6% Notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the 6% Notes and are registering hereunder may not be adequate. If the shares we intend to allocate to the registration statement are not adequate and we are required to file an additional registration statement and further amend our Certificate of Incorporation to increase our authorized shares of common stock, we may incur substantial costs in connection with the preparation and filing of such registration statement. Specifically, pursuant to the registration rights agreement relating to the 6% Notes, if the registered shares of common stock are insufficient to cover all of the 6% Notes upon conversion, we must file a registration statement within 15 days and cause it to go effective in 120 days thereafter. If we fail to do that we are obligated to pay the 6% Notes holders liquidated damages of 2% of the outstanding principal amount of the 6% Notes per month, prorated for partial months. Registration penalties are limited to 10% of the principal amount of the Notes.

Pursuant to the securities purchase agreement relating to the sale of the 6% Notes, we must reserve for purposes of issuance a number of shares of common stock that is not less than 110% of the number of shares of common stock issuable upon full conversion of the 6% Notes based on the average conversion price of the 6% Notes and full exercise of the 6% Note Warrants based on the average exercise price of the 6% Note Warrants. Where the authorized shares of common stock are insufficient, if we fail to obtain shareholder approval to increase authorized shares within 60 days, we are obligated to pay the 6% Notes holders liquidated damages of 2% of the outstanding amount of the 6% Notes per month plus accrued and unpaid interest on the 6% Notes, prorated for partial months, in cash or in shares of common stock at our option. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock, from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders.

If we are required for any reason to repay our outstanding 6% notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the 6% notes, if required, could result in legal action against us, which could require the sale of substantial assets.

The 6% Notes were sold pursuant to a Securities Purchase Agreement we entered into in June 2006. The 6% Notes are due and payable, with 6% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $1,592,500 of 6% Notes outstanding, the investors are obligated to purchase additional secured convertible note in the principal amount of $857,500.In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $100,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the 6% Notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the 6% Notes will be converted into shares of our common stock, in accordance with the terms of the 6% Notes. If we were required to repay the 6% Notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the 6% Note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an event of default occurs under the securities purchase agreement, 6% notes, 6% note warrants, security agreement or intellectual property security agreement, the investors could foreclose on our assets.

In connection with the Securities Purchase Agreement we entered into in June 2006, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements and Intellectual Property Security Agreements state that if an event of default occurs under the Securities Purchase Agreement, the 6% Notes, the 6% Note Warrants, the Security Agreement or the Intellectual Property Security Agreement, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements. If the investors were to foreclose on our assets, investors may lose all or substantially all of their investment.

The sale of our stock under the Securities Purchase Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances the provision of financing based on the distribution of equity/convertible notes for companies that are quoted on the OTC Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. Since the registration statement for this offering is effective, the number of freely tradable shares will significantly increase, thus there is a possibility that the balance of sell side pressure would overwhelmingly exceed that of the buying side. As a consequence, the price of shares will drop considerably. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline significantly and quickly. It is not possible to predict if the circumstances exist under which short sales could materialize or to what level our stock price could decline. In some companies that have been subjected to short sales the stock price has dropped to near zero.

We may not be able to access sufficient funds when needed.

We are dependent on external financing to fund our operations. Our financing needs are expected to be more than the available proceeds from the sale of the 6% Notes and warrants. Under the terms of the 6% Notes, we may not incur any debt (subject to certain exceptions) without obtaining the consent of the 6% Note holders. Further, the Securities Purchase Agreement for the 6% Notes places an obligation on us to present any term sheet received from any potential investor to the 6% Note holders for their consideration and first right of participation for as long as the 6% Notes are outstanding. These provisions may be a material obstacle for future financing. No assurances can be given future financings will be available in sufficient amounts or at all when needed.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 4. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed for trading on the OTC Bulletin Board under the symbol “KWBT.OB.” Our common stock has been quoted on the OTC Bulletin Board of the NASD under the symbol “KWBT.OB” since March 30, 2004, and was quoted under the symbol “TTGM.OB” prior to the merger in March 2004. During 2005, the market price for our common stock has ranged from $0.059 to $0.007. From the beginning of 2006 to October 13, 2006, the market price for our common stock has ranged from $0.30 to $0.0062.

The following table sets forth the high and low bid quotations per share of our common stock as reported on the OTC Bulletin Board for the periods indicated. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year 2004	High	Low
First Quarter	$0.50	$0.12
Second Quarter	$0.75	$0.32
Third Quarter	$0.45	$0.09
Fourth Quarter	$0.10	$0.06

Fiscal Year 2005	High	Low
First Quarter	$0.059	$0.0122
Second Quarter	$0.023	$0.007
Third Quarter	$0.0155	$0.0102
Fourth Quarter	$0.014	$0.0091

Fiscal Year 2006	High	Low
First Quarter	$0.085	$0.0062
Second Quarter	$0.30	$0.11
July 1, 2006 through October 13, 2006	$0.32	$0.171

The foregoing high and low bid quotations take into account the 4-for-1 stock split of our shares that occurred during the first quarter of 2004, and the 1-for-10 reverse stock split that occurred during the first quarter of 2003.

Holders

As of October 13, 2006, there were approximately 426 holders of record of our common stock.

Dividends

We have not paid any dividends on our common shares since our inception and do not anticipate that dividends will be paid at any time in the immediate future. We intend to retain any earnings to finance the growth of the business. Whether we pay any cash dividends in the future will depend on the financial conditions, results of operations and other factors that our board of directors will consider.

Authorized and Unissued Stock

The authorized but unissued shares of our capital stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. In the event of an unsolicited tender offer or takeover proposal, the increased number of shares could give us greater opportunity to issue shares to persons who are friendly to management. The shares might also be available to make acquisitions or enter into other transactions that might frustrate potential acquirers.

2004 Stock Incentive Plan

On May 10, 2004, our Board of Directors determined that it was in our best interest to provide equity incentives to certain of our directors, officers and employees and/or consultants and adopted, subject to stockholder approval, our 2004 Stock Incentive Plan. On June 3, 2004, our stockholders approved the Plan. Under the Plan, we may issue to qualifying participants options and stock purchase rights with respect to up to 1,047,907 shares of our common stock, of which not more than 350,000 shares may be granted to any participant in any fiscal year. Our Board of Directors has approved an amendment to the Plan to increase the number of shares reserved for options and other stock awards under it to 3,047,907, and to increase the limit on the number of shares that may be granted to any participant in a fiscal year to 500,000. The proposed amendment is described in detail in the Company’s definitive proxy statement, which was filed with the SEC on August 9, 2006. At the annual meeting of the stockholders held on September 12, 2006, the amendment was approved by the required vote of the Company’s stockholders.

The Plan is a key aspect of our compensation program, designed to attract, retain, and motivate the highly qualified individuals required for our long-term success. As of October 13, 2006, we had not made any grants under our 2004 Stock Plan. Options issued under the Plan will expire ten years from the date of grant. The options which are not issued to an officer, a director or a consultant, will become exercisable at least as rapidly as 20% per year over the five-year period commencing on the date of grant.

Stock Option and Stock Appreciation Rights Granted

We did not grant any stock options or stock appreciation rights (“SARs”) to any officers or directors during 2005 and have not granted any in 2006.

Aggregate Option and SAR Exercises in 2005 and Fiscal Year-End Values

No stock options or SARs were exercised by any officers or directors in 2005 or as of October 13 2006. As of October 13, 2006, none of our named executive officers held any stock options or SARs. We did not adjust or amend the exercise price of any stock options or SARs previously awarded to any named executive officers during 2005 or through October 13, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OPERATION

The following discussion and analysis of financial condition and results of operations relates to management’s review of the factors that affected our financial condition and operating performance for the years ended December 31, 2004 and 2005 and for the quarterly period ended June 30, 2006. The following discussion and analysis should be read in conjunction with the audited consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004 and related notes thereto and consolidated financial statements as of and for the three and six month periods ended June, 30, 2006 and related notes thereto.

In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Our consolidated financial statements including the notes thereto, together with the reports thereon of Mao & Company CPAs, Inc. and Grobstein, Horwath & Company, LLP are presented beginning on page F-1.

Overview

The Company took its present corporate form in March 2004 when Tintic Gold Mining Company, a Utah public corporation, merged with and into Kiwa Bio-Tech Products Group Ltd., a privately-held British Virgin Islands corporation. For accounting purposes this transaction was treated as an acquisition of Tintic Gold Mining Company by Kiwa Bio-Tech Products Group Ltd. in the form of a reverse triangular merger and a recapitalization of Kiwa Bio-Tech Products Group Ltd. and its wholly owned subsidiary, Kiwa Bio-Tech Products (Shandong) Co., Ltd. (“Kiwa Shandong”). On July 22, 2004, we completed our reincorporation in the state of Delaware.

We have established two subsidiaries in China, Kiwa Shandong in 2002 and Tianjin Kiwa Feed Co., Ltd. in July 2006. The following chart presents the Company’s structure.

Our business plan is to develop, manufacture, distribute and market innovative, cost-effective and environmentally safe bio-technological products for agriculture markets located primarily in China. The Company’s product initiatives can be divided into three primary categories - bio-fertilizers and related products; biologically enhanced feed for livestock; and an animal flu disinfector delivered by aerosol. We intend to improve existing products and to develop new products. Our activities to date have included conducting research and development, acquiring and developing intellectual property, raising capital, developing a manufacturing facility, entering into strategic relationships, and marketing our products.

Bio-fertilizer. We have developed a number of bio-fertilizer and other products for plants and are developing more. Our first product, a photosynthetic bacteria based biological catalyst, was introduced in China’s agricultural market in November 2003. We had significant sales of this product in 2004 and the first half of 2005, but sales have been significantly reduced since then due to the temporary shutdown of our manufacturing facility. In the second half of 2005 we interrupted production at our manufacturing facility with the intention of upgrading the it to produce a new, potentially lucrative series of bacillus bacteria based fertilizer. Unfortunately an anticipated financing in the second half of 2005 did not close which contributed to a shortage of working capital and prevented us from upgrading our facility as planned. Our sales volume in the second half of 2005 declined severely as a result of the temporarily closing of our manufacturing facility and the delay of the launching of the new bacillus fertilizer product as planned. In the first half of 2006, we have begun to increase our production levels, but the volume of production and sales remains low.

Our photosynthetic bacteria based fertilizers are protected by trade secret. Our bacillus bacteria based fertilizers are protected by patents. On April 12, 2004, we entered into an agreement with China Agricultural University to acquire patent Number ZL 93101635.5 entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing,” which was originally granted by the PRC Intellectual Property Bureau on July 12, 1996. There are no limitations under this agreement on our exclusive use of the patent. The patent covers six different species of bacillus which have been tested as bio-fertilizers to enhance yield and plant health. The production methods of the six species are also patented. The patent will expire on February 9, 2013.

We have obtained four Fertilizer Registration Certificates from the Chinese government - one covering our photosynthetic bacteria fertilizer, and three covering our bacillus bacteria fertilizer. Some of our products contain ingredients of both photosynthesis and bacillus bacteria.

Currently our manufacturing facility has the capability to produce leaf fertilizer (ZHIGUANGYOU, JINPENGJIABAO, PENDUOSHOU), additional fertilizer (YIMULING, CHAOFEIBAO, ZHIGUANGYOU) and ground fertilizer (ZHIGUANGYOU II). Currently, due to the lack of our own bacillus production capability, we purchased semi-manufactured bacillus goods and reprocessed our products with other fertilizer components according to our particular fertilizer prescriptions. When we have sufficient resources, we plan is to upgrade our facility to 1,000 metric tons. These upgrades are expected to cost $300,000.

Livestock Feed. On July 11, 2006, we completed the formation of a joint venture with Tianjin Challenge Feed Co., Ltd. (“Challenge Feed”) to engage in the developing, manufacturing and marketing of biologically enhanced feed for livestock. The joint venture will be located in Tianjin, China and operated through Tianjin Kiwa Feed Co., Ltd. (“Kiwa Tianjin”), a jointly-owned limited liability company organized under the laws of the PRC. Pursuant to a joint venture agreement we agreed to invest $480,000 in cash for 80% of the equity of Kiwa Tianjin. For 20% equity of Kiwa Tianjin, Challenge Feed agreed to invest machinery and equipment used in bio-feedstuff production lines with an agreed value of $120,000. Under the joint venture agreement, both we and Challenge Feed are required to make capital contributions within six months of the date that Kiwa Tianjin receives its business license. As of October 13, 2006, we had contributed $230,000 of our committed capital.

Kiwa Tianjin ’s total annual production capacity is expected to be approximately 40,000 metric tons of concentrated and supportive feeds and it began producing sales from August 2006.

Avian Flu Disinfector. On May 8, 2006 we entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co., Ltd. ("JKB"). Pursuant to the agreement, JKB agreed to transfer its AF-01 Anti-Viral Aerosol technology for veterinary medicine applications to the Company. The AF-01 aerosol technology is a broad-spectrum antiviral agent with potent inhibitory and/or viricidal effects on a variety of RNA viruses found in animals and fowls such as bird flu. We acquired the exclusive production right and other related rights to produce an anti-viral aerosol drug for use with animals. Our hope is to develop a commercialized product in the form of spray for applying in fowl houses and other animal holding facilities to prevent and cure virus-caused diseases. Before our product is ready for the market we must receive an appropriate medicine certification from the Chinese government, acquire a factory with GMP qualification, and pass a number of other evaluations and qualifications described in more detail under “BUSINESS”, below.

Results of Operations and Financial Resources. Since inception of our bio-ag business, we have generated approximately $2 million of revenue in total, of which $40 thousand was generated in 2003, $1.3 million in 2004, $630 thousand in 2005 and $24 thousand in the first half year of 2006, respectively. The marked decrease in the second half of 2005 and the first half of 2006 is due to the temporary closing of our manufacturing facility for a planned upgrade to manufacture bacillus fertilizer and the failure of an anticipated financing in the second half of 2005 to finance the upgrade.

We have been unprofitable since inception of our bio-ag business, and our liabilities continue to exceed our assets. As of June, 30, 2006, we had an accumulated deficit of $6,684,481, among which we incurred net losses of 1,201,906, $1,327,759 and $2,728,673 for the first half of 2006 and for the fiscal years ending December 31, 2005 and December 31, 2004, respectively.

Due to our limited revenues from sales, we have relied on the proceeds from the sale of our equity securities and loans from both unrelated and related parties to provide the resources necessary to fund the development of our business plan and operations. During the first half of 2006, we raised $75,633 in debt financing from two related parties and $745,416 for the issuance of common stock under a stock purchase agreement dated as of March 10, 2006. As of October 13, 2006, we raised $1,592,500 for the payments in respect of the issuance of our 6% Notes, of which the total commitment is $2,450,000 (see further discussion of 6% Notes transaction below and at Note 11 to the Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006 ).

In the next six months, we expect to apply the proceeds from the sale of the 6% Notes as follows: approximately $550,000 of the offering was used or will be used to satisfy fees and expenses of the offering, and to satisfy accounts payable to service providers, approximately $400,000 will be applied to our bio-fertilizer project (research, development and sale of bio-fertilizers), $480,000 is committed to our Kiwa Tianjin livestock feed joint venture, and approximately $1,020,000 will be applied to our AF-01 anti-viral aerosol agent project (research, development and sale of anti-viral aerosol agents) .

These funds are insufficient to execute our business plan as currently contemplated, and we will need to seek other sources of funding to sustain our operations. If we can achieve the necessary financing, our plan is to continue develop our manufacturing facility. As of June 30, 2006, we have invested approximately $1.4 million in the first phase of our manufacturing facility, including $1 million in buildings and $450,000 in equipment. We estimate that the total investment for the completion of the construction of our manufacturing facility for bacillus fertilizer, livestock feed and anti-viral aerosol agent products and the respective marketing and distribution costs will be approximately $5 million over an estimated two-year period.

We do not anticipate generating sufficient positive internal operating cash flow to fund our planned operations for several years. In the next year, we intend to raise additional capital through the issuance of debt or equity securities to fund the development of our planned business operations, although there can be no assurances that we will be successful in obtaining this financing. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Major Customers and Suppliers

Three customers accounted for 20%, 12% and 10%, respectively, of our net sales for the three months ended June 30, 2006 and two other customers accounted for 52% and 47%, respectively, of our net sales for the three months ended June 30, 2005. Three customers accounted for 22%, 10% and 9%, respectively, of our net sales for the six months ended June 30, 2006 and 38%, 32% and 28%, respectively, of our net sales for the six months ended June 30, 2005.

Three suppliers accounted for 31%, 17% and 11%, of our purchases of raw materials for the three months ended June 30, 2006 and two suppliers accounted for 53% and 38%, respectively, of our purchases of raw materials for the three months ended June 30, 2005. Three suppliers accounted for 38%, 19% and 10%, respectively, of our purchases of raw materials for the six months ended June 30, 2006 and 48%, 34% and 6%, respectively, of our purchases of raw materials for the six months ended June 30, 2005. The raw materials used in our products are available from a variety of alternative sources.

We have two significant customers accounting for 51.3% and 45.3%, of our net sales for the fiscal year ended December 31, 2005, respectively. No other single customer accounted for more than 3% of our revenues. These two customers are leading agricultural distributors in the eastern and northern regions of China. During the fiscal year ended December 31, 2005, the total number of customers increased although the total sales volume dropped. However, our revenues generated during the fiscal year ended December 31, 2005 were approximately $630,000, reflecting a decrease of 51.4% compared to the revenues generated during the fiscal year ended December 31, 2004. This marked decrease is mainly due to the temporarily closing of our manufacturing facility for the planned upgrade and the failure of an anticipated financing in the second half of 2005.

Three suppliers accounted for 64.0%, 17.2% and 12.5% of our net purchases for the fiscal year ended December 31, 2005, respectively. Our total purchases increased to $606,965 during the fiscal year 2005 compared with $526,897 during the fiscal year 2004.

Going Concern

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not purport to represent the realizable or settlement values. As of June, 30, 2006, we had an accumulated deficit of $6,684,481, among which we incurred net losses of 1,201,906, $1,327,759 and $2,728,673 for the first half of 2006 and for the fiscal years ending December 31, 2005 and December 31, 2004, respectively. Our current liabilities exceeded our current assets by $20,679, $1,006,983 and $55,630 at June 30, 2006, December 31, 2005 and 2004, respectively. We had a stockholders’ deficiency of $149,875 and $564,993 at June, 30, 2006 and December 31, 2005 respectively.

Furthermore, we are continuing to develop our manufacturing facility and have not generated significant revenues from our operations. Until sufficient cash flow is generated from operations, we will have to utilize our capital resources or external sources of funding to satisfy our working capital needs. Our revenues from operations were disappointingly low during 2005 and the first half year of 2006 due to the temporary closing of our manufacturing facility for the planned upgrade to produce bacillus fertilizer and the failure of an anticipated financing in the second half of 2005 to fund the upgrade. These factors create substantial doubt about our ability to continue as a going concern.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements for the year ended December 31, 2005, 2004 and 2003, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern.

In the near future, we may raise additional capital through the issuance of debt or equity securities to fund the development of our planned business operations, although there can be no assurances that we will be successful in obtaining this financing. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Results of Operations

Comparison of Three Months and Six Months Ended June 30, 2006 and 2005

Net Sales. Net sales were $13,351 and $607,611 for the three months ended June 30, 2006 and 2005 respectively, representing a 98% decrease. The primary cause of low sales in the second quarter of 2006 was the halt in operations at our manufacturing facility in the second half of 2005 to upgrade the facility to produce bacillus fertilizer. This upgrade was delayed due to the failure to obtain expected financing for it in the second half of 2005. We restarted production in the late first quarter of 2006 but volume has been low due to a shortage of working capital. In addition, sales in the first quarter of 2006 were low because the first quarter is a low season for products in China and net sales for the three months ended June 30, 2005 were mainly attributable to exports.

Net sales were $24,374 and $1,018,303 for the six months ended June 30, 2006 and 2005 respectively, representing a 98% decrease. The primary cause of low sales in the first half of 2006 was the halt in operations at our manufacturing facility in the second half of 2005 to upgrade the facility to produce bacillus fertilizer. This upgrade was delayed due to the failure to obtain expected financing for it in second half of 2005. We restarted production in the late first quarter of 2006 but volume has been low due to a shortage of working capital. In addition, sales in the first quarter of 2006 were low because the first quarter is a low season for products in China and most of the net sales for the six months ended June 30, 2005 were attributable to exports.

Cost of Sales. Costs of sales were $12,545 and $205,945 for the three months ended June 30, 2006 and 2005, respectively. The decrease of $193,400, or 94%, in cost of sales was primarily due to the reduction of sales volume.

Costs of sales were $19,955 and $280,918 for the six months ended June 30, 2006 and 2005, respectively. The decrease of $260,963, or 93%, in cost of sales was primarily due to the reduction of sales volume.

Gross Profit (Loss). Gross profit was $806 and $401,666 for the three months ended June 30, 2006 and 2005, representing a profit margin of 6% and 66% respectively. Gross profit was $4,419 for the six months ended June 30, 2006 representing a profit margin of 18%. Gross profit was $737,385 for the six months ended June 30, 2005, a profit margin of 72%.

The drop of the gross margin for the three months and six months ended June 30, 2006 was mainly attributable to fixed overhead while net sales were significantly decreased during the periods.

Consulting and Professional Fees. Consulting and professional fees were $243,914 and $209,824 for the three months ended June 30, 2006 and 2005 respectively, representing a increase of $34,090 or16%. The increase for the second quarter was mainly due to increase of legal fee and other fees relating to new financing activities. Consulting and professional fees were $288,314 and $346,397 for the six months ended June 30, 2006 and 2005, respectively, representing a decrease of $58,083 or 17%. The higher consulting and professional fees for the first half of 2005 were primarily attributable to consulting and professional fees paid to Cornell Capital in connection with the financing completed in January 2005.

Officers’ Compensation. Officers’ compensation increased by $92,470, or 556%, to $109,102 for the three months ended June 30, 2006, as compared to $16,632 for the three months ended June 30, 2005. Officers’ compensation increased by $90,088, or 361%, to $115,070 for the six months ended June 30, 2006, as compared to $24,982 for the six months ended June 30, 2005. The increase in both periods is primarily due to the two employment agreements with two key executives, commencing on January 1, 2006 (See Note 14 to the Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006 ) and the fair value of shares as compensation to an employee charged to expenses in the second quarter of 2006. Moreover, one of these two key executives, Mr. Wei Li, did not earn any compensation during the same periods of 2005.

General and Administrative. General and administrative expense was $99,261 for the three months ended June 30, 2006, as compared to $114,334 for the same period of 2005, a decrease of $15,073, or 13%. General and administrative expense was $171,483 for the six months ended June 30, 2006, as compared to $362,134 for the same period of 2005, a decrease of $190,651, or 53%. The decrease was primarily due to reduction in our operations and staff for the three months and six months ended June 30, 2006, as compared to the same periods of 2005.

General and administrative expenses mainly include salaries, travel and entertainment, rent, office expense, telephone expense and insurance costs.

Research and Development. Research and development expense increased $7,318, or 640%, to $8,461 for the three months ended June 30, 2006, as compared to $1,143 for the three months ended June 30, 2005. The increase is mainly due to the increased field testing for our new products and the increased depreciation on the research equipment purchased in the fourth quarter of 2005.

Research and development expense increased $7,939, or 94%, to $16,362 for the six months ended June 30, 2006, as compared to $8,423 for the six months ended June 30, 2005. The increase is mainly due to depreciation of new research equipment purchased in the fourth quarter of 2005.

Depreciation and Amortization. Depreciation and amortization, excluding depreciation and amortization included in cost of sales, increased $15,375, or 71%, to $37,069 for the three months ended June 30, 2006, as compared to $21,694 for the three months ended June 30, 2005. This increase is mainly the result of partial depreciation of our facilities recognized as current-period charges because of abnormal lower-volume production for the three months ended June 30, 2006.

Depreciation and amortization, excluding depreciation and amortization included in cost of sales, increased $19,043, or 37%, to $70,232 for the six months ended June 30, 2006, as compared to $51,189 for the six months ended June 30, 2005. This increase is mainly the result of an adjustment related to the amortization of the patent for fiscal 2004, which was adjusted in the first quarter of 2005, and partial depreciation of our facilities recognized as current-period charges because of abnormal lower-volume production for the six months ended June 30, 2006.

Changes in Fair Value of Warrants. Changes in fair value of warrants of $53,652 for the six months ended June 30, 2006 is the result of certain warrants with cashless exercise feature accounted in accordance with SFAS No.133, “Accounting for Derivative Instruments and Hedging Activities”.

Interest Expense, Net. Interest expense increased $507,290, or 759%, to $574,132 for the three months ended June 30, 2006, as compared to interest expense of $66,842 for the three months ended June 30, 2005. Interest expense increased $464,290, or 346%, to $598,536 for the six months ended June 30, 2006, as compared to interest expense of $134,246 for the six months ended June 30, 2005. The increase in both periods is due to the amortization of fair value of warrants and beneficial conversion feature of convertible notes in the second quarter of 2006.

Comprehensive Income (Loss). Comprehensive loss increased by $981,540, or 3,720%, to $1,007,927 for the three months ended June 30, 2006, as compared to $26,387 for the comparable period of 2005. Comprehensive loss increased by $998,159, or 532%, to $1,185,729 for the six months ended June 30, 2006, as compared to $187,570 for the comparable period of 2005.

The reasons for the increase in comprehensive loss in both periods as compared to the comparable periods in 2005 primarily include: (1) gross profit decreased by $400,860 and 732,966, respectively; (2) operating expenses increased by $134,181 and decreased by $131,664, respectively; (3) interest increased by $507,290 and 464,290, respectively; (4) there was a currency translation adjustment of $9,556 and $16,197 for the three months and six months ended June 30, 2006, respectively, when there was not any such adjustment for the comparable periods of 2005.

Net Income (Loss) Per Common Share. Net loss per common share for the three months ended June 30, 2006 was $0.016 compared to $0.001 for the same period of the prior year. Net loss per common share for the six months ended June 30, 2006 was $0.020 compared to $0.004 for the same period of the prior year.

Comparison of Twelve Months Ended December 31, 2005 and 2004

Net Sales. Net sales were $631,794 and $1,300,251 for the twelve months ended December 31, 2005 and 2004, respectively, representing a decrease of 51.4%. The severe decrease in sales revenue is due to the temporary closing of our manufacturing facility for the planned upgrade to produce bacillus fertilizer and the failure of an anticipated financing in the second half of 2005 to fund the upgrade, all of which resulted in a lack of inventory of both our bacillus fertilizer and our existing products and the consequent loss of sales. In addition, we entered into a sales agreement to sell fertilizer products amounting to $385,530 to a Cambodian customer in March 2005. However, the customer did not settle the payment in according to the agreement. In November 2005, the customer agreed to return the products to us and thus the previously recognized revenue is reversed.

Cost of Sales. Cost of sales were $232,692 and $641,236 for the twelve months ended December 31, 2005 and 2004, respectively. The decrease of $408,544 or 63.7% in cost of sales was primarily due to the severe decrease of sales.

Gross Profit. Gross profit was $399,102 and $659,015 , respectively, representing a profit margin of 63.2% and 50.7% for the twelve months ended December 31, 2005 and 2004, respectively. This $259,913 (39.4%) decrease was due to our decreased sales in 2005.

Consulting and Professional Fees. Consulting and professional fees were $614,532 and $448,442 for the twelve months ended December 31, 2005 and 2004, respectively, representing an increase of $166,090 or 37.0%. Most of these fees are related to fund-raising, investor relations, public company operations and marketing. The increase in consulting and professional fees in 2005 is primarily attributable to consulting and professional fees relating to investor relation service, market consulting services and financing commissions.

Officers’ Compensation. Officers’ compensation decreased by $38,671 or 50% to $38,727 for the twelve months ended December 31, 2005, as compared to $77,398 for the comparable period of 2004. The decrease is mainly due to reduction in compensation to one of our officers.

General and Administrative. General and administrative expenses were $664,637 for the twelve months ended December 31, 2005, as compared to $598,492 for the same period of 2004, an increase of $66,145 or 11.1%. The increase is largely attributable to the accrued bad debt allowance of $82,942 in 2005, and there was no bad debt allowance for the comparable period in 2004. General and administrative expenses include salaries, travel and entertainment, rent, office expense, telephone expense and insurance costs, and other marketing expenses.

Research and Development. Research and development expenses decreased by $38,358 to $11,264, or 77.3%, for the twelve months ended December 31, 2005, as compared to $49,622 for the twelve months ended December 31, 2004. This decrease is attributable to the reduced expenses related to field testing of our products for sales licenses granted in 2005 and insufficiency of working capital in the second half of 2005.

Depreciation and Amortization. Depreciation and amortization, excluding depreciation and amortization included in cost of production, increased $53,485 to $106,283, or 101.3%, for the twelve months ended December 31, 2005, as compared to $52,798 for the same period of 2004. The increase in amount amortized is due to the fact that patents were amortized for a full year in 2005 but for only four months in 2004.

Reverse Merger Costs. The reverse merger costs are non-recurring and there was no reverse merge cost in 2005. In 2004, reverse merger costs equaled $1,417,434, which included non-cash costs relating to the issuance of the warrants and options of $1,114,380 to consultants.

Net Interest Income (Expense). Net interest expense decreased by $293,834 to $510,079, a 63.5% reduction, for the twelve months ended December 31, 2005, as compared to interest expense of $803,913 for the same period of 2004. The factors associated with this decrease include the following: (1) amortization of beneficial conversion feature of convertible loan charged as interest expenses in 2005 was only $106,666, representing a decrease of $593,334, compared to $700,000 in 2004; (2) amortization of fair value of warrants in 2005 was $78,446, representing an increase of $33,813, compared to $44,633 in 2004; (3) net interest on loan principal is $108,722, representing an increase of $49,442, compared to $59,280 in 2004.

Other Income. We had other income of $2,416 for the period ended December 31, 2005, generated from a grant from the municipal government in Shandong Province of China during 2005. In 2004, we had other income of $60,411 attributable to the forgiveness by Zoucheng Science & Technology Bureau (Shandong Province, China) of money we borrowed in 2003.

Comprehensive Income (Loss). Comprehensive income (loss) decreased by $1,423,272 to ($1,305,401) for the twelve months ended December 31, 2005, as compared to ($2,728,673) for the comparable period of 2004. The decrease in comprehensive loss in the current year as compared to the comparable year period in 2004 is primarily due to non-recurring costs of the reverse merger equal to $1,417,434 and the decrease of interest expense resulting from the termination of the conversion feature of a convertible note that was converted to common stock on June 8, 2004.

Liquidity and Capital Resources

Since inception of our ag-biotech business in 2002, we have relied on the proceeds from the sale of our equity securities and loans from both unrelated and related parties to provide the resources necessary to fund the our operations and the execution of our business plan. During the six months ended June 30, 2006, we raised $75,633 in debt financing from two related parties and $745,416 for the issuance of 5,000,000 shares of our common stock under a stock purchase agreement dated as of March 10, 2006. As of October 13, 2006, we have raised $1,592,500 in respect of the issuance of 6% secured convertible notes of which the total commitment is $2,450,000 (see further discussion of 6% convertible note transaction below and at Note 11 to our Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006). These funds are most likely insufficient to execute our business plan and we expect that we will need to seek other sources of funding to sustain our operations.

Our total liabilities exceed our total assets and we continue to suffer losses. In the second half of 2005 we interrupted production at our manufacturing facility with the intention of upgrading the facility to produce a new, potentially lucrative series of bacillus fertilizer. Unfortunately, an anticipated financing in the second half of 2005 did not close which contributed to a shortage of working capital and prevented us from upgrading our facility as planned. Our sales volume in the second half of 2005 and the first half of 2006 suffered severely as a result of the temporary closing of our manufacturing facility and the delay of the launching of the new bacillus fertilizer product as planned. In the first half of 2006, although we have begun to increase our production levels, but the volume of production and sales remains low.

In the next six months, we expect to apply the proceeds from the sale of the 6% Notes as follows: approximately $550,000 of the offering was used or will be used to satisfy fees and expenses of the offering, and to satisfy accounts payable to service providers, approximately $400,000 will be applied to our bio-fertilizer project (research, development and sale of bio-fertilizers), $480,000 is committed to our Kiwa Tianjin livestock feed joint venture, and approximately $1,020,000 will be applied to our AF-01 anti-viral aerosol agent project (research, development and sale of anti-viral aerosol agents).

We qualified for non-interest bearing loans under a Chinese government-sponsored program to encourage economic development in certain industries and locations in China. As of June 30, 2006, we had obtained non-interest bearing loans from the Chinese local government of approximately $1,500,000, of which the last payment was received in the first half of 2005 and $1,438,291 is currently outstanding. We are required to begin repayment of the outstanding balance of the loans in the first year after our Chinese subsidiary reaches an accumulative profit position. The entire balance is to be fully repaid within three years thereafter.

In November 2002 and June 2003, we borrowed money from a local bank in Beijing to finance two automobile purchases. The borrowing was in the form of two loans for $38,663 and $25,498, with interest rates of 5.32% and 5.02% per annum, respectively. The maturity dates are October 2007 and March 2008, respectively. As of June 30, 2006, the combined outstanding balance of these loans was $20,967.

On September 23, 2004, we entered into a convertible loan agreement for $350,000 with interest at 10% per annum. Prior to June 8, 2005, we made payments to the lender in the amount of $359,991, which included a penalty interest payment, and were released from all liability (See Note 9 to our Condensed Consolidated Financial Statements).

On January 4, 2005, we issued a promissory note in the original principal amount of $400,000 to Cornell Capital, and received an advance of $400,000. The Cornell Note bore interest at a rate of 10% per annum and had a term of 290 days. In 2005, we issued an aggregate of 18,362,219 shares of common stock and repaid $312,865 of the Cornell Note principal. On March 31, 2006, we settled the Cornell Note with a payment of $110,176, constituting the outstanding principal amount of $87,135 and accrued interest on the Cornell Note (See Note 9 to our Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006).

On May 30, 2005, June 1, 2005, and June 16, 2005, we entered into three convertible promissory note agreements with certain investors in the aggregate amount of $320,000 with interest at 12% per annum, and issued 1,600,000 detachable warrants. The 12% Loans were initially due in three months from date of draw down, but the final maturity dates were extended for another three months. We did not pay the 12% Loans by the extended maturity date. On August 7, 2006, the principal of $100,000 and accrued interest of $13,710 of the 12 % Loans were converted into 773,537 shares of common stock, and the remaining principal balance of the 12% Loans at $220,000 has been settled as of October 13, 2006. (See Note 9 to our Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006).

We borrowed $488,501 and $75,663 from two related parties respectively for the fiscal year 2005 and the first half of 2006, and also repaid $163, 741 and $420,641 to these two related parties respectively for the same periods. As of June 30, 2006, the outstanding balance due to these two related parties is $107,842 (See Note 8 to our Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006).

On March 10, 2006, we entered into a stock purchase agreement with two Chinese investors to issue 5,000,000 shares of our common stock in a private placement for RMB 6,000,000 (approximately $750,000). As of June 30, 2006, we had received the proceeds in full and issued the 5,000,000 shares of stock to the investors.

On June 29, 2006, we entered into a securities purchase agreement with six institutional investors for the issuance and sale of 6% secured convertible notes (“6% Notes”) in the aggregate principal amount of $2,450,000. The 6% Notes are due in three years, are convertible into shares of our common stock, and were sold with attached warrants to purchase 12,250,000 shares of our common stock. The closing for the sale of the 6% Notes is to occur in three stages. A first sale of 6% Notes with a principal amount of $857,500 closed on June 29, 2006. A second sale of additional 6% Notes with a principal amount of $735,000 closed on August 15, 2006. A third sale of additional 6% Notes with a principal amount of $857,500 are to be issued and sold within two days of this registration statement being declared effective. As of June 30, 2006 and July 31, 2006, we had received $700,000 and $857,500, respectively, which represents 82% and 100% of the first closing of 6% Notes.

We do not expect these amounts to be sufficient to allow us to implement our business plan. During the second half of 2006, we may need to raise additional capital through the issuance of debt or equity securities to fund our operations and the execution of our planned business plan, although there can be no assurances that we will be successful in this regard. There can be no assurances that we will be able to obtain sufficient funds to allow us to continue operations and to develop our facilities and products as scheduled.

At June 30, 2006 and December 31, 2005, we had cash of $673,371 and $14,576, respectively. At June 30, 2006 and December 31, 2005, our net working capital (deficiency) was $(20,679) and $(1,006,983), respectively, reflecting current ratios of 0.99:1 and 0.55:1, respectively, as of such dates.

During the six months ended June 30, 2006, our operations utilized cash of $365,351 as compared with $113,245 provided by operations for the six months ended June 30, 2005.

During the six months ended June 30, 2006, no cash flow occurred from investing activities, as compared to $6,749 utilized for the purchase of equipment for the six months ended June 30, 2005.

During the six months ended June 30, 2006, we generated $1,006,699 from financing activities, consisting of the proceeds from issuance of common stock of $745,416, issuance of the Convertible Notes of $700,000 and several advances from related parties of $75,633, offset by the repayments of amounts due to related parties of $420,641, the Cornell Note of $87,135, and long-term borrowings of $6,574. During the six months ended June 30, 2005, we generated $534,507 from financing activities, consisting of the proceeds from the Cornell Note of $400,000, the 12% Loan of $320,000, advances from related parties of $251,529 and offset by the repayments of short-term loan of $50,000, the 10% Loan of $350,000, amounts due to related parties of $30,634 and long-term borrowings of $6,388.

In July 2006, we established the Kiwa Tianjin joint venture discussed above, which requires our capital contribution of $480,000 in six months. As of July 31, we had contributed $150,000 of its required capital contribution.

If we can achieve the necessary financing, our plan is to continue to develop our manufacturing facility. As of June 30, 2006, we have invested approximately $1.4 million in the first phase of our manufacturing facility, including $1 million in buildings and $450,000 in equipment. We estimate that the total investment for the completion of the construction of our manufacturing facility for bacillus fertilizer, livestock feed and anti-viral aerosol agent products and the respective marketing and distribution costs will be approximately $5 million over an estimated two-year period.

We do not anticipate generating sufficient positive internal operating cash flow to fund our planned operations for several years. In the next year, we intend to raise additional capital through the issuance of debt or equity securities to fund the development of our planned business operations, although there can be no assurances that we will be successful in obtaining this financing. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Critical Accounting Policies and Estimates

We prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Accounts Receivable

We perform ongoing credit evaluations of its customers and intends to establish an allowance for doubtful accounts when amounts are not considered fully collectable. According to our credit policy, we generally provides 100% bad debt provision for the amounts outstanding over 365 days after the deduction of the amount subsequently settled after the balance sheet date, which management believes is consistent with industry practice in the China region.

Terms of our sales vary from cash on delivery to a credit term up to three to twelve months. Ordinarily, we require our customers to pay between 20% and 60% of the purchase price of an order placed, depending on the results of our credit investigations, prior to shipment. The remaining balance is due within twelve months, unless other terms are approved by management. The agriculture-biotechnology market in China is in the early stages of development and we are still in the process of exploring the new market. We may also distribute our bio-products to special wholesalers with favorable payment terms with a focus on the future. We maintain a policy that all sales are final and we do not allow returns. However, we will allow customers to exchange defective products for new products within 90 days of delivery. In the event of any exchange, the customers pay all transportation expenses.

As of June 30, 2006, there was $790,479 in accounts receivables over 365 days old. However, we have established repayment schedules with certain major customers in April 2006 to extend their credit periods. These customers are currently making repayment on schedule. Subsequent to the balance sheet date of June, 30, 2006, RMB3,000,000 (approximately $375,000) was collected against those receivables. We expect that the remaining uncollected balance of those receivables can be collected according to the agreed repayment schedules.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined on the weighted average method. Inventories include raw materials, work-in-progress, finished goods and low-value consumables. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs to complete and dispose. Management believes that there was no obsolete inventory as of June 30, 2006.

Revenue Recognition

We recognize revenue in accordance with SAB No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”. Sales represent the invoiced value of goods, net of value added tax, supplied to customers, and are recognized upon delivery of goods and passage of title.

In general we maintain a policy that all sales are final and we do not allow returns. As discussed above management approved an isolated return of an export sale to a Cambodia distributor because the distributor was experiencing cash flow difficulties. Management continues to evaluate and estimate expected returns as of the time of sale. If a return is estimated, a reserve account is recorded to offset sales. As at June 30, 2006, we have determined that there are no significant estimated returns.

Impairment of Assets

Our long-lived assets consist of property and equipment assets and intangible assets. As of June 30, 2006, the net value of property, plant and equipment assets and intangible assets was $1,396,137 and $385,164, respectively, which represented approximately 35.5% and 9.8% of our total assets, respectively.

We periodically evaluate our investment in long-lived assets, including property and equipment, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable. Our judgments regarding potential impairment are based on legal factors, market conditions and operational performance indicators, among others. In assessing the impairment of property and equipment, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets.

With production resuming in the first quarter of 2006, we have determined that there was no impairment to our current production facilities as of June 30, 2006.

Income Taxes

We record a valuation allowance to reduce our deferred tax assets arising from net operating loss carryforwards to the amount that is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

Trends and Uncertainties in Regulation and Government Policy in China

Agricultural Policy Changes in China

Economic growth in China has averaged 9½ percent over the past two decades and seems likely to continue at that pace for some time. However China now faces an imbalance between urban and rural environments as well as the manufacturing and agricultural industries. Since 2004, the Chinese central government has adopted a series of effective policies to promote the development of agriculture. On February 10, 2004, the Chinese central government issued a new policy to correct the imbalance by offering favorable taxation of agricultural products. On December 29, 2005, the Standing Committee of the National People’s Congress decided to abolish the agricultural tax starting January 1, 2006. The abolition of the agricultural tax would tend to increase incomes of farmers and ease their financial burdens. There was a series of policies adopted by the State Council on February 9, 2006 that are favorable to agriculture including (1) Decision of the State Council on Implementing the Interim Regulation on Promoting the Adjustment of Industrial Structure promulgated by the State Council on December 7, 2005, (2) Guiding Catalogue for the Adjustment of Industrial Structure issued by the State Council, the National Development and Reform Commission on December 7, 2005, and (3) Outline of National Medium and Long-Term Plans for Science & Technology Development (2006-2020) . We believe we will benefit from these favorable policies as farmers can be expected to retain more of their income and will most likely spend some of that income on our products, resulting in greater sales. In addition, we anticipate receiving additional governmental support in marketing our products to farmers due to additional procedural changes included with the new policy.

General Fiscal and Monetary Policy Changes in China

The volatility in the inflation rate in China in the past decade (almost eight times that in the United States and four times that in Western Europe) suggests that China’s domestic monetary policy has not always been successful in maintaining low and stable inflation. In recent years, China has been adopting restricted or prudent fiscal and monetary policies to fight potential inflation. However, the agricultural area has been one of a few industries which are expected to continue to enjoy expansionary policy. We have previously benefited from these policies, as evidenced by our receipt of non-interest bearing loans of over $1.5 million from the Chinese government so far. As the government further increases investment in the agricultural area, we believe that similar loans or other favorable financing programs will be made available to us in the future, which we anticipate will assist us with managing liquidity and capital resources during our growth period. However, if these financing programs are not made available in the future, we may have to borrow on terms which are less favorable to us, or we may not be able to borrow additional funds at all on terms which are acceptable.

Foreign Investment Policy Changes

The Chinese government is considering changes to its current policy that provide favorable tax treatment to foreign invested enterprises as compared to Chinese domestic business. The new policy under consideration will consolidate enterprise income tax laws between foreign invested enterprises and Chinese domestic enterprises. The new policy will also provide transitional arrangements to facilitate the consolidation. No timetable has been announced yet for the consolidation. If the new policy is implemented, newly established foreign invested enterprises will not enjoy favorable tax treatment as in effect under current tax laws. It is anticipated that the proposed policy will not have an impact on companies like ours, which have already been granted favorable tax treatment. We believe this beneficial tax status will make an investment in our Company more attractive to both foreign and domestic investors in China, which could improve our liquidity or provide additional capital resources. However, if we were to be subject to such new policies, our tax rate and tax liability would increase.

Foreign Exchange Policy Changes

China is considering allowing its currency to be freely exchangeable for other major currencies. This change will result in greater liquidity for revenues generated in RMB. We would benefit by having easier access to and greater flexibility with capital generated in and held in the form of RMB. The majority of our assets are located in China and most of our earnings are currently generated in China, and are therefore denominated in RMB. Changes in the RMB-U.S. Dollar exchange rate will impact our reported results of operations and financial condition. In the event that RMB appreciates over the next year as compared to the U.S. Dollar, our earnings will benefit from the appreciation of the RMB. However, if we have to use U.S. Dollars to invest in our Chinese operations, we will suffer from the depreciation of U.S. Dollars against the RMB. On the other hand, if the value of the RMB were to depreciate compared to the U.S. Dollar, then our reported earnings and financial condition would be adversely affected when converted to U.S. Dollars.

On July 21, 2005, the People’s Bank of China announced it would appreciate the RMB, increasing the RMB-U.S. Dollar exchange rate from approximately US$ 1.00 = RMB 8.28 to approximately US$ 1.00 = RMB 8.11. So far the bank has continued to gradually appreciate the RMB - the exchange rate of U.S. Dollar against RMB on June 30, 2006 was 1:7.9956.

Inflation and Currency Matters

In the most recent decade, the Chinese economy has experienced periods of rapid economic growth as well as relatively high rates of inflation, which in turn has resulted in the periodic adoption by the Chinese government of various corrective measures designed to regulate growth and contain inflation. Our success depends in substantial part on the continued growth and development of the Chinese economy.

Foreign operations are subject to certain risks inherent in conducting business abroad, including price and currency exchange controls, and fluctuations in the relative value of currencies. We conduct virtually all of our business in China and, accordingly, the sale of our products is settled primarily in RMB. As a result, devaluation or currency fluctuation of the RMB against the U.S. Dollar would adversely affect our financial performance when measured in U.S. Dollars. Although prior to 1994 the RMB experienced significant devaluation against the U.S. Dollar, the RMB has remained fairly stable since then. In addition, the RMB is not freely convertible into foreign currencies, and the ability to convert the RMB is subject to the availability of foreign currencies. Effective December 1, 1998, all foreign exchange transactions involving the RMB must take place through authorized banks or financial institutions in China at the prevailing exchange rates quoted by the People’s Bank of China. The exchange rate was approximately $1.00 to RMB 8.28 at December 31, 2004. On July 21, 2005, the People’s Bank of China increased the US$-RMB exchange rate to approximately US$ 1.00 = RMB 8.11. So far the Bank continues to gradually increase the exchange rate. On June 30, 2006 it was US$ 1.00 = RMB 7.9956. This change results in greater liquidity for revenues generated in RMB. We benefit by having easier access to and greater flexibility with capital generated in and held in the form of RMB.

As China has recently been admitted as a member of the World Trade Organization, the central government of China is expected to adopt a more rigorous approach to partially deregulate currency conversion restrictions, which may in turn increase the exchange rate fluctuation of RMB. Should there be any major change in the central government’s currency policies, we do not believe that such an action would have a detrimental effect on our operations, since we conduct virtually all of our business in China, and the sale of our products is settled in RMB.

Commitments and Contingencies

We have the following material contractual obligations:

Operating lease commitments - We previously leased an office in Beijing under an operating lease that expired in April 2005 with an aggregate monthly lease payment of approximately $2,882. This operating lease was replaced by another operating lease expiring in March 2008 with an aggregate monthly lease payment of approximately $5,107. Rent expense under the operating leases for the six months ended June 30, 2006 and 2005 was $30,642 and $18,647, respectively.

We previously leased an office in the United States under a commercial lease agreement with China Star with an aggregate monthly lease payment of approximately $2,560. The lease expired in June 2005 and was replaced by another operating lease with a third party expiring in June 2008 with an aggregate monthly lease payment of approximately $1,000. Pursuant to the lease agreements, rent expense for the six months ended June 30, 2006 and 2005 was $6,000 and $15,360, respectively.

We leased an office in the United States under a commercial lease agreement with a third party expiring in June 2008 with an aggregate monthly lease payment of approximately $1,000.

Lease commitments under the foregoing lease agreements are as follows:
Fiscal year	Amount
Remaining 6 months of 2006	$36,642
2007	73,284
2008	21,321
Total	$101,247

Technology acquisition - On May 8, 2006, we entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co. Ltd. ("JKB"). Pursuant to the Agreement, JKB agreed to transfer its AF-01 Anti-viral Aerosol technology for veterinary medicines to the Company. Pursuant to the agreement we will pay JKB a transfer fee of RMB 10 million (approximately $1.247 million), of which RMB 6 million will be paid in cash and RMB 4 million will be paid in stock. The cash portion will be paid in installments, the first RMB 3 million installment was set for May 23, 2006 initially, of which RMB 1 million has been paid and both parties have agreed to extend another RMB 2 million to December 31, 2006. Three other installments of RMB 1 million are due upon the achievement of certain milestones, the last milestone being the issuance by the PRC Ministry of Agriculture of a new medicine certificate in respect of the technology. The RMB 4 million stock payment will be due 90 days after the AF-01 technology is approved by the appropriate PRC department for use as a livestock disinfector for preventing bird flu.

Investment in manufacturing and research facilities in Zoucheng, Shandong Province in China - According to the Project Agreement with Zoucheng Municipal Government in 2002, the Company committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. As of June 30, 2006, the Company invested approximately $1.4 million for the project. Management believes that neither the Company nor management will be liable for compensation or penalty if such commitment is not fulfilled.

Investment commitment in Kiwa Tianjin - In July 2006, the Company established a joint venture, Tianjin Kiwa Feed Co., Ltd (“Kiwa Tianjin”), which committed us to invest $480,000 in six months for 80% of the equity in the joint venture. As of October 13, 2006, we have contributed $230,000 of our capital commitment.

Off-Balance Sheet Arrangements

At June 30, 2006 we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Recent Accounting Pronouncements

        In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, “Accounting Changes”, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Management believes the adoption of this statement will not have an immediate material impact on the consolidated financial statements of the Company.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management believes the adoption of this statement does not have an immediate material impact on the consolidated financial statements of the Company.

The adoption of EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” in the first quarter of 2005 did not have a material impact on the Company’s results of operations and financial condition.

In October 2005, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)”, which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance shall be applied upon initial adoption of SFAS 123R. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In November 2005, the FASB issued FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”, which provides a practical transition election related to accounting for the tax effects of share-based payment awards to employees. An entity must follow either the transition guidance for the APIC pool in SFAS 123R or the alternative transition method described in the FSP. The alternative method comprises a computational component that establishes a beginning balance of the APIC pool and a simplified method to determine the subsequent impact on the APIC pool of awards that are fully vested and outstanding upon the adoption of SFAS 123R. The impact on the APIC pool of awards partially vested upon, or granted after, the adoption of SFAS 123R should be determined in accordance with the guidance in that statement. The FSP was effective November 10, 2005. As described in the FSP, an entity will be permitted to take up to one year to determine its transition alternatives to make its one-time election. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (“SPE”) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140." SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. The adoption of SFAS 156 is expected to have no material impact on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

BUSINESS

Our Company

We are the result of a reverse merger completed in March 2004 between Tintic Gold Mining Company, a corporation originally incorporated in the state of Utah on June 14, 1933 to perform mining operations in Utah, and Kiwa Bio-Tech Products Group Ltd., a company originally organized under the laws of the British Virgin Islands on June 5, 2002. The merger resulted in a change of control of Tintic Gold Mining Company, with former Kiwa Bio-Tech Products Group Ltd. stockholders owning approximately 89% of Tintic Gold Mining Company on a fully diluted basis. Subsequent to the merger, Tintic Gold Mining Company changed its name to Kiwa Bio-Tech Products Group Corporation. On July 22, 2004, we completed our reincorporation in the State of Delaware.

We have established two subsidiaries in China - Kiwa Bio-Tech Products (Shandong) Co., Ltd. in 2002 and Tianjin Kiwa Feed Co., Ltd. in July 2006. The following chart summarizes our structure.

We develop, manufacture, distribute and market innovative, cost-effective and environmentally safe bio-technological products for agriculture. Our main product groups are bio-fertilizer, biologically enhanced livestock feed, and animal drugs and disinfectants. Our products are designed to enhance the quality of human life by increasing the value, quality and productivity of crops and decreasing the negative environmental impact of chemicals and other wastes.

Bio-fertilizer. We have developed a number of bio-fertilizer and other products for plants and are developing more. In 2002, Kiwa Bio-Tech Products Group Ltd. chartered Kiwa Bio-Tech Products (Shandong) Co., Ltd. (“Kiwa Shandong”), a wholly-owned subsidiary organized under the laws of China, as its offshore manufacturing base to capitalize on low cost, high quality manufacturing advantages available in China. In October 2003, Kiwa Bio-Tech Products Group Ltd. completed the first phase of the construction of its state-of-the-art manufacturing facility in Shandong Province, China. In November 2003, Kiwa Bio-Tech Products Group Ltd. began shipping its first commercial product, a photosynthetic bacteria-based bio-fertilizer, to the agricultural market in China.

Sales in the second half of 2005 and the first half of 2006 were disappointingly low largely due to (1) a lack of inventory of our established product - Photosynthesis Biological Catalyst- caused by a halt in production at our manufacturing facility in the second half of 2005, and (2) an inability to produce a new product - bacillus bacteria-based fertilizer, caused largely by the failure of an anticipated financing. The halt in manufacturing at our facility was related to the effort to develop bacillus fertilizer, a solid form product that decomposes phosphate, potassium and other elements within the soil which compliments our existing products. The development of bacillus fertilizer was in furtherance of our plan to develop a full product line of bio-tech products for agriculture. To produce bacillus fertilizer, it was necessary for us to upgrade our existing manufacturing facilities and to secure a source of raw materials. In the third quarter of 2005, we believed we had the financing in place to fund the facility upgrade. In anticipation of that, we used our working capital to purchase raw materials for producing bacillus fertilizer. In addition, in the third quarter of 2005 we closed our existing manufacturing facility in Shangdong for the upgrade. During the period of closure we were not able to produce inventory for Photosynthesis Biological Catalyst or any of our other existing products. In the fourth quarter, the anticipated financing was not realized. As a consequence we were left with reduced inventory of our existing products and had used up most of our working capital on raw materials for bacillus fertilizer. This caused us to largely miss the peak sales season in 2005. In the first half 2006, we resumed production at our manufacturing facilities and consummated new financing arrangements.

Livestock Feed. On July 11, 2006, we completed the formation of a joint venture to engage in the developing, manufacturing and marketing of biologically enhanced feed for livestock with Tianjin Challenge Feed Co., Ltd. (“Challenge Feed”). The joint venture is located in Tianjin, China and operated through Kiwa Feed Co., Ltd. (“Kiwa Tianjin”), a jointly-owned limited liability company organized under the laws of the PRC. Pursuant to a joint venture agreement we agreed to invest $480,000 in cash for 80% of the equity of Kiwa Tianjin. For 20% equity of Kiwa Tianjin, Challenge Feed agreed to invest machinery and equipment used in bio-feedstuff production lines with an agreed value of $120,000. Under the joint venture agreement, both we and Challenge Feed are required to make our capital contributions within six months of the date that Kiwa Tianjin receives its business license. As of October 13, 2006, we had contributed $230,000 of our capital contribution commitment.

Kiwa Tianjin’s total annual production capacity is expected to be approximately 40,000 metric tons of concentrated and supportive feeds and it started generating sales from August 2006.

Avian Flu Disinfector. On May 8, 2006 we entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co. Ltd. ("JKB"). Pursuant to the agreement, JKB agreed to transfer its AF-01 Anti-Viral Aerosol technology for veterinary medicine applications to the Company. The AF-01 aerosol technology is a broad-spectrum antiviral agent with potent inhibitory and/or viricidal effects on a variety of RNA viruses found in animals and fowls such as bird flu. We acquired the exclusive production right and other related rights to produce an anti-viral aerosol drug for use with animals. Our hope is to develop a commercialized product in the form of spray for applying in fowl houses and other animal holding facilities to prevent and cure virus-caused diseases.

We are now in the process of applying for a new animal medicine certification for the AF-01 technology. Before marketing this product, we will need to: (1) successfully complete a safety evaluation, pre-clinical study, pharmacological and toxicological test, clinical trial report, stability test report, environmental impact report and other obligatory experiments by statutory authorities; (2) acquire a company or factory with GMP qualification and submit the new drug application in the name of the acquired company to the Administrative Department for Veterinary Medicine of State Council (the “Administrative Department”); (3) pass an evaluation by the veterinary drug evaluation institution established by the Administrative Department and pass a sample quality retrial by a test institution established by the Administrative Department after the application is accepted; (4) acquire a Administrative Certificate of New Veterinary Drug from the Administrative Department compliant with its drug qualification standards; and (5) pass an evaluation of manufacturing requirements by the Administrative Department and procure a Veterinary Drug Manufacturing License.

Intellectual Property and Product Lines

Our goal is to build a platform to commercialize bio-technological research and development results for applications in agriculture and environmental protection. In this respect, we are working on developing cooperative research relationships with several universities and institutions in China. When our liquidity position improves, we also intend to continue to acquire technologies to reduce research and development costs and shorten commercialization cycles.

Bio-fertilizer products

We have developed four series of bio-fertilizer products with photosynthetic bacteria and/or bacillus SPP bacteria as core ingredients. Bacillus ssp is one type of species that interacts with plants and promotes biological processes. It is highly effectively on promoting plant growth, enhancing yield, improving quality and elevating resistances. Photosynthetic bacteria are a group of green and purple bacteria; energy for growth is derived from sunlight; carbon is derived from carbon dioxide or organic carbon. Bacterial photosynthesis differs from green plant photosynthesis in that bacterial photosynthesis occurs in an anaerobic environment and does not produce oxygen. Photosynthetic bacteria can help enhance the photosynthetic capacity of green plants by increasing the utilization of sunlight. This helps keep the photosynthetic process at a vigorous level, enhancing the capacity of plants to transform inorganic materials to organic products. It greatly boosts overall plant health and the productivity of agricultural products. We have mastered the production process to mass-produce anoxygenic photosynthetic bacteria for agriculture.

Our photosynthetic bacteria based fertilizers are protected by trade secret. Our bacillus bacteria based fertilizers are protected by patents. On April 12, 2004, we entered into an agreement with China Agricultural University to acquire from the university Chinese patent no. ZL 93101635.5 entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing”. The aggregate purchase consideration under the agreement was $480,411, of which $30,205 was paid in cash at signing of the agreement and an additional $30,206 was paid in December 2004. For the balance of the consideration for the purchase, we issued 1,000,000 shares of our common stock to China Agricultural University in September 2004, valued at $0.42 per share based on its fair market value on July 20, 2004 (aggregate value of $420,000), the date when the transfer of the patent was approved.

The patent acquired from China Agricultural University covers six different species of bacillus which have been tested as bio-fertilizers to enhance yield and plant health. The production methods of the six species are also patented. The patent will expire on February 9, 2013. In 2006, we plan to utilize the patent to develop a new series of products that will complement our current products and create a comprehensive product pipeline. There are no limitations under this agreement on our exclusive use of the patent. Pursuant to our agreement with China Agricultural University, the university agreed to provide research and technology support services at no additional cost to us in the event we decide to use the patent to produce commercial products. These research and technology support services include: (1) furnishing faculty or graduate-level researchers to help bacteria culturing, sampling, testing, trial production and formula adjustment; (2) providing production technology and procedures to turn the products into powder form while keeping live required bacteria in the products; (3) establishing quality standards and quality control systems; (4) providing testing and research support for us to obtain necessary sale permits from the Chinese government; and (5) cooperation in developing derivative products. China Agricultural University has been providing some of these services since August 2004. If the University fails to provide any of these support services, our remedy against the university would be to bring a breach of contract suit for damages.

We have obtained four fertilizer registration certificates from the Chinese government - one covering our photosynthetic bacteria fertilizer, and three covering our bacillus bacteria fertilizer. Some of our products contains ingredients of both photosynthesis and bacillus bacteria. The four registration certificates are: (1) Microorganism Microbial Inoculum Fertilizer Registration Certificate issued by Ministry of Agriculture; (2) Amino Acid Foliar Fomular Fertilizer Registration Certificate issued by Ministry of Agriculture; (3) Organic Fertilizer Registration Certificate issued by Agriculture Department of Shandong Province, and (4) Water-run Fertilizer Registration Certificate issued by Agriculture Department of Shandong Province. Protected by these four Fertilizer Registration Certificates and two trademarks - “ZHIGUANGYOU” and “PUGUANGFU” - we have developed four series of bio-fertilizer products with photosynthetic bacteria and/or bacillus SPP as core ingredients. In 2005 and the first half of 2006, lacking our own bacillus production capability, we purchased semi-manufactured bacillus goods and reprocessed our products with other fertilizer components according to our particular fertilizer prescriptions.

Our plan to develop our own bacillus fertilizer production facility is part of our overall plan to develop a portfolio of products to serve the needs of agriculture customers through the various crops seasons. We believe that bacillus fertilizer will increase our market share and competitiveness. In addition, we believe greater product variety will increase sales in the long run and lower average fixed production costs and marketing costs.

Livestock feed products

We have developed our own special concentrated and supportive feeds prescriptions, mainly for fowl, fish and pigs. We add distilled materials from animal blood, bacillus ssp, photosynthetic bacteria or other products to standard livestock feed to improve quality and function. Our feed products can enhance digestion and inhibit disease in animals, in some uses functioning as a substitute for antibiotic additives. Currently we have different feed descriptions for fowl, fish and pigs at different growth stages. We expect to develop products for other animals such as sheep and cattle.

On July 11, 2006, the Company and Tianjin Challenge Feed Co., Ltd. (“Challenge Feed”) completed the formation of a joint venture to engage in the developing, manufacturing and marketing of our livestock feed products. The joint venture is located in Tianjin, China and operated through Tianjin Kiwa Feed Co., Ltd, (“Kiwa Tianjin”), a jointly-owned limited liability company organized under the laws of the PRC. Pursuant to a joint venture agreement we agreed to invest $480,000 in cash for 80% of the equity of Kiwa Tianjin. For 20% equity of Kiwa Tianjin, Challenge Feed agreed to invest machinery and equipment used in bio-feedstuff production lines with an agreed value of $120,000. Under the joint venture agreement, both we and Challenge Feed are required to make our capital contributions within six months of the date that Kiwa Tianjin receives its business license. As of October 13, 2006, we had contributed $230,000 of our capital contribution commitment. Kiwa Tianjin 's total annual production capacity is expected to be approximately 40,000 metric tons of concentrated and supportive feeds. Kiwa Tianjin started generating revenue from August 2006.

AF-01 anti-viral aerosol

AF-01 anti-viral aerosol is a broad-spectrum antiviral agent with potent inhibitory and/or viricidal effects on a variety of RNA viruses found in fowl and other animals, initially discovered and developed by the Institute of Medicinal Biotechnology, Chinese Academy of Medical Sciences (“IMB”). Pursuant to a related technical appraisal report certified by the Ministry of Health of the PRC, the current owners of technology rights are IMB and its medium test center, Jinan Kelongboao Bio-Tech Co. Ltd. (“JKB”). IMB designated JKB as its custodian on to apply and dispose all rights of the AF-01 technology on IMB’s behalf. Pursuant to a technical appraisal report certified by the Ministry of Health, no adverse effects have been found of this agent, and it is not irritant or erosive to the skin, mucous membrane or the eyes of the recipient animal after swallowing or inhalation. Furthermore, the report indicates that the anti-viral aerosol is not carcinogenic, teratogenic or mutagenic.

On May 8, 2006 we entered into a Technology Transfer Agreement with JKB. Pursuant to the agreement, JKB agreed to transfer to us its AF-01 anti-viral aerosol technology for veterinary medicine applications. The AF-01 technology, which can be used to deliver animal vaccines by aerosol spray, is recognized by a technological achievement appraisal certificate issued by the government of China. Under the agreement JKB will facilitate transfer of the technology by providing consulting services to the Company and to cooperate in the development of an animal vaccine product for the market. Pursuant to the agreement we will pay JKB a transfer fee of RMB 10 million (approximately US$1.247 million), of which RMB 6 million will be paid in cash and RMB 4 million will be paid in stock. The cash portion will be paid in installments, the first RMB 3 million installment was set for May 23, 2006 initially. Of that amount RMB 1 million has been paid and both parties have agreed to extend the balance of RMB 2 million to December 31, 2006. Three other installments of RMB 1 million are due upon the achievement of certain milestones, the last milestone being the issuance by the PRC Ministry of Agriculture of a new medicine certificate in respect of the technology. The RMB 4 million stock payment will be due 90 days after the AF-01 technology is approved by the appropriate PRC department for use as a livestock disinfector for preventing bird flu.

We plan to develop a commercialized product in the form of spray for applying in hen houses and other animal holding facilities to prevent and cure virus-caused diseases. Before marketing this product, we must complete the following:

•
successfully complete safety evaluation, pre-clinical study, pharmacological and toxicological test, clinical trial report, stability test report, environmental impact report and other obligatory experiments by statutory authorities;

•
acquire a company or factory with GMP qualification and submit the new drug application in the name of the acquired company to the Administrative Department for Veterinary Medicine of State Council (the “Administrative Department”);

•
pass an evaluation by the veterinary drug evaluation institution established by the Administrative Department and pass a sample quality retrial by the test institution established by the Administrative Department after the application is accepted.

•	acquire an administrative certificate for a new veterinary drugs from the Administrative Department compliant with its drug qualification standards.

•	pass an evaluation of manufacturing requirements by the Administrative Department and procure a veterinary drug manufacturing license.

Strategies

With the world’s largest population to feed, China’s demand for agricultural products is immense. Problems with pollution and soil contamination have increased pressure on the Chinese government to conserve land and enhance environmental protection. Serious diseases such as H5N1 avian flu are spreading around the world and have threatened animal husbandry. More critically, such diseases have threatened the health and safety of humans through possible bird to human and human to human transmission. China thus faces an urgent need to improve unit land yield, prevent and treat such diseases, and reduce pollution. We plan to address this need through the development of our ag-biotec products which may resolve all these problems in environmentally friendly ways. To exploit this opportunity, our core strategies are as follows:

•	build a platform for world-class biotechnological research and development results to be commercialized into products for applications in agriculture;

•	invest in mature technologies that will not require large amounts of research expense to develop into commercial products;

•	establish strategic alliances for research and development, sales and distribution and customer acquisition with complimentary entities in the biological-agriculture industry;

•	establish manufacturing capability in China by improving our existing facility, constructing new facilities or acquiring established facilities;

•	enhance overall management systems, operational structure and corporate governance; and

•	utilize proprietary technology to supply products at lower cost than our competitors.

Our sales strategy involves utilizing both a direct sales force and distribution networks. Our distribution efforts are expected to include the following:

•	leveraging government support and existing rural area distribution networks to more effectively reach end-users;

•	cooperating with special agricultural production materials distributors who also help farmers resell their products;

•	focusing on large-to-medium size wholesalers of agricultural production materials at provincial and municipal levels;

•	establishing a three-level distribution network consisting of a company-centralized sales office, prefectural representative office and direct distributors in villages and towns; and

•	leveraging existing sales channel network of affiliates’ products to save costs of building the network from scratch.

We plan to target major agricultural companies and growers as customers that can realize significant financial benefits from using our products including:

•	high value crop (such as fruits and vegetables) growers and breed bases in China that supply major cities;

•	agricultural producers in China who export to Japanese, Korean and other regional markets; and

•	“green” or organic growers throughout the world.

Given the global trend of customers favoring environmentally safe organically grown food, growers’ needs for higher crop yields and better quality and increasing pressure of treating and preventing such diseases as H5N1 avian flu, we also foresee strong market needs in other international markets including East Asia and Southeast Asia. We plan to explore these markets when the time is right.

Market Overview

Modern agricultural practices largely rely on heavy use of chemical fertilizers, pesticides and veterinary drugs that can cause tremendous harm to the environment soils and human health. Such practices have been under increasing public scrutiny across the world, leading to increased consumer demand for agricultural practices that are more environmentally friendly. China has only 9.1% 1  of the world’s agricultural land but needs to feed over 1.3 2  billion people, or approximately 22.9% 3  of the world’s population. If the situation continues unchanged, the largest population in the world could potentially face severe food and water shortages and an increasingly polluted living environment. One solution to the environmental problem is to develop environmental friendly fertilizer, veterinary drugs and animal feed. China’s current consumption of bio-fertilizer consists of only 2.3%4  of the total fertilizer consumption in China.

China’s agricultural production has steadily increased for more than 20 years due to agricultural policy reform, agricultural technology and recent government support programs, including price supports, export incentives, direct payment and tax incentives.

Increases in Output of Major Agricultural Products

Variety (1,000 tons)	1949	1978	%	1999	%	2004	%
Grain	113,180	304,770	169%	508,390	67%	469,472	-8%
Cotton	444	2,167	388%	3,831	77%	6,324	65%
Oil-bearing crops	2,564	5,218	104%	26,012	399%	30,659	18%
Sugar crops	2,833	23,818	741%	83,340	250%	95,707	15%
Flue-cured tobacco	43	1,052	2347%	2,185	108%	2,163	-1%
Tea	41	268	554%	676	152%	835	24%
Fruit	1,200	6,570	448%	62,376	849%	83,941	35%
Meat	2,200	8,563	289%	59,609	596%	72,448	22%
Aquatic products	450	4,660	936%	41,220	785%	49,018	19%

Source: http://www.china.org.cn and China Agriculture Year Book 2005.

As indicated in China: Agriculture in Transition , published by the U.S. Department of Agriculture (USDA) in November, 2001, rapid growth in the nonagricultural economy will bring changes in agricultural production, including both the demand for and the supply of food in China. Rising incomes are clearly changing food consumption patterns. Demand for meat, fruits, vegetables, and other high-value commodities are rising rapidly. The per capita demand for staple food grains, such as wheat and rice, however, is not increasing as fast and may even be falling as consumer substitute higher value foods for staple food grains. Growing urban incomes will continue to put forward pressure on the demand for processed and higher quality foods. As these changes in food consumption patterns are transmitted back to farmers in the forms of price changes, agricultural production patterns are shifting to carter to the rising demand for meat, fruits, vegetables, and other high-valued crops.

According to Organic Products Market in China 2006, a publication issued by USDA in June 2006, China has the potential to become a world power in the organic foods industry. Home to one-fifth of the world’s population, a growing number of its Chinese consumers are making more health-conscious purchases. The country continues to attempt to increase organic export production as well as boost domestic demand. With the growth of the international market for organic products, some products in China are now being grown to international organic standards for export with the help of third-party global certification groups. Other products continue to target the domestic market with certification by local or provincial bodies. In 2003, the total turnover for the “Green Foods” market reached approximately $11.9 billion or $8.7 billion wholesale for the domestic market. According to a report from the International Fund for Agricultural Development (IFAD), the value of Chinese organic exports grew from less than $1 million in the mid-1990s to roughly $142 million in 2003. An initiative by the government to promote pure foods led to development of an organic food market that continues to show growth potential. Organic farms in China are beginning to resemble Western counterparts in farming practices, certification, and retail promotion.

[1]
Total area of cultivated land of China is 127,082,000 hectares - as cited on page 385 in “China Statistical Yearbook” published by National Bureau of Statistics of China (September 2002). Total area of world cultivated land is 1,401,700,000 hectares - as cited on page 17 in “Summary of Food and Agricultural Statistics 2003” published by Food and Agricultural Organization of the United Nations (2003).

[2]	Calculated based on data from the website of National Bureau of Statistics of China: http://www.stats.gov.cn.

[3]	Calculated based on data from the website of National Bureau of Statistics of China : http://www.stats.gov.cn.

[4]
Bio-fertilizer production and consumption of 1,000,000 metric tons, as cited on page 1 of “Bio-Fertilizer Present and Future,” by Linfeng Li, published by Jiangxi Agricultural University. Aggregate fertilizer consumption of 43,390,000   metric tons, as cited on page 73 of “Current Agriculture Situation and Chemical Fertilizer Demand in China,” by Gao Xiangzhao, Ma Shangbao and Du Sen, published by Science
Publication House (July 2004).

Bio-fertilizer market

To increase the overall crop yield, farmers in China use vast amounts of chemical fertilizers. According to the Ministry of Agriculture, the use of fertilizer rocketed from 8,840,000 tons in 1978 to 46,366,000 tons in the 2004. According to the China Statistics Bureau and the Food & Agriculture Organization of the United Nations, the use of chemical fertilizers in China increased 64.2% in the past decade and accounted for one-third of total world fertilizer consumption.5  Long-term excessive use of chemical fertilizers in China has led to severe soil contamination and pollution.

The Chinese agricultural industry has started to recognize the importance of bio-fertilizers to sustainable long-term agriculture in China. Our serial commercialized products, with Photosynthesis Biological Catalyst and/or bacillus as main ingredients, capitalize on this market trend and we hope to become one of the leaders in developing green technologies for productive, more sustainable agriculture in China.

Our main markets have so far been in China, mostly in Shandong Province, Jiangsu and Zhejiang Provinces. In 2006, with continuous expansion of the current market, our sales efforts are focused on Jilin Province, Henan Province, and Guangdong Province, the three largest agricultural provinces in terms of grain yield or exports of fish and other aquatic products.

Bio-feed market

According to The Year Book of China Stockbreeding Industry 2005, in the year 2004 the total amount of meat production of Chinese domestic market reached 72.4482 million tons, an increase of 4.5% compared with the previous year. Meanwhile, total production of dairy products hit 23.684 million tons, for a 28.1% increase. The total production value of the livestock industry exceeded RMB 1 trillion. And it is expected that the market will keep on expanding. In 2004, the Chinese livestock industry has recovered from the shadow from SARS. The total production value of the livestock feed industry has increased 13.36% to approximately RMB 242.8 billion. The average margin of feed producers has increased 1 to 2%. It is estimated that the livestock feed market will continue to grow for the foreseeable future.

In 2004, the production of feed products in China increased to 93 million tons, annual 11% increase over the previous year, compared to production of 35.7 million tons in 1991. The total production value of feeding stuff industry has increased 13.36% to approximately 242.8 billion RMB. It is estimated that the market for livestock feed will continue to grow in the foreseeable future. (China Stockbreeding Industry Year Book 2005) And the Chinese livestock industry is suffering from lack of powerful feed producers that are capable of manufacturing high-quality, environment-friendly bio-enhanced feed in a cost-effective manner to satisfy the increasing demand of the market. Consequently, we have concluded that the livestock feed market is a good opportunity for the Company.

[5]	Calculated based on data published in the “China Statistical Yearbook” published by National Bureau of Statistics of China (September 2002), page 389.

[6]
Calculated based on data published in “Current Agriculture Situation and Chemical Fertilizer Demand in China,” by Gao Xiangzhao, Ma Shangbao and Du Sen, published by Science Publication House (July 2004), page 73.

Livestock disinfectant and drug market

Our planned anti-viral aerosol agent product is intended to prevent various virus infections in fowl and livestock. We plan to implement the AF-01 anti-viral aerosol agent technology and to develop a commercialized product in the form of aerosol spray for applying in hen houses and other animal holding facilities to prevent various virus infections in fowl and livestock. Our product is aimed at inhibiting avian influenza in its first stage.

Beginning in December 2003, outbreaks of avian influenza (H5N1) in poultry populations occurred in seven countries in the East Asia and Pacific region (Cambodia, China, Indonesia, the Republic of Korea, Lao PDR, Thailand and Vietnam). Urgent measurements have been taken after the outbreak of avian flu. After subsiding in March 2004, a new wave of avian flu began in July 2005, with an outbreak in Malaysia and increased outbreaks in Indonesia, Thailand, Vietnam and China.  Despite aggressive control measures involving the culling of more than 140 million birds since September 2005, outbreaks have continued. According to the World Bank, the H5N1 of Highly Pathogenic Avian Influenza (HPAI) is now considered to be endemic in many parts of East Asia, with Cambodia, Indonesia, Laos PDR, and Thailand, the most severely affected. On June 16, 2006, the Ministry of Health in China confirmed the country’s 19th case of human infection with the H5N1 avian influenza virus. According to the World Health Organization, the cumulative number of confirmed human cases of avian influenza A/(H5N1) is 228, with 130 deaths. The situation is also severe in China. H5N1 of Highly Pathogenic Avian Influenza (HPAI) was first found in China in 2005, with eight reported cases and five deaths. And there is no sign that the situation will improve in China - 11 cases have been reported before June 20, 2006, and seven of them have been fatal.

To make things worse, scientists are studying the possibility of bird-to-human transmission crossing over due to genetic changes to sustained human-to-human transmission in all affected countries. Potentially, it is a serve challenge to human health and safety.

As estimated in a report by the World Bank on January 13, 2006, the total fund for a global fight against bird flu is estimated to range between 1.2 to 1.4 billion dollars. Most of the fund is likely to be put into the densely-populated East Asia and the Pacific region; the remainder will mostly go to Europe, Central Asia and Africa. After consulting with the World Health Organization and the UN Food and Agricultural Organization, the Word Bank estimated that a bird flu pandemic that lasts a year could cost the global economy as much as 800 billion dollars. (Source: http://english.people.com.cn).

The use of appropriate antiseptics is an effective prevention method against avian influenza. As indicated by our Technical Appraisal Report (No. GuoWeiKeChengJianZi (2004) A0101) certified by the PRC Ministry of Health, our planned product with bio-active glycopeptides produced by actinomycetes as the functioning element has been proved to be an effective antiseptic to prevent H5N1. Furthermore, we believe this product has competitive differentia compared with other existing chemical disinfectors. We also believe that if we obtain the requisite funding and are able to complete approval procedures to develop our intended anti-viral aerosol agent product, we expect that it will obtain a significant share of the Chinese market upon launching and benefit from large government orders.

Competition

We have three different product lines, bio-fertilizer, bio-logically supplemented livestock feed and veterinary disinfectants and drugs. The market condition and competition that we are confronted are different in each of them.

Bio-fertilizer

Due to the unique products that we offer and the very early stage of the bio-fertilizer market in China, we believe there is limited direct competition for our products in the Chinese marketplace. We may experience competition from existing products that are similar to Photosynthesis Biological Catalyst, bacillus and other organic fertilizers. We believe that we have product differentiation and cost advantages (cost to customer) that will enable us to be more profitable than our competitors, in terms of profitability, for the following reasons, among others:

•	high effectiveness in increasing crop yield and quality while being environmentally friendly;

•	lower price point and higher return on investment to end users;

•	powder-based form making transportation and storage easier; and

•	complimentary to existing use of chemical fertilizer which will help to minimize switching costs for end users.

We have conducted detailed research and analysis of the competitive landscape in the marketplace. From a broader view, there are about 12 companies, in different stages and of varied sizes of operations, which have or are producing similar photosynthesis related, microbial bio-fertilizer products in China, according to the categorization records from the Agriculture Fertilizer License Authority in China. Below is a summary of these 12 companies as of August 2006:

Company Name	Current Status
Bodisen Biotech, Inc.	Manufacturer of bio compound fertilizers. Listed on AMEX.

China Agritech, Inc.	Developer, manufacturer and distributor of organic compound fertilizer, traded on OTCBB.

Shanxi Kelin Environment Protection Center , Shanxi Province	Products apparently still in the experimental stage.

Xinjin Microbial Products Factory of Sichuan Agriculture University, Sichuan Province	Currently only sells in part of Sichuan Province with a relatively low sales volume.

Shenyang Fengyuan Bio-tech Products Co., Ltd ., Liaoning Province	A wholly-owned Japanese company. Three years in production of photosynthesis-based fertilizer product. Annual production of 2,000 tons (liquid).

Shanghai Pudong Yiyijou Bio-engineering Co., Ltd ., Shanghai	In business since 1999. Covers more than 10 provincial markets.

Chongyi Bio-technology Development Center , She County, Hebei Province	A county-level plant. Small production scale. Products are sold in Linxi County in Shandong Province nearby.

Bierfu Bio-engineering Co., Ltd ., Weihai, Shandong Province	Products mostly sold in Jinan and Shouguang areas in Shandong Province. Sales branches in Hebei, Nanjing & Fujian. Annual sales of 100 tons.

North Design Institute, Protection Sub-Institute	Has no commercial production. Owns the related intellectual property rights.

Wuhan Shiruifu Bio- Technology Co., Ltd., Wuhan, Hubei Province	Its target market is in Hubei Province. Annual production of 3,000 tons (liquid).

Harbin Tianye Bio- Technology Co., Ltd., Harbin, Heilongjiang Province	For details, refer to the following section.

Beijing Feishite Bio-engineering Co., Ltd ., Beijing	Expected to establish two photosynthetic bacteria fertilizer production bases in Beijing with annual production of 5,000 tons (liquid).

In addition, we face competition from large chemical fertilizer manufacturers in China. These chemical fertilizer manufacturers have provided chemical fertilizers to farmers in China for several years and customers are more accustomed to using their established products as compared to our products.

Livestock Feed

In the meantime, we also face competition in the livestock feed market. Since the animal husbandry industry is relatively developed in China, there are many livestock feed producers in China. The total production of feed-stuff in China exceeded 1.28 million metric tons in April 2006 (http://www.DataGoo.com), which shows the huge market volume of China. However, since we are new entrants to the livestock feed industry, and our production capacity is small relative to the whole industry, we believe our planned feed products have enough differentiation give us competition advantages.

The competition in livestock feed market is intense. Some major feed producers are shown in the following table.

Company Name	Current Status
New Hope Group Co., Ltd.	Yearly feed production capacity exceeds 3,500,000 metric tons More than 200 sales points in rural areas of China

Liu He Group Co., Ltd.	Sold 3,400,000 metric tons of feed in 2005

Tong Wei Group Co., Ltd.	Yearly feed production capacity exceeds 4,000,000 metric tons

Guang Dong Heng Xing Group, Co., Ltd.	Annual feed production capacity exceeds 1,000,000 metric tons

Zheng Hong Technologies Group Co., Ltd.	Annual feed production capacity exceeds 2,000,000 metric tons

Xin Jiang Tian Kang Feed Bio-Tech Co., Ltd.	Annual feed production capacity exceeds 240,000 metric tons

Xing Da Group Co., Ltd.	Annual feed production capacity exceeds 660,000 metric tons

Guang Dong Hai Da Group Co., Ltd.	Sold approximately 800,000 metric tons of feed in the year 2005

Mu He Industry Co., Ltd.	Annual feed production capacity approximately 1,000,000 metric tons

Yue Yang Yue Tai Group Co., Ltd.	Annual feed production capacity exceeds 1,200,000 metric tons

 Bio-veterinary drugs

In the veterinary drugs product line, there are several Chinese veterinary drug manufactures that are developing anti-avian flu vaccine which can be regarded as substitutes of our product. According to the China Agriculture Department, there are nine Chinese companies that are working on anti-avian flu vaccine.

Other potential competitors of in the veterinary drugs product line also include some veterinary disinfector manufacturers.

Raw Materials and Suppliers

The major raw materials for our photosynthetic bacteria and bacillus production are photosynthetic bacteria, bacillus spp. sodium acetate, glucose, diammonium phosphate, dipotassium hydrogen phosphate and turf. Other chemicals are also used in the growth media. These materials are either cultured by our technicians or purchased from local markets. The key raw materials used in production of our products are widely available from a wide variety of supply sources. Historically, we have not experienced any difficulty in procuring adequate quantities of raw materials for our bio-fertilizers . The major raw materials for bio-feed products are microbes as enhanced ingredients, grains, bean cake, and trace elements. These materials are either cultured by our technicians or purchased from local markets. As for our planned anti-viral aerosol agent product , pursuant to our technology transfer agreement with JKB , it will exclusively supply the raw material medicine for AF-01 anti-viral aerosol to us. Under the technology transfer agreement, the medicine must have an index of 200,000 zymolysis units/milliliter. We are negotiating with a long-term supply contract with JKB .

Three suppliers accounted for 64.0%, 17.2%, 12.5% of our net purchases for the fiscal year ended December 31, 2005, respectively. Historically these suppliers have met our needs. In addition, the raw materials used in our products are available from a variety of alternative sources.

Three suppliers accounted for 31%, 17% and 11%, of our purchases of raw materials for the three months ended June 30, 2006 and two suppliers accounted for 53% and 38%, respectively, of our purchases of raw materials for the three months ended June 30, 2005. Three suppliers accounted for 38%, 19% and 10%, respectively, of our purchases of raw materials for the six months ended June 30, 2006 and 48%, 34% and 6%, respectively, of our purchases of raw materials for the six months ended June 30, 2005. The raw materials used in our products are available from a variety of alternative sources.

We do not have agreements with our suppliers due to the availability of numerous suppliers who have the ability to supply our raw materials on fairly short notice. We place purchase orders when we need supplies.

Customers

Three customers accounted for 20%, 12% and 10%, respectively, of our net sales for the three months ended June 30, 2006 and two other customers accounted for 52% and 47%, respectively, of our net sales for the three months ended June 30, 2005. Three customers accounted for 22%, 10% and 9%, respectively, of our net sales for the six months ended June 30, 2006 and 38%, 32% and 28%, respectively, of our net sales for the six months ended June 30, 2005.

We have two significant customers accounting for 51.3% and 45.3%, of our net sales for the fiscal year ended December 31, 2005, respectively. No other single customer accounted for more than 3% of our revenues. These two customers are leading agricultural distributors in the eastern and northern regions of China. During the fiscal year ended December 31, 2005, the total number of customers increased although the total sales volume dropped. However, our revenues generated during the fiscal year ended December 31, 2005 were approximately $630,000, reflecting a decrease of 51.4% compared to the revenues generated during the fiscal year ended December 31, 2004. This marked decrease is mainly due to the temporarily closing of our manufacturing facility for the planned upgrade and the failure of an anticipated financing in the second half of 2005.

Seasonality

Our operating results have been and are expected to continue to be subject to seasonal trends. This trend is dependent on numerous factors, including the markets in which we operate, growing seasons, climate, economic conditions and numerous other factors beyond our control. For example, in terms of bio-fertilizer we expect the second and third quarters will be stronger than the first and fourth quarters, primarily because the second and third quarters correspond with the growing seasons in our primary markets in China. It is during those growing seasons when application of our products by our customers would be most beneficial and we therefore expect greater demand for our products during those periods. There can be no assurance that these operating patterns will occur. But we will seek to develop markets outside China such as in Southeast Asia to reduce the impact of seasonality.

Employees

We currently employ 20 full-time employees in China, one in the United States and one in Hong Kong. We also have 15 seasonal employees in China.

Regulatory Concerns

Our production needs to comply with bio-fertilizer standard production and testing procedures issued by the Chinese Ministry of Agriculture. We have complied with the applicable government standard production and testing procedures.

Environmental Matters

Our two manufacturing facilities, Kiwa Shandong and Kiwa Tianjin, have passed environment evaluation by local environment authorities. Photosynthesis bacteria, bacillus ssp, and actinomycetes are environmentally friendly and are not known to cause any environmental problems.

Legal Proceedings

There are no pending legal proceedings to which we or our properties are subject.

PROPERTY

In June 2002, we entered into an agreement with Zoucheng Municipal Government granting us use of at least 15.7 acres in Shandong Province, China at no cost for 10 years to construct a manufacturing facility. Under the agreement, we have the option to pay a fee of approximately $60,700 per acre for the land use right at the expiration of the 10-year period. We may not transfer or pledge the temporary land use right. In the same agreement, we have also committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. As of October 13, 2006, we had invested approximately $1.5 million for the project. Management believes that neither the company nor management will be liable for compensation or penalty if the investment commitment is not fulfilled. As of October 13, 2006, the first phase of a three-phase construction plan has been completed and production has begun in the completed facility. A plan to complete the second construction phase scheduled for the last half of 2005 was postponed and the facility temporarily shut down (last half of 2005, first quarter of 2006), when an anticipated financing for the construction was not realized. Production resumed in the second quarter of 2006. The production capacity of the current facility is 600 tons of bio-organic products. Completion of the next phase of construction will expand the manufacturing capacity to 1,000 tons and will enable us to produce the bacillus fertilizer.

On July 11, 2006, we completed the formation of a joint venture with Tianjin Challenge Feed Co., Ltd. to engage in the developing, manufacturing and marketing of biologically supplemented livestock feed. The joint venture will be located in Tianjin, China and operated through Tianjin Kiwa Feed Co. Ltd. (“Kiwa Tianjin”), a jointly-owned limited liability company organized under the laws of the PRC. Pursuant to the joint venture agreement, we have agreed to invest $480,000 in cash for 80% of the equity of Kiwa Tianjin. Challenge Feed has agreed to invest machinery and equipment used in bio-feed production lines with an agreed value of $120,000 for 20% of the equity in Kiwa Tianjin. Under the joint venture agreement, both we and Challenge Feed are required to make our capital contributions within six months of the date when Kiwa Tianjin receives its business license. As of July 11, 2006, we and Challenge Feed complied with and completed all legal procedures in accordance with applicable Chinese laws and government regulations to establish Kiwa Tianjin. As of October 13, 2006, we have contributed $230,000 of our committed capital to Kiwa Tianjin. Kiwa Tianjin’s total annual production capacity is expected to be approximately 40,000 metric tons of concentrated and supportive feeds and from August 2006 it began to produce sales.

We lease our principal executive offices located at 415 West Foothill Blvd, Suite 206, Claremont, California 91711-2766. The lease has a term of three years and expires in March 2008. We currently expect that we will renew this lease prior to its expiration. During the fiscal year of 2004, we leased our principal executive offices located at 17700 Castleton Street, Suite 589, City of Industry, California 91748. Such lease has a term of two years and expired on June 11, 2005.

We also lease an office in Beijing under an operating lease expiring in June 2008 with an aggregate monthly lease payment of approximately $5,107. We currently expect that we will renew this lease prior to its expiration. Prior to relocating our existing Beijing office, we leased another office in Beijing under an operating lease expiring in April 2005 with an aggregate monthly lease payment of approximately $2,882.

MANAGEMENT

The following table provides information about our executive officers and directors and their respective age and position as of October 13, 2006. The directors listed below will serve until the Company’s next annual meeting of the stockholders:

Name	Age	Position
Wei Li	44	Chief Executive Officer and Chairman of the Board of Directors
Lian jun Luo	36	Chief Financial Officer and Director
Da chang Ju	65	Director
Yun long Zhang	42	Director
Juhua Wang	51	Chief Operating Officer
Xiaonan Wu	40	Vice President
Qi Wang	39	Vice President - Technical

Wei Li became our Chief Executive Officer and Chairman of the Board of Directors on March 12, 2004. From January 1, 2004 to the time of the Tintic/Kiwa merger, Mr. Li was the acting Chief Executive Officer of Kiwa Bio-Tech Products Group Ltd. Mr. Li founded Kiwa Bio-Tech Products Group Ltd. to capitalize on the growth of the ag-biotechnology industry in China. Prior to founding Kiwa Bio-Tech Products Group Ltd., Mr. Li founded China Star, an entity which provides integrated financing services and/or venture investments to growth businesses in China. Mr. Li served as President of China Star from June 1993 to January 2004. In 1989, Mr. Li founded Xinhua International Market Development Ltd., a company which engaged in investing in China’s high tech, pharmaceutical, medical device, media, entertainment and real estate industries. Mr. Li holds a B.S. in finance from Hunan Finance and Economics University.

Lian jun Luo became our Chief Financial Officer on March 12, 2004, and one of our directors on March 27, 2004. Mr. Luo served as the Chief Executive Officer of Kiwa Bio-Tech Products Group Ltd. from October 2002 to December 2003. From January 2002 to October 2002, Mr. Luo served as the Chief Financial Officer of China Star. From August 2000 to December 2001, Mr. Luo served as manager of Security Department and Assistant to President at Jilin Hengfa Group Ltd., a Chinese drug manufacturing company, responsible for the company’s preparation for an aborted IPO and for merger and acquisition activities. From May 1998 to July 2000, Mr. Luo worked as manager of Investment Department and Associate General Manager for Hongli Enterprise Ltd, a Chinese investment company on merger and acquisition transactions. Mr. Luo obtained his law degree from China University of Political Science and Law in 1993. Mr. Luo is a certified public accountant and lawyer in China.

Da chang Ju became one of our directors on March 12, 2004. From 1987 to 1999 when he retired, Mr. Ju worked as General Manager of XinShen Company, an investment firm in China. He was responsible for the company's daily operations and investment decision making. He served as a board member of Kiwa Bio-Tech Products Group Ltd. since 2003 and a board member of China Star from 1999 to 2000. Mr. Ju holds a B.S. in mathematics from Capital Normal University in Beijing, China.

Yun long Zhang became one of our directors on March 27, 2004. From May 2000 to present, Mr. Zhang has been the General Manager of China Star, responsible for the group’s daily operations. From 1994 to 2000, Mr. Zhang served as the head of the Investment Department at China National Economic and Systems Reform Research and Services Center, an economic reform think tank for the central government. Mr. Zhang holds a degree in statistics.

Juhua Wang became our Chief Operating Officer on September 13, 2006. Juhua Wang previously worked as the Vice General Manager of Shenyin Wanguo Securities Co. Ltd, Beijing Administrative Department and as the Manager of Beijing Jingsong Branch. Prior to that, she worked as the Vice Manager of Shanghai Wanguo Securities Northeast Administrative Department and the Manager of its Ha'erbin Sales Department. She was also Chief Economic Engineer of Ha'erbin Investment Group, Mechanic and Electrical Investment Co. Ms. Wang graduated from the Administrative Department of Ha'erbin Industry University with a Masters degree.

Qi Wang became our Vice President - Technical on July 19, 2005. Mr. Wang served as a Professor and Advisor for Ph.D students in Department of Plant Pathology, China Agricultural University (“CAU”) since January 2005. Prior to that, he served as an assistant professor and lecturer of CAU since June 1997. He obtained his master degree and Ph.D in agricultural science from CAU in July 1994 and July 1997, respectively. Mr. Wang received his bachelor’s degree of science from Inner Mongolia Agricultural University in July 1989. He is a committee member of various scientific institutes in China, including the National Research and Application Center for Increasing-Yield Bacteria, Chinese Society of Plant Pathology, Chinese Association of Animal Science and Veterinary Medicine.

Xiaonan Wu became our Vice President on September 18, 2006. Mr. Wu has 17 years of experience in medical product distribution and market operations. He has substantial experience and resources in market development including work arising from his employment with Beijing Medicine Economical Technology Management Company as the General Manager Assistant and Assistant Manager in charge of drugs, and later as its Deputy General Manager.  Mr. Wu has also served as the Deputy General Manager of Beijing Medicine Limited Liability Company. At the same time he was the General Manager of its subordinate Medicine Guarantee Brand - New Pharmacy Chain Company as well as the General Manager of its subordinate joint-venture pharmaceutical company, Beijing Unit Medicine Company. Mr. Wu graduated from the College of Pharmacy, Beijing Medical University with a Bachelor of Science degree.

Family Relationships

There are no family relationships among our directors or executive officers.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and certain persons holding more than 10 percent of a registered class of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and certain other stockholders are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, based solely upon a review of the copies of such reports, during 2005 and the first half of 2006, all of the required filings were made on a timely basis.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that is applicable to all employees, consultants and members of the Board of Directors, including the Chief Executive Officer, Chief Financial Officer and Secretary. This Code embodies our commitment to conduct business in accordance with the highest ethical standards and applicable laws, rules and regulations. We will provide any stockholder a copy of the Code, without charge, upon written request to the Company’s Secretary.

Board Composition and Audit Committee

The board of directors is currently composed of four members, including Wei Li, Lian jun Luo, Da chang Ju and Yun long Zhang. All board actions require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have an audit committee. We intend, however, to establish an audit committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.

EXECUTIVE COMPENSATION

Summary Compensation Table

Our chief executive officer did not earn any compensation during 2005 and 2004. We had no officers or directors in 2004 and 2005 whose total annual salary and bonus during 2005 and 2004 exceeded $100,000.

		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Securities Underlying Options
	2005
Wei Li (1)	2004	—	—	—	—

(1)   Appointed Chief Executive Officer and a director of the Company in June 2004.

Compensation of Directors

At this time, we do not have any arrangement or policy for compensation of directors for their services on our Board of Directors. If any at any time we do compensate directors, we do not anticipate paying employee directors additional compensation for their service above their compensation as an employee.

In 2005, there were no other arrangements pursuant to which any director was compensated for services provided as a director.

Employment Contracts and Termination of Employment and Change of Control Arrangements

On July 31, 2006, we entered into an employment agreement with our Chief Executive Officer, Wei Li, for a three-year term, commencing on January 1, 2006. Pursuant to this agreement, Mr. Li will receive a salary at the rate of RMB768,000 (approximately $96,000) per annum, of which RMB600,000 will be paid in equal monthly installments of RMB50,000 during the period of employment, prorated for any partial employment period, and RMB168,000 will be paid as an annual performance bonus in three months after each employment year. Mr. Li will receive such annual increases in salary as may be determined by our Board of Directors at our annual meeting. Mr. Li is also entitled to an annual grant of stock options under our employee stock option plan as determined by the Board of Directors. Mr. Li is entitled to three-month’s severance if his employment is terminated without cause.

On July 31, 2006, we entered into an employment agreement with our Chief Financial Officer, Lianjun Luo, for a three-year term, commencing on January 1, 2006. Pursuant to this 2006 agreement, we will pay Mr. Luo an annual salary at the rate per annum of RMB480,000 (approximately $60,000), of which RMB384,000 will be paid in equal monthly installments of RMB32,000 during the period of employment, prorated for any partial employment period, and RMB96,000 will be paid as an annual performance bonus in three months after each employment year for the successful completion of all goals and objectives of that year and is entitled to an annual grant of stock options under our employee stock option plan as determined by the Board of Directors. Mr. Luo is entitled to three month’s severance if his employment is terminated without cause.

On September 13, 2006, our Board of Directors approved the appointment of Juhua Wang as our Chief Operating Officer. We entered into an employment agreement with Ms. Wang for a three-year term, commencing on August 1, 2006. Pursuant to the employment agreement, we will pay Ms. Wang an annual salary at the rate per annum of RMB300,000 (approximately $37,500), of which RMB240,000 will be paid in equal monthly installments of RMB20,000 during the period of employment, prorated for any partial employment period, and RMB60,000 will be paid as an annual performance bonus in three months after each employment year for the successful completion of all goals and objectives of that year and is entitled to an annual grant of stock options under our employee stock option plan as determined by the Board of Directors. Ms. Wang is entitled to three month’s severance if her employment is terminated without cause.

Except as set forth above, we do not have employment agreements with any other members of management or key personnel. In addition, there are no compensatory plans or arrangements with respect to a named executive officer that would result in payments or installments in excess of $100,000 upon the resignation, retirement or other termination of such executive officer's employment with us or from a change-in-control.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Except as disclosed in Note 8 to the Condensed Consolidated Financial Statements as of and for the period ended June 30, 2006 and Note 10 to the Consolidated Financial Statements as of and for the fiscal years ended December 31, 2005 and 2004, neither our directors or named executive officers, nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during the last two years, or which is presently proposed, in which the amount involved in the transaction exceeded $60,000.

The Board of Directors believes, based on its reasonable judgment, that the terms of each of the foregoing transactions or arrangements between us on the one hand and our affiliates, officers, directors or stockholders which were parties to such transactions on the other hand, were, on an overall basis, at least as favorable to our Company as could then have been obtained from unrelated parties.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, of which 68,682,576 shares of common stock and no shares of preferred stock were issued and outstanding as of October 13, 2006. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock, from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders.

Set forth below is a description of certain provisions relating to our capital stock. For additional information regarding our stock please refer to our Certificate of Incorporation and Bylaws.

Common Stock

Each share of common stock entitles the holder thereof to one vote on each matter that may come before a meeting of the stockholders. There is no right to cumulative voting thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on our common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

Our preferred stock may be issued from time to time in one or more series. Our Certificate of Incorporation authorizes our Board of Directors to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

Anti-takeover Provisions

Certain provisions of our articles of incorporation and Delaware law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Charter and Bylaw Provisions

Our certificate of incorporation allows our Board of Directors to issue 20,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that the Board of Directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our certificate of incorporation may inhibit changes of control that are not approved by our Board of Directors. These provisions could limit the price that future investors might be willing to pay in the future for our common stock. This could have the effect of delaying, deferring or preventing a change in control of our Company. The issuance of preferred stock could also effectively limit or dilute the voting power of our stockholders. According, such provisions of our articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

Delaware Law

In addition, Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations,   such as our company:

Authorized but Unissued Stock. The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board of Directors to issue shares of stock to persons friendly to existing management.

Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Transfer Agent and Registrar

The transfer agent for our common stock is Fidelity Transfer Company. Its address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115, and its telephone number is (801) 484-7222.

Listing

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “KWBT.OB”

Indemnification

Our Bylaws authorize us to indemnify, and our Certificate of Incorporation include an indemnification provision under which we have agreed to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, our directors and officers from and against certain claims arising from or related to future acts or omissions as one of our directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of October 13, 2006 certain information with respect to the beneficial ownership of our common stock by (i) each of our directors and executive officers, (ii) each person who is known by us to beneficially own more than 5% of our outstanding common stock, and (iii) all of our directors and executive officers as a group. The numbers for each stockholder listed below include shares of our common stock issuable upon the exercise of options or any other rights beneficially owned by such person or entity that are exercisable within 60 days of October 13, 2006. Percentage ownership is calculated based on 68,682,576 shares of our common stock outstanding as of October 13, 2006. None of the shares listed below are issuable pursuant to stock options, SARs or warrants.
Name	Number of Shares	Percent of Class
Wei Li (1)	12,356,672	17.99%
Da chang Ju (2)	10,062,088	14.65%
Lian jun Luo	1,305,562	1.9%
Yun long Zhang	308,916	*
Juhua Wang	100,000	*
All Star Technology Inc. (1)	12,356,672	17.99%
InvestLink (China) Limited (2)	10,062,088	14.65%
All officers and directors as a group (5 persons)	24,133,238	35.14%

*	Less than 1%.

(1)
Consists of shares held by All Star Technology Inc., a British Virgin Islands international business company. Wei Li exercises voting and investment control over the shares held by All Star Technology Inc. Wei Li is a principal stockholder of All Star Technology Inc. and may be deemed to beneficially own such shares, but disclaims beneficial ownership in such shares held by All Star Technology Inc. to the extent of his pecuniary interest therein.

(2)
Consists of 7,812,088 shares of common stock held directly by InvestLink (China) Limited (“Investlink”) and 2,250,000 shares of common stock held by InvestLink as custodian for Gui sheng Chen. InvestLink has the sole power to vote or direct the vote and dispose or direct the disposition of 10,062,088 shares but disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Da chang Ju exercises voting and investment control over the shares held by InvestLink. Da chang Ju is a principal stockholder of InvestLink and may be deemed to beneficially own such shares, but disclaims beneficial ownership in such shares held by InvestLink to the extent of his pecuniary interest therein.

Under the terms of the 6% Notes and 6% Note Warrants, the notes and warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Therefore, the table does not include AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, New Millenium Capital Partners II, LLC, Double U Master Fund LP, and Nite Capital LP.

SHARES ELIGIBLE FOR FUTURE SALE

We have 68,682,576 shares outstanding as of October 13, 2006, of which 4,446,646 are included in the shares being registered hereunder and of which we estimate 34,120,000 shares held more than two years may be sold under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares that we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 27,685,365 shares of our common stock held by the stockholders named in the table below. In some cases, the common shares included in the table below consist of common shares issuable upon presently exercisable warrants or common shares issuable upon conversion of convertible warrants. Some of the selling stockholders named below beneficially acquired their shares of our common stock directly from us in a private transaction as described below. These securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 thereunder.

The table below provides information regarding the beneficial ownership of our common stock held by each of the selling stockholders as of October 13, 2006. As used in the table beneficial ownership of common stock includes shares of our common stock that are held directly, or may be issued to selling stockholders upon the conversion of notes or exercise of warrants. Except as otherwise indicated in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years, the selling stockholders possess sole voting and investment power with respect to the shares shown, and, except for Lane Capital Markets, LLC, no selling stockholder is a broker-dealer, or an affiliate of a broker-dealer. All of the broker-dealers and their respective affiliates included in the table below have represented to us that they acquired the securities to be resold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of purchase.

Selling Stockholder	Shares Owned Before the Offering	Shares to be Sold in the Offering	Shares Owned after the Offering (1)	Percent Owned after the Offering (1)
AJW Offshore, Ltd. (2)	9,118,087	9,118,087	0	0%
AJW Partners, LLC (2)	1,464,873	1,464,873	0	0%
AJW Qualified Partners, LLC (2)	4,170,404	4,170,404	0	0%
New Millennium Capital Partners II, LLC (2)	194,320	194,320	0	0%
Double U Master Fund LP (4)	1,121,076	1,121,076	0	0%
Nite Capital LP (5)	2,242,152	2,242,152	0	0%
Lane Capital Markets, LLC (6)	980,000	980,000(6)	0	0%
Zhonghua Chen	205,000	205,000(7)	0	0%
Jian Liu	75,000	75,000(7)	0	0%
Baizhu Chen	20,000	20,000(7)	0	0%
Yong Sam Kim	900,000	900,000(8)	0	0%
Song N. Bang	50,000	50,000(9)	0	0%
Donald Worthly	750,000	750,000(10)	0	0%
Gertrude Yip	350,000	350,000(11)	0	0%
Hiro and Elaine Sugimura	1,273,537	1,273,537(12)	0	0%
China Star Investment Co. Ltd. (13)	1,190,847	1,190,847(13)	0	0%
Wei Li	783,423	783,423(14)	0	0%
Lianjun Luo	996,646	996,646(15)	0	0%
Fisher Capital Partners Limited (16)	1,800,000	1,800,000	0	0%

(1)
The number or percentage of shares owned in this column assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(2)
AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(3)
Represents an estimate of the maximum number of shares receivable upon conversion of the 6% Convertible Notes, and therefore, an estimate of the number of shares of common stock that could be offered by 6% Note holders. The actual number of shares of common stock issuable upon conversion of the 6% Notes and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. Under the terms of the 6% Notes, if the 6% Notes had actually been converted on October 13, 2006, the conversion price would have been $0.1338. Under the terms of the 6% Notes and the related warrants, the 6% Notes are convertible and the warrants are exercisable by any holder, as per the convertibility provisions of their only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the 6% Note holders exceeds the number of shares of common stock that the 6% Note Holders could own beneficially at any given time through their ownership of the 6% Notes and the warrants.

(4)
Double U Master Fund L.P. is a master fund in a master-feeder structure whose general partner is B&W Equities LLC. Isaac Winehouse is the manger of B&W Equities LLC and has ultimate responsibility for trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(5)
Nite Capital, LP is a limited partnership.  Nite Capital, LLC is the general partner of Nite Capital, LP and Keith Goodman is managing member of Nite Capital, LLC. Keith Goodman, Manager of the General Partner of Nite Capital, LP has voting control and investment discretion over securities held by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(6)
Represents 980,000 shares underlying warrants issued as compensation for investment banking services in connection with the sale of the 6% Notes. Lane Capital Markets, LLC is a registered broker-dealer. Its controlling natural person is Ryan M. Lane, Partner.

(7)
Represents 300,000 shares underlying warrants issued as compensation for investment banking services in connection with our reverse merger transaction in March 2004. The investment bank that received the shares assigned them to the following three individuals: Zhonghua Chen, Jian Liu and Baizhu Chen.

(8)	Represents 900,000 shares underlying warrants issued on September 23, 2004.

(9)	Represents 50,000 shares after cashless exercise of warrants for 150,000 shares issued on September 23, 2004.

(10)	Represents 750,000 shares underlying warrants issued on May 30, 2005.

(11)	Represents 350,000 shares underlying warrants issued on June 1, 2005.

(12)	Represents 500,000 shares underlying warrants issued on June 17, 2005 and 773,537 conversion shares

(13)
Represents 1,190,847 shares underlying warrants issued to China Star Investment Co., Ltd. in connection with Advance Agreements for borrowed money dated June 29, 2005, September 30, 2006, December 31, 2005 and March 31, 2006. China Star Investment Co., Ltd. has three shareholders: Wei Li with 28% equity interest, Zulong Liang with 36% equity interest and Xia Ao with 36% equity interest.

(14)	Represents 783,423 shares underlying warrants issued in connection with Advance Agreement for borrowed money dated May 23, 2005. Mr. Li is our Chief Executive Officer.

(15)	Represents 996,646 shares issued to Lianjun Luo as compensation for services pursuant to an employment agreement dated March 18, 2003. Mr. Luo is our Chief Financial Officer.

(16)	Represents 1,800,000 shares issued to Fisher Capital Partners Limited as compensation. Fisher Capital Partners Limited’s controlling person is Mathew Yip, its partner.

Terms of 6% Secured Convertible Notes and Warrants

On June 29, 2006, we entered into a securities purchase agreement with six institutional investors (collectively, the "6% Note Holders") for the issuance and sale of (1) 6% secured convertible notes, due three years from the date of issue, in the aggregate principal amount of $2,450,000 (the "6% Notes"), convertible into shares of the our common stock, and (2) warrants (the "6% Note Warrants") to purchase 12,250,000 shares of our common stock, in exchange for $2.45 million.

In conjunction with the sale and issuance of the 6% Notes, we entered into a registration rights agreement with the 6% Note Holders pursuant to which we are required to file within 45 days a registration statement under the Securities Act covering the resale of the shares issued upon conversion of the 6% Notes. The registration rights agreement imposes financial penalties if we do not timely complete the filing, or the registration statement is not declared effective within 120 days of being filed. The penalties are capped at 10% of the outstanding principal amount of the 6% Notes.

The closing for the sale of the 6% Notes is to occur in three stages. A first sale of 6% Notes with a principal amount of $857,500 closed on June 29, 2006. A second sale of additional 6% Notes with a principal amount of $735,000 closed on August 15, 2006. A third sale of additional 6% Notes with a principal amount of $857,500 are to be issued and sold within two days of this registration statement being declared effective.

The conversion price of the 6% Notes is based on an average of the trading price of our common stock on the OTC Bulletin Board. The conversion price is discounted 50% before the registration statement is filed, 45% after it is filed if filed before the 45-day deadline, and 40% if the registration statement becomes effective before the 120-day deadline. The conversion price is also adjusted for certain subsequent issuances of any equity securities of the Company at prices below the conversion price then in effect. The 6% Notes contain a volume limitation that prohibits the holder from converting further 6% Notes if by doing so would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. In addition, the holder agrees that it will not convert more than the greater of $120,000 principal amount of 6% Notes per calendar month or the average daily dollar volume calculated during the 10 business days prior to a conversion, per conversion.

The exercise price of the 6% Note Warrants is $0.45 per share, subject to anti-dilution adjustments pursuant to a broad-based weighted average formula for subsequent issues of equity securities by the Company below the trading price of the shares. The purchase agreement requires us to maintain a reserve of authorized common stock equal to 110% of the number of shares issuable upon full conversion of the 6% Notes and exercise of the 6% Note Warrants. The Purchase Agreement imposes financial penalties if the authorized number of shares of common stock is insufficient to satisfy the reserve requirements. The financial penalty is equal to 2% of the outstanding amount of the 6% Notes per months plus accrued and unpaid interest on the notes, prorated for partial months. The 6% Notes and the 6% Note Warrants also impose a financial penalty on us if we fail to timely deliver common stock upon conversion of the 6% Notes and exercise of the 6% Note Warrants, respectively.

The 6% Notes requires us to procure the 6% Note Holder’s consent to take certain actions including to pay dividends, repurchase stock, incur debt, guaranty obligations, merge or restructure the Company, or sell significant assets.

Our obligations under the 6% Notes and the 6% Note Warrants are secured by a first priority security interest in our intellectual property pursuant to an intellectual property security agreement with the 6% Note Holders, and by a first priority security interest in all of our other assets pursuant to a security agreement with the 6% Note Holders. In addition, the our Chief Executive Officer has pledged all of his common stock of the Company as collateral security for the Company’s obligations under the 6% Notes and the 6% Note Warrants.

Terms of Warrants under the 2005 Convertible Secured Promissory Note Agreements

We entered into three convertible secured promissory note agreements, for the aggregate amount of $320,000, with Donald Worthly, Gertrude Yip, and Hiro and Elaine Sugimura on May 30, 2005, June 1, 2005 and June 17, 2005, respectively. Pursuant to the terms of the convertible secured promissory note agreement, the lenders were given a right to convert their respective notes into shares of common stock upon the maturity date of the notes, which is three months from the execution date of the agreements. The lenders were also granted detachable warrants to purchase an aggregate of 1,600,000 shares of Common Stock in the form of warrants pursuant to purchase agreements entered into contemporaneously by the parties. The exercise prices of the warrants are $0.023, 0.022 and $0.018 respectively. We are required under the terms of the note agreements to register the shares underlying the warrants within six months from the date of issue or as soon as practicable at our expense. In addition, the lenders were granted unlimited piggyback rights.

On August 8, 2006, pursuant to a debt conversion agreement, Hiro and Elaine Sugimura, holders of $100,000 principal amount of the above-referenced notes, agreed to convert both the principle and accrued interest of this note into 773,537 shares of our common stock, based on $0.147 per share, reflecting a 40% discount of the closing price of $0.245 on August 7, 2006. Pursuant to the debt conversion agreement, Hiro and Elaine Sugimura were entitled to the piggy-back registration rights for the shares that were converted. As of the date of this prospectus, the principal amount of the above-referenced notes has been settled ($150,000 due to Donald Worthly and 70,000 due to Gertrude Yip).

Terms of Common Stock Option Purchase Agreement with Transworld Consulting Group Corporation

On March 30, 2004, we entered into an option purchase agreement with Transworld Consulting Group Corporation , a financial consultant. Pursuant to the agreement Transworld Consulting was issued a stock option to purchase 300,000 shares of common stock exercisable at $0.20 per share. Transworld Consulting was granted piggy-back registration rights exercisable during the six-year period from the effective date of the agreement. Transworld has assigned the warrants to Zhonghua Chen, Jian Liu, Baizhu Chen.

Terms of Warrants Issued to Kim and Bang under the 2004 Convertible Note  Agreements

On September 23, 2004, we entered into two convertible note agreements, for the aggregate principal amount of $350 ,000, with Yong Sam Kim and Song N. Bang. The principal and interest have been settled in cash. In connection with the convertible note agreements, Messrs. Kim and Bang were issued warrants to purchase 900,000 and 150,000 shares of common stock, respectively. Each warrant entitled the holders to subscribe for one share of common stock at an exercise price of $0.20 per share through September 23, 2007. Pursuant to the convertible note agreements, Messrs. Kim and Bang were granted piggy-back registration rights exercisable during the three-year period from the effective date of the agreements. In July 2006, Bang exercised his warrants by cashless exercise for 50,000 shares of our common stock.

Terms of Warrants Issued to China Star and Wei Li under the Advance Agreements

Pursuant to advance agreements dated June 29, 2005, September 30, 2006, December 31, 2005 and March 31, 2006 we borrowed money from China Star Investment Co. Ltd for a total amount of $238,169. The money was borrowed pursuant to 27 advances between April 4, 2005 and March 25, 2005. The advances were unsecured, bore interest at 12% per annum and were initially due in 180 days from the date of draw down. In conjunction with the advance agreements we issued detachable warrants to China Star to purchase an aggregate of 1,190,847 shares of common stock. The exercise price of the warrants varies from $0.0080 to $0.0300 per share.   China Star was granted unlimited piggy-back registration rights. China Star is a company which is 28% owned by our Chief Executive Officer, Wei Li. Mr. Yun long Zhang, one of our directors, is also General Manager of China Star and is responsible for its daily operations.

Pursuant to an advance agreement dated May 23, 2005 we borrowed money from We Li for a total amount of $168,333. The money was borrowed pursuant to advances between April 4, 2005 and March 25, 2005. The advances were unsecured, bore interest at 12% per annum and were initially due 180 days from the date of draw down. In conjunction with the advance agreements we issued detachable warrants to Mr. Li to purchase an aggregate of 783,423 shares of common stock. The exercise price of 650,000 of the warrants is $0.0110 and of 133,423 of the warrants is $0.0481 per share.   Li was granted unlimited piggy-back registration rights.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify some of the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

Certain legal matters with respect to the shares of our common stock offered hereby will be passed upon for us by Preston Gates & Ellis LLP, Seattle, Washington.

EXPERTS

We have included the financial statements as of December 31, 2005 and 2004 in this prospectus in reliance upon the reports of Mao & Company CPAs, Inc. and Grobstein, Horwath & Company, LLP, independent registered certified public accountants (which express unqualified opinion and include an explanatory paragraph referring to going concern issue) given on the authority of these firm as experts in accounting and auditing.

CHANGES IN ACCOUNTANTS

On March 13, 2006, Grobstein, Horwath & Company LLP informed us by written letter that it was resigning as the certifying accounting firm for the Company and its subsidiaries effective immediately. Effective March 14, 2006, our board of directors approved the selection of Mao & Company, CPAs, Inc. as our certifying accounting firm for the fiscal year ending December 31, 2005.

During March 2004, we completed a stock exchange transaction with the stockholders of Kiwa Bio-Tech Products Group Ltd. (“Kiwa BVI”) resulting in Kiwa Bio-Tech becoming a wholly owned subsidiary of the Company. This stock exchange transaction also resulted in a recapitalization of the Company with Kiwa BVI becoming the surviving entity of the transaction for accounting purposes. Grobstein, Horwath & Company, LLP audited Kiwa Bio-Tech’s financial statements for the period from June 5, 2002 (date of inception) to December 31, 2002 and the fiscal year ended December 31, 2003. Grobstein, Horwath & Company, LLP’s reports for those periods did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal year ended December 31, 2004, for which audit services were provided by Grobstein, Horwath & Company, LLP, and through March 13, 2006, there were no disagreements with Grobstein, Horwath & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Grobstein, Horwath & Company, LLP, would have caused them to make reference to the subject matter in their report.

Prior to Mao & Company CPAs, Inc. becoming our independent registered public accounting firm, neither we, nor anyone on our behalf, consulted with Mao & Company, CPAs, Inc. regarding either the application of accounting principles to a specific or contemplated transaction or the type of audit opinion that might be rendered on our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

KIWA BIO-TECH PRODUCTS GROUP CORPORATION AND ITS SUBSIDIARIES

REPORT OF INDEPENDENT AUDITOR, MAO & COMPANY CPAS, INC.

To the Board of Directors and Stockholders of
Kiwa Bio-Tech Products Group Corporation

We have audited the accompanying consolidated balance sheet of Kiwa Bio-Tech Products Group Corporation and Subsidiary (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kiwa Bio-Tech Products Group Corporation and Subsidiary as of December 31, 2005 and the consolidated results of their operations and their cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mao & Company CPAs, Inc.

New York, New York
April 14, 2006

REPORT OF INDEPENDENT AUDITOR, GROBSTEIN, HORWATH & COMPANY LLP

To the Board of Directors and Stockholders of
Kiwa Bio-Tech Products Group Corporation

We have audited the accompanying consolidated balance sheets of Kiwa Bio-Tech Products Group Corporation and Subsidiary (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kiwa Bio-Tech Products Group Corporation and Subsidiary as of December 31, 2004 and the consolidated result of their operations and their cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grobstein, Horwath & Company, LLP

Sherman Oaks, California
February 25, 2005

Consolidated Balance Sheets Kiwa Bio-Tech Products Group Corporation and Subsidiaries Consolidated Balance Sheets

	Year Ended December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$14,576	$17,049
Accounts receivable	701,486	963,403
Other receivable	-	157,495
Inventories	495,597	83,677
Prepaid expenses	1,962	131,600
Other current assets	27,186	26,340
Total current assets	1,240,807	1,379,564
Property, Plant and Equipment:
Buildings	1,012,219	986,965
Machinery and equipment	447,361	218,250
Automobiles	103,914	101,321
Office equipment	57,423	49,688
Computer software	8,940	8,717
	1,629,857	1,364,941
Less: accumulated depreciation	(192,991)	(109,847)
Property plant and equipment - net	1,436,866	1,255,094
Construction in progress	33,429	32,595
Intangible asset-net	410,586	463,730
Total assets	$3,121,688	$3,130,983
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued expenses	$1,000,477	$560,874
Construction costs payable	372,338	370,453
Short-term loans	-	50,000
Due to related parties	454,193	128,884
Convertible notes payable-unrelated party	407,135	312,104
Current portion of bank notes payables	13,647	12,879
Total current liabilities	2,247,790	1,435,194
Long-term liabilities, less current portion:
Unsecured loans payable	1,424,996	1,389,443
Bank notes payable	13,895	26,853
Total long-term liabilities	1,438,891	1,416,296
Stockholders’ equity (deficiency)
Common stock -$0.001 par value Authorized 100,000,000 shares and 50,000,000 shares at December 31, 2005 and 2004, respectively Issued and outstanding 59,235,930 shares and 40,873,711 shares at December 31, 2005 and 2004, respectively	59,236	40,874
Preferred stock -$0.001 par value Authorized 20,000,000 shares and nil shares at December 31, 2005 and 2004, respectively Issued and outstanding nil shares at December 31, 2005 and 2004	-	-
Additional paid-in capital	4,835,968	4,393,415
Deficit Accumulated	(5,482,555)	(4,154,796)
Accumulated other comprehensive income	22,358
Total stockholders’ equity (deficiency)	(564,993)	279,493
Total liabilities and stockholders’ equity	$3,121,688	$3,130,983

Consolidated Statements of Operations and Comprehensive Income

	Year Ended December 31,
	2005	2004
Net sales	$631,794	$1,300,251
Cost of sales	232,692	641,236
Gross profit	399,102	659,015
Operating expenses:
Consulting and professional fees	614,532	448,442
Officers’ compensation	38,727	77,398
General and administrative	664,637	598,492
Research and development	11,264	49,622
Depreciation and amortization	106,283	52,798
Reverse merger costs	-	1,417,434
Total costs and expenses	1,435,443	2,644,186
Operating loss	(1,036,341)	(1,985,171)
Interest expense, net	(293,834)	(803,913)
Other income	2,416	60,411
Net loss	$(1,327,759)	$(2,728,673)
Other comprehensive income (loss):
Translation adjustment	22,358	-
Comprehensive loss	$(1,305,401)	$(2,728,673)
Net loss per common share-basic and diluted	$(0.026)	$(0.074)
Weighted average number of common shares outstanding-basic and diluted	50,957,995	36,887,339

Consolidated Statement of Stockholders’ Equity (Deficiency)

Kiwa Bio-Tech Products Group Corporation and Subsidiaries Consolidated Statement of Stockholders’ Equity (Deficiency)

	Common Stock		Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficits	Income	(Deficiency)
Balance, January 1, 2004	30,891,676	30,892	1,184,108	(1,426,123)	-	(211,123)
Shares retained by public stockholders in March 2004 reverse merger transaction	4,038,572	4,038	(4,038)	-	-	-
Issuance of warrants valued at $0.54 per share on March 30, 2004 in conjunction with March 2004 reverse merger transaction	-	-	943,380	-	-	943,380
Issuance of stock options valued at $0.57 per share on March 30, 2004 to consultant in conjunction with March 2004 reverse merger transaction	-	-	171,000	-	-	171,000
Beneficial conversion feature of convertible note payable funded on January 25, 2004	-	-	500,000	-	-	500,000
Beneficial conversion feature of convertible note payable funded on April 7, 2004	-	-	200,000	-	-	200,000
Restricted shares issued to a consultant for services at $0.45 per share on May 24, 2004.	75,000	75	33,675	-	-	33,750
Shares issued upon conversion of convertible notes payable at $0.25 per share on June 8, 2004	2,800,000	2,800	697,200	-	-	700,000
Shares issued to China Agricultural University in conjunction with April 2004 Patent Transfer Agreement at $0.42 per share on July 19, 2004	1,000,000	1,000	419,000	-	-	420,000
Shares issued to consultant in conjunction with July 2004 Standby Equity Distribution transaction at $0.001 per share on July 29, 2004	26,567	27	(27)	-	-	-
Shares issued for commitment fee in conjunction with July 2004 Standby Equity Distribution transaction at $0.001 per share on July 29, 2004	704,039	704	(704)	-	-	-
Shares issued to lawyer for legal services at $0.014 per share on September 14, 2004	892,857	893	124,107	-	-	125,000
Issuance of warrants on September 23, 2004 in conjunction with September 2004 convertible notes payable	-	-	82,559	-	-	82,559
Shares issued to consultants for services at $0.10 per share on October 1, 2004	415,000	415	41,085	-	-	41,500
Issuance of restricted common stock to a consultant as final compensation at $0.07 per share on November 19, 2004	30,000	30	2,070	-	-	2,100
Net loss for the year ended December 31, 2004	-	-	-	(2,728,673)	-	(2,728,673)
Balance, December 31, 2004	40,873,711	40,874	4,393,415	(4,154,796)	-	279,493
Issuance of common stock to Cornell Capital Partners, Limited in the first nine months of 2005, as first to thirty-third repayments in conjunction with Promissory Note dated January 4, 2005	18,362,219	18,362	294,503	-	-	312,865
Issuance of detachable warrants in conjunction with the issuance of convertible promissory notes to the holders in June 2005	-	-	21,700	-	-	21,700
Beneficial conversion feature of the convertible promissory notes funded in June 2005	-	-	106,666	-	-	106,666
Issuance of detachable warrants in conjunction with the advance agreement with a director dated May 23, 2005	-	-	8,633	-	-	8,633
Issuance of detachable warrants in conjunction with the advance agreement with a related party dated June 29, 2005	-	-	5,417	-	-	5,417
Issuance of detachable warrants in conjunction with the advance agreement with a director dated September 30, 2005	-	-	5,021	-	-	5,021
Issuance of detachable warrants in conjunction with the advance agreement with a director dated December 31, 2005			613			613
Net loss for the year ended December 31, 2005	-	-	-	(1,327,759)	-	(1,327,759)
Translation adjustment	-	-	-	-	22,358	(22,358)
Balance, December 31, 2005	59,235,930	59,236	4,835,968	(5,482,555)	22,358	(564,993)

Consolidated Statements of Cash Flows

Kiwa Bio-Tech Products Group Corporation and Subsidiaries Consolidated Statements of Cash Flows

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(1,327,759)	$(2,728,673)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for services	-	202,350
Issuance of securities for reverse merger costs	-	1,114,380
Depreciation and amortization	146,932	91,061
Amortization of detachable warrants	78,447	44,663
Amortization of beneficial conversion feature of convertible notes payable	106,666	700,000
(Gain)/Loss on disposal of Property, Plant and Equipment	-	121,268
Changes in operating assets and liabilities:
(Increase)decrease in :
Accounts receivable	261,917	(918,168)
Inventories	(411,920)	51,524
Other receivable	157,495	(157,495)
Prepaid expenses	129,638	(131,600)
Other current assets	(846)	83,471
Due from related party	-	30,574
Increase(decrease)in:
Accounts payable and accrued expenses	439,603	499,781
Construction cost payable	-	(153,045)
Net cash used in operating activities	(419,827)	(1,149,909)
Cash flows from investing activities:
Purchase of property and equipment	(229,989)	(159,234)
Acquisition of intangible asset	-	(60,411)
Net cash used in investing activities	(229,989)	(219,645)
Cash flows from financing activities:
Decrease (increase) in restricted cash	-	300,000
Proceeds from short-term loans	-	50,000
Repayment of short-term loans	(50,000)	(283,930)
Proceeds from related parties	488,501	28,884
Repayment to related parties	(163,741)	-
Proceeds from convertible notes payable	720,000	1,050,000
Repayment of convertible notes payable	(350,000)	-
Proceeds from long-term borrowings	-	265,806
Repayment of long-term borrowings	(12,190)	(72,887)
Net cash provided by financing activities	632,570	1,337,873
Foreign currency translation	14,773	-
Cash and cash equivalents:
Net decrease	(2,473)	(31,681)
Balance at beginning of year	17,049	48,730
Balance at end of year	$14,756	$17,049

Supplemental Disclosures of Cash flow Information:
Cash paid for interest	$6,354	$57,966
Cash paid for taxes	-	-
Non-cash investing and financing activities:
Issuance of common stock for convertible notes payable	312,865	700,000
Beneficial conversion feature of convertible notes payable	106,666	700,000
Transfer from convertible notes due to related party	-	100,000
Issuance of common stock in exchange for patent	-	420,000
Issuance of detachable warrants in conjunction with issuance of convertible notes payable	$41,384	$82,559

Notes to Consolidated Financial Statements

1. Background and Basis of Presentation

Organization - On March 12, 2004, pursuant to an Agreement and Plan of Merger dated as of March 11, 2004, by and among Tintic Gold Mining Company (“Tintic”), TTGM Acquisition Corporation, a Utah corporation and wholly-owned subsidiary of Tintic Gold Mining Company, and Kiwa Bio-Tech Products Group Ltd. (“Kiwa Bio-Tech”), a British Virgin Islands international business company, TTGM Acquisition Corporation merged with and into Kiwa Bio-Tech. Each share of Kiwa Bio-Tech common stock was converted into 1.5445839 shares of Tintic Gold Mining Company Common Stock, with Kiwa Bio-Tech surviving as Tintic Gold Mining Company’s wholly-owned subsidiary. The merger resulted in a change of control of Tintic Gold Mining Company, with former Kiwa Bio-Tech stockholders owning approximately 89% of Tintic Gold Mining Company on a fully diluted basis. The Company accounted for this transaction as a reverse merger. Subsequent to the merger, Tintic Gold Mining Company changed its name to Kiwa Bio-Tech Products Group Corporation (the “Company”). On July 22, 2004, we completed our reincorporation in the State of Delaware.

Business - The Company’s business plan is to develop, manufacture, distribute and market innovative, cost-effective and environmentally safe bio-technological products for the agricultural, natural resources and environmental protection markets, primarily in China. The Company intends to improve existing products and to develop new products. Activities to date have included conducting research and development, acquiring and developing intellectual property, raising capital, development of a manufacturing facility, identification of strategic acquisitions and marketing our products. The Company’s first product, a photosynthesis biological catalyst, was introduced in the Chinese agricultural market in November 2003.

In 2002, Kiwa Bio-Tech chartered Kiwa Bio-Tech Products (Shandong) Co. Ltd. (“Kiwa-SD”), a wholly-owned subsidiary organized under the laws of China, as its offshore manufacturing base to capitalize on low cost, high quality manufacturing advantages available in China. The Company has completed the development stage in fourth quarter of 2004 as the Company generated substantial revenue from planned principal operations.

Basis of Presentation - The consolidated financial statements include the operations of Kiwa Bio-Tech Products Group Corporation and its wholly-owned subsidiaries, and are presented in accordance with generally accepted accounting principles in the United States. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Country Risk - As the Company’s principal operations are conducted in China, the Company is subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in China. The Company’s results of operations may be adversely affected by changes in the political and social conditions in China, and by changes in governmental policies with respect to laws and regulations, among other things.

In addition, all of the Company’s transactions undertaken in China are denominated in RMB, which must be converted into other currencies before remittance out of China may be considered. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the Chinese government.

Credit Risk - The Company performs ongoing credit evaluations of its customers and intends to establish an allowance for doubtful accounts when amounts are not considered fully collectable. According to the Company’s credit policy, the Company provides 100% bad debt provision for the amounts outstanding over 365 days, which management believes is consistent with industry practice in the China region. Though we have no conclusive indication of insolvency from any of our customers, for the sake of prudence, we accrued bad debt allowance $82,942 for the long outstanding balance. Management of the Company believes that the accounts receivable balance as of December 31, 2004 will be fully collected.

Going Concern - The consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not purport to represent the realizable or settlement values. We incurred a net loss of $1,327,759 and $2,728,673 during the fiscal year ended December 31, 2005 and 2004, respectively, and our current liabilities exceeded our current assets by $1,006,983 and $55,630 at December 31, 2005 and 2004, respectively. These factors create substantial doubt about our ability to continue as a going concern.

As a result of the aforementioned conditions, the Company’s registered independent public accountants, in their independent auditors’ reports on the consolidated financial statements as of and for the year ended December 31, 2005 and 2004, have included an explanatory paragraph in their opinion indicating that there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Revenue Recognition - The Company recognizes sales in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”. Sales represent the invoiced value of goods, net of value added tax (“VAT”), supplied to customers, and is recognized upon delivery of goods and passage of title.

All of the Company’s sales made in China are subject to the Chinese value-added tax at rates ranging from 13% to 17% (“output VAT”). Such output VAT is payable after offsetting VAT paid by the Company on purchases (“input VAT”).

Net Loss Per Common Share - Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per common share reflects the potential dilution that would occur if dilutive securities (stock options, warrants and convertible debt) were exercised. These potentially dilutive securities were not included in the calculation of loss per share for the periods presented because the Company incurred a loss during such periods and thus their effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share is the same for all periods presented. As of December 31, 2005, potentially dilutive securities aggregated 21,669,116 shares of common stock. The loss per common share calculation for fiscal year ended December 31, 2005 and 2004 reflect the March 2004 recapitalization of Kiwa Bio-Tech.

The Company effected a 4-for-1 split of its outstanding shares of common stock effective March 29, 2004, in conjunction with the reverse merger transaction with Kiwa Bio-Tech as described above. Unless otherwise indicated, all share and per share amounts presented herein have been adjusted to reflect the stock split.

Advertising - The Company charges all advertising costs to expense as incurred. Advertising expenses for the years ended December 31, 2005 and 2004 were $30,141 and $17,416, respectively.

Research and development - Research and development costs are charged to expense as incurred.

Cash and Cash Equivalents - Highly liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Financial Instruments and Fair Value - The Company accounts for financial instruments under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which requires that all derivative financial instruments be recognized in the consolidated financial statements and maintained at fair value regardless of the purpose or intent for holding them. Changes in fair value of derivative financial instruments are either recognized periodically in income or stockholders’ equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of SFAS No. 133 did not have a material impact on the Company’s consolidated financial position or its results of operations because the Company does not currently hold any derivative financial instruments and does not engage in hedging activities. The carrying amounts for cash and cash equivalents, accounts receivable, other receivables, deposits and prepayments, short-term borrowings, accounts payable, other payables and accruals approximate their fair values because of the short maturity of those instruments.

Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Management believes that there is no obsolete inventory.

Property, Plant and Equipment - Property, Plant and Equipment are stated at cost. Major expenditures for betterments and renewals are capitalized while ordinary repairs and maintenance costs are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets after taking into account the estimated residual value. The estimated useful lives are as follows:

Buildings	20-35 years
Machinery and equipments	4 -12 years
Automobiles	8 years
Office equipment	5 years
Computer software	3 years

Construction in progress represents factory and office buildings under construction. The Company capitalizes interest during the construction phase of qualifying assets in accordance with SFAS No. 34, “Capitalization of Interest Cost”. No interest was capitalized during 2005 and 2004 as the construction in progress was minimal.

We periodically evaluate our investment in long-lived assets, including property and equipment, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable. Our judgments regarding potential impairment are based on legal factors, market conditions and operational performance indicators, among others. In assessing the impairment of property and equipment, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets. The Company has determined that there was no impairment of long-lived assets at December 31, 2005.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation when it is more likely than that the assets will not be recovered.

Operating Leases - Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

Foreign Currency Translation - The functional currency of the Company is China Renminbi (“RMB”), which is the primary medium of exchange where Kiwa-SD operates. The Company reports its financial results in United States dollars (“U.S. dollars”).

Translations of amounts from RMB into U.S. dollars were at approximately US$ 1.00 = RMB 8.28 for all periods prior to July 21, 2005. Due to the stability of the RMB during the periods covered by the consolidated financial statements prior to July 21, 2005, no material exchange differences exist during the aforesaid period. On July 21, 2005, the People’s Bank of China announced it would appreciate the RMB, increasing the RMB-US$ exchange rate from approximately US$ 1.00 = RMB 8.28 to approximately US$ 1.00 = RMB 8.11. The Company translates Kiwa-SD’s assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date (at December 31, 2005, the prevailing exchange rate of the US dollar against the RMB was 8.0702), and the statement of operations is translated at the average rates over the relevant reporting period. Equity items are translated at historical rates. Adjustments resulting from the translation from RMB into US$ are recorded in stockholders’ equity as part of accumulated comprehensive income (loss). Gains or losses resulting from transactions in currencies other than RMB are reflected in the statement of operations and comprehensive income.

Comprehensive (Loss) Income - The Company has adopted the SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Stock Issued for Compensation and Financing - The Company from time to time issues shares of common stock, options or warrants for services rendered or for financing costs. Stock issued to non-employees is valued based on the market price on the transaction date. With respect to stock options and warrants issued to non-employees, the Company has adopted the SFAS No. 123, “Accounting for Stock-Based Compensation,” which establishes a fair value method of accounting for stock-based compensation plans. In accordance with SFAS No. 123, the cost of stock options and warrants issued to non-employees is measured at the grant date based on the fair value of the award. The fair value of the stock-based award is determined using the Black-Scholes option-pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the term of the loan period.

With respect to stock awards issued to employees, the Company has elected to continue to account for stock-based employee compensation plans utilizing the intrinsic value method. The provisions of SFAS No. 123 currently in effect allow companies to either record an expense in the financial statements to reflect the estimated fair value of stock options or warrants to employees, or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), but to disclose on an annual basis the pro forma effect on net income (loss) and net income (loss) per common share had the fair value of the stock options and warrants been recorded in the financial statements. SFAS No. 123 was amended by SFAS No. 148, which now requires companies to disclose in financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. Under the intrinsic value method, the compensation cost for stock options and warrants is measured as the excess, if any, of the fair market price of the Company’s common stock at the date of grant above the amount an employee must pay to acquire the common stock. The Company did not issue any stock options to its officers or management during the fiscal years ended December 31, 2005 and 2004.

As of December 15, 2005, SFAS No. 123 and APB No. 25 will be superseded by SFAS No. 123R, which will require all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after December 15, 2005. See “Recent Accounting Pronouncements,” below.

Reclassification from prior year audited financial statements -   Certain prior year comparative figures have been reclassified to conform with the current year presentation.

2. Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS No. 151 will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123-R, “Share Based Payments”, which requires that the compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. The cost will be measured based on the estimate fair value of the equity or liability instruments issued. SFAS 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

Also, in December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions”. The amendments made by SFAS No. 153 are based on the principle that the exchange of nonmonetary assets should be measured using the estimated fair market value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of nonmonetary assets do not have commercial substance. A nonmonetary exchange has “commercial substance” if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for monetary exchanges in fiscal periods beginning after June 15, 2005. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, “Accounting Changes”, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Management believes the adoption of this statement will not have an immediate material impact on the consolidated financial statements of the Company.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement does not have an immediate material impact on the consolidated financial statements of the Company.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3. Inventories

Inventories consisted of the following at December 31, 2005 and 2004:

	December 31, 2005	December 31, 2004
Raw materials	$417,237	$36,248
Work in progress	-	32,295
Finished goods	78,360	15,134
Total	$495,597	$83,677

4. Other receivable

The other receivable consists of a right to receive the repayment of an advance of $157,495 previously made to an unrelated U.S. incorporated entity, Kiwa Bio-Tech Products, Inc. (“KBPI”), for payment of merger costs in March 2004. KBPI has fully repaid the amount during 2005.

5. Prepaid expenses

As of December 31, 2004, the prepaid expenses mainly consisted of $63,750 prepaid to KBPI for one-year of marketing service. According to the marketing service agreement, KBPI would be entitled to receive a royalty of 8% of the gross profits derived from the products or services sold by the Company which are referred by KBPI. The Company did not pay any royalty fee to KBPI since it did not successfully refer any sales to the Company throughout the term of the agreement.

Other consulting fees included $45,000 prepaid to a consultant for public relation services and sourcing of equity and debt financing for the Company over a one-year consulting period. The Company prepaid $6,850 to another consultant for public relation services over six months. In addition, $16,000 in 2004 was prepaid to a placement agent of the Company to raise bridge financing..

As of December 31, 2005, the prepaid expenses amounted $1,962, including prepaid rental, web hosting fee and insurance.

Prepaid expenses consisted of the following at December 31, 2005 and 2004:

	December 31, 2005	December 31, 2004
Marketing service fee	-	$63,750
Fees for public relations and sourcing of financing	-	51,850
Others	1,962	-
Place agent fee	-	16,000
Total	$1,962	$131,600

6. Property Plant and Equipment

The total gross amount of property, plant and equipment was $1,629,857 and $1,364,941 as of December 31, 2005 and 2004, respectively. The increase of $264,916 is mainly due to research and development equipment purchased during 2005 for $223,067. The research and development equipment has various uses.

Depreciation expense was approximately $83,144 and $74,379 for the fiscal years ended December 31, 2005 and 2004, respectively.

7. Intangible Assets

The Company’s intangible asset as of December 31, 2005 consisted of the following:

	Expected Amortization Period	Gross Carrying Value	Accumulated Amortization	Intangible asset, Net
Patent	8.5 years	$480,411	$69,825	$410,586

The following table presents future expected amortization expense related to the patent:

Amount
2006	$56,518
2007	56,518
2008	56,518
2009	56,518
2010	56,518
Thereafter	127,996
$410,586

8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2005 and 2004:

	2005	2004
Consulting and professional payables	$411,360	$140,566
Payables to material suppliers	211,903	230,618
Interest payable	106,880	23,430
Salary payable	92,557	35,325
Insurance payable	81,553	47,711
Office rent payable	39,007	-
Payables to equipment suppliers	13,761	13,417
Others	43,456	69,807
Total	$1,000,477	$560,874

9. Construction Costs Payable

Construction costs payable represents remaining amounts to be paid for the first phase of the construction project.

10. Related Party Transactions

Amounts due to related parties consisted of the following at December 31, 2005 and 2004:

	Notes	December 31, 2005	December 31, 2004
Mr. Wei Li (“Mr. Li”)	(i )	$191,861	$16,779
China Star (“China Star Investment Group”)	(ii )	263,165	112,105
Unamortized fair value of warrants issued to China Star		(833)	-
Total		$454,193	$128,884

(i) Mr. Li

Mr. Li is the Chairman of the Board and the Chief Executive Officer of the Company. The balance due to Mr. Li primarily consists of a loan and operating expenses that Mr. Li paid on behalf of the Company.

On May 23, 2005, the Company entered into a loan agreement with Mr. Li for various advances amounting to the aggregate of $156,685. The advances were unsecured and bore interest at 12% per annum with the period of 180 days since the date of draw down. The due dates of the advances have been extended to June 30, 2006. The Company has also granted 783,423 shares of detachable warrants to Mr. Li.

Each warrant attached to the advances entitles Mr. Li to subscribe for one share of common stock of the Company at an exercise price equal to the closing quote of the Company’s shares on the date of draw down, which ranged from $0.011 to $0.0481 per share. The warrants expire two years from the date of issue. None of the detachable warrants were exercised in the fiscal year ended December 31, 2005. The value of the detachable warrants at the time of their issuance was determined to be $8,633, calculated pursuant to the Black-Scholes option pricing model in accordance. This value has been recorded as a reduction to the advance and has been credited to additional paid-in capital, and is being amortized on the straight-line basis over the term of the loan with the amounts amortized being recognized as interest expense. Any unamortized discount remaining at the date of conversion of the advance will be recognized as interest expense in the period the conversion takes place.

Mr. Li also executed a guarantee of repayment of the 10% Loan and the 12% Loans (described at Note 12 to the Financial Statements as of and for the fiscal years ended December 31, 2005 and 2004). On December 31, 2005, the 10% Loan was repaid in full and retired and the 12% Loans had an outstanding balance of $320,000.

In December 2004 we entered into an agreement with Mr. Li, pursuant to which Mr. Li leases the Company a motor vehicle. The monthly rental payment is $1,812 and the Company made no payments of rental expenses for the fiscal year ended December 31, 2005.

(ii) China Star

China Star is a company which is 28% owned by Mr. Li. Mr. Yun long Zhang, one of our directors, is also General Manager of China Star, who is responsible for its daily operations.

On June 29, September 30, and December 31, 2005, the Company entered into advance agreements with China Star for advances of $94,845, $91,071 and $13,598, respectively. The advances were drawn down in stages over the second and third quarters of 2005, respectively. The advances were unsecured, bore interest at 12% per annum and were initially due in 180 days from the date of draw down. The due dates on all of the advances have been extended to June 2006. The Company has also granted detachable warrants to China Star to purchase the aggregate of 997,571 shares of common stock. As of December 31, 2005, the Company had an outstanding balance due to China Star of $263,165.

Each warrant attached to the advance entitles China Star to subscribe for one share of common stock of the Company at an exercise price equal to the closing quote of the Company’s shares on the date of draw down, which ranged from $0.009 to $0.03 per share. The warrants expire two years from the date of issue. None of the detachable warrants were exercised in the fiscal year ended December 31, 2005. The fair value of the detachable warrants at the time of their issuance was determined to be $10,438, calculated pursuant to the Black-Scholes option pricing model.

Additionally, we lease an office in the United States under a commercial lease agreement with China Star that expired in June 2005 with an aggregate monthly lease payment of approximately $2,560. Pursuant to the lease agreement dated April 1, 2004, rent expenses for the fiscal year ended December 31, 2005 were $15,360. We paid the rental expenses amounted to $15,360 under the lease in 2005. We did not renew the lease when it expired in 2005.

11. Short-Term Loans

As of December 31, 2004, short term loans consisted of loans of $50,000 from Greater China Securities Inc. The loans were unsecured, non-interest bearing and were repaid in February 2005.

12. Convertible Notes Payable

The balance of convertible notes payable as of December 31, 2005 and 2004 was $407,135 and $312,104, respectively.

10% Loan

On September 23, 2004, the Company entered into a convertible loan agreement for $350,000 with interest at 10% per annum (the “10% Loan”), and issued 1,050,000 detachable warrants. The lender is an unrelated party located in the United States. The 10% Loan was initially due on March 23, 2005, but the final maturity date was subsequently extended to April 21, 2005. The Company did not repay the 10% Loan by the extended maturity date. Prior to June 8, 2005, the Company made payments to the lender in the amount of $359,991, which included a penalty interest payment. On June 8, 2005, the Company signed a Payment Acknowledgment and Release with the lender in which the lender acknowledged full satisfaction of the 10% Loan and released the Company from all liability under the 10% Loan.

Each warrant attached to the 10% Loan entitles the holder to subscribe for one share of common stock of the Company at an exercise price of $0.20 per share through September 23, 2007. None of the detachable warrants were exercised in the fiscal year ended December 31, 2005. The fair value of the detachable warrants at the time of their issuance was determined to be $82,559, calculated pursuant to the Black-Scholes option pricing model. This fair value has been recorded as a reduction to the convertible loan and has been credited to additional paid-in capital, and is being amortized on the straight-line basis over the term of the loan with the amounts amortized being recognized as interest expense. Any unamortized discount remaining at the date of conversion of the loan will be recognized as interest expense in the period the conversion takes place. In addition, the Company’s Chief Executive Officer, Mr. Li, also executed a guarantee of repayment of the loan which is secured by shares of the Company’s common stock that he owns.

In connection with the 10% Loan, the Company recorded deferred debt issuance costs of $32,000, consisting of the direct costs incurred for the issuance of the convertible loan. Debt issuance costs were amortized on the straight-line method over the term of the 10% Loan, with the amounts amortized being recognized as interest expense.

Promissory Note with Cornell Capital Partners, LP

On January 4, 2005, as amended by letter agreements dated March 21, 2005 and April 5, 2005, the Company completed a loan transaction pursuant to which the Company received an advance of $400,000 (before deduction of expenses and fees) from Cornell Capital Partners, LP (“Cornell Capital”) in exchange for the issuance by the Company of a promissory note in the original principal amount of $400,000 (the “Cornell Note”). The Cornell Note, bore interest at a rate of 10% per annum and had a term of 290 days. The Company’s obligations under the Cornell Note could be paid from proceeds the Company received pursuant to the Standby Equity Distribution Agreement entered into with Cornell Capital on July 6, 2004. Pursuant to the terms of the Cornell Note, the Company deposited in escrow 39 requests for advances under the Standby Equity Distribution Agreement in the amount of $10,000 each and one request in the amount of $29,589, as well as sufficient shares of the Company’s Common Stock registered pursuant to the Company’s Registration Statement No. 333-117868, to cover the advances. An attorney served as escrow agent in connection with the advance notices and shares that were deposited in escrow pursuant to the Cornell Note. To the extent the Cornell Note was not repaid in cash by the Company, the escrow agent released requests for advances to Cornell Capital and Cornell Capital, at its discretion, could apply the proceeds from the advances to the outstanding balance on the Cornell Note. As of December 31, 2005, the escrow agent had released 32 such advances for an aggregate of 18,362,219 shares of common stock with repayment of $312,865. The balance of principal due on the Cornell Note as of December 31, 2005 was $87,135.

As of March 31, 2006 the Company settled the Cornell Note with a payment of $110,176, constituting all outstanding principal and accrued interest on the Cornell Note (See Note 21) .

12% Loans

On May 30, 2005 and June 16, 2005, the Company entered into three convertible promissory note agreements for the aggregate of $320,000 with interest at 12% per annum (the “12% Loans”), and issued 1,600,000 detachable warrants. The lenders are unrelated parties located in the United States. The 12% Loans are initially due in 3 months from date of draw down, but the final maturity dates were extended for another three months. Mr. Li has provided personal guarantees for the 12% Loans. As part of the loan terms, the lenders have the right to convert the 12% Loans into shares of the Company’s common stock at any time prior to the maturity. The conversion price is based on 75% of the closing quote of the Company’s common stock on the date of conversion. However, the Company has the right in its sole discretion to redeem the 12% Loans in whole or in part for 125% of the face amount plus unpaid accrued interest. The Company did not pay the 12% Loans by the extended maturity date. In April 2006 the Company received notice from one of the lenders of its intention to convert $150,000 of the 12% Loans to the Company’s common stock. On August 7, 2006, $100,000 and accrued interest of $13,710 of the 12% Loans were converted into 773,537 shares of our common stock. As of September 30, 2006, the remaining principle balance of the 12% Loans ($220,000 principal amount plus accrued interest) has been settled. .

Each warrant attached to the 12% Loans entitles the holder to subscribe for one share of common stock of the Company at an exercise price equal to the closing quote of the Company’s shares on the date of draw down, which ranged from $0.018 to $0.023 per share. The warrants expire two years from the date of issue. None of the detachable warrants were exercised in the fiscal year ended December 31, 2005. The fair value of the detachable warrants at the time of their issuance was determined to be $21,700, calculated pursuant to the Black-Scholes option pricing model.

The fair value of the beneficial conversion feature of the 12% Loans was determined to be $106,666, based on a formula that takes the lower of outstanding loan principal and the difference between the conversion price and the fair market value of the Company’s common stock. The fair value of $106,666 was recorded as a reduction to convertible notes payable and will be charged to operations as interest expense from the date of draw down through the date of maturity, which resulted in a charge to operations of $106,666 during the fiscal year ended December 31, 2005.

In connection with the 12% Loans, the Company recorded deferred debt issuance costs of $16,000, consisting of the direct costs incurred for the issuance of the convertible loan. Debt issuance costs are being amortized on the straight-line method over the term of the 12% Loans, with the amounts amortized being recognized as interest expense. Any unamortized debt issuance costs remaining at the date of conversion of the 12% Loans will be recognized as interest expense in the period the conversion takes place.

Other Loans

On January 25, 2004, the Company entered into a convertible loan agreement for $500,000, with interest at 12%, payable at maturity. The loan was scheduled to mature on September 25, 2004. As part of the loan terms, the lender has the right to convert the loan into shares of the Company’s common stock at $0.25 per share at any time prior to the maturity date, subject to the Company completing a reverse merger transaction in the United States, which was accomplished in March 2004. On June 8, 2004, the lender converted the $500,000 loan into 2,000,000 shares of the Company’s common stock at the agreed upon conversion price of $0.25 per share. The lender is an unrelated party located outside the United States.

The fair value of the beneficial conversion feature of this convertible loan was determined to be $500,000, based on a formula that takes the lower of outstanding loan principal and the difference between the $0.25 conversion price and the fair market value of the Company’s common stock of $0.60 per share. The fair value of $500,000 was recorded as a reduction to convertible notes payable and charged to operations as interest expense from January 25, 2004 through the conversion date (June 8, 2004), which resulted in a charge to operations of $281,250 before the conversion date. The unamortized deferred interest expense of $218,750 as of the conversion date was charged to operations.

On March 12, 2004, the Company entered into a convertible loan agreement for $200,000, with interest at 12%, payable at maturity. The loan was scheduled to mature three months after funding. As part of the loan terms, the lender has the right to convert the loan into shares of the Company’s common stock at $0.25 per share at any time prior to the maturity date, subject to the Company completing a reverse merger transaction in the United States, which was accomplished in March 2004. The loan was not funded until April 7, 2004. On June 8, 2004, the lender converted the $200,000 loan into 800,000 shares of the Company’s common stock at the agreed upon conversion price of $0.25 per share. The lender is an unrelated party located outside the United States.

The fair value of the beneficial conversion feature of this convertible loan was determined to be $200,000, based on a formula that takes the lower of outstanding loan principal and the difference between the $0.25 conversion price and the fair market value of the Company’s common stock of $0.60 per share. The fair value of $200,000 was recorded as a reduction to convertible notes payable and charged to operations as interest expense from April 7, 2004 through the conversion date (June 8, 2004), which resulted in a charge to operations of $133,333 before the conversion date. The unamortized deferred interest expense of $66,667 as of the conversion date was charged to operations.

13. Unsecured loans payable

Unsecured loans payable consisted of the following at December 31, 2005 and 2004:

	Notes	December 31, 2005	December 31, 2004
Unsecured loan payable to Zoucheng Municipal Government, non-interest bearing, becoming due within three years from Kiwa-SD’s first profitable year on a formula basis, interest has not been imputed due to the undeterminable repayment date	(i)	$1,115,214	$1,087,390
Unsecured loan payable to Zoucheng Science & Technology Bureau, non-interest bearing, it is due in Kiwa-SD’s first profitable year, interest has not been imputed due to the undeterminable repayment date	(ii)	309,782	302,053
Total		$1,424,996	$1,389,443

Note:
(i) The unsecured loan payable consists of amounts borrowed under a project agreement with Zoucheng Municipal Government, whereby the Company is allowed to borrow up to $1.2 million. The loan is non-interest bearing, becoming due within three years from Kiwa-SD’s first profitable year on a formula basis. Interest has not been imputed due to the undeterminable repayment date.

According to the project agreement, Zoucheng Municipal Government granted the Company use of at least 15.7 acres in Shandong Province, China at no cost for 10 years to construct a manufacturing facility. Under the agreement, the Company has the option to pay a fee of $60,197 per acre for the land use right after the 10-year period. The Company may not transfer or pledge the temporary land use right. The Company also committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. As of December 31, 2005, the Company invested approximately $1.4 million for the project. Management believes that neither the Company nor management will be liable for compensation or penalty if such commitment is not fulfilled.

(ii) The amount was borrowed from Zoucheng Science & Technology Bureau in 2004. It is non-interest bearing, unsecured and due in Kiwa-SD’s first profitable year. Interest has not been imputed due to the undeterminable repayment date.

The Company qualifies for non-interest bearing loans under a government sponsored program to encourage economic development in certain industries and locations. To qualify for the favorable loan terms, a company must meet the following criteria: (1) be a technology company with innovative technology or product (as determined by the Science Bureau of the central government); (2) operate in specific industries, such as agriculture, environmental, education, and others, which the government has determined are important to encourage development; and (3) be located in undeveloped areas such as Zoucheng, Shandong Province where the manufacturing facility of the Company is located.

14. Bank notes payable

Bank notes payable (including current portion) consisted of the following at December 31 of the years indicated:

	2005	2004
Note payable to a bank, payable in monthly installments of $735 up to October 2007 secured by an automobile, bearing an interest rate of 5.32% per annum.	$11,768	$23,159
Note payable to a bank, payable in quarterly installments of principal equal to $1,275 up to March 2008, secured by an automobile, bearing an interest rate of 5.02% per annum.	15,774	16,573
Total	$27,542	$39,732

Maturities of notes payable as of December 31, 2005 are as follows:

Years Ending December 31	Amount
2006	$13,647
2007	12,590
2008	1,305
Total	$27,542

15. Equity-Based Transactions

(a)	Authorized share capital

On June 3, 2004, a majority of the Company’s stockholders approved an amendment to the Company’s Second Restated and Amended Articles of Incorporation to (a) increase from 50,000,000 to 100,000,000 the authorized number of shares of the Company’s common stock and (b) authorize 20,000,000 shares of preferred stock (the rights, preferences, privileges and restrictions to be determined by the Board of Directors). The amendment was effective on July 16, 2004.

(b)	Issued and outstanding share capital

From January 1, 2004 to December 31, 2005, the Company has engaged in the following equity-based transactions:

In conjunction with the March 2004 reverse merger transaction (see under “Organization” in Note 1), the Company entered into the following equity-based transactions:

a. In exchange for 100% of the issued and outstanding shares of Kiwa Bio-Tech, the Kiwa Bio-Tech stockholders were issued 30,891,676 shares of Tintic’s common stock;

b. The stockholders of Tintic retained their 4,038,572 shares of common stock which were issued and outstanding prior to the consummation of the Merger Agreement;

c. Tintic assumed 1,852,501 stock options issuable by Kiwa Bio-Tech at March 12, 2004;

d. Effective March 11, 2004, the Company issued a warrant to its financial advisor to purchase 1,747,000 shares of common stock exercisable at $0.20 per share for six years. The fair value of this warrant was determined to be approximately $0.54 per share pursuant to the Black-Scholes option-pricing model. The aggregate fair value of such warrant of $943,380 was charged to operations as reverse merger costs during the year ended December 31, 2004; and

e. Effective March 30, 2004, the Company issued a stock option to a consultant to purchase 300,000 shares of common stock exercisable at $0.20 per share for ten years. The fair value of this option was determined to be approximately $0.57 per share pursuant to the Black-Scholes option pricing model. The aggregate fair value of such option of $171,000 was charged to operations as reverse merger costs during the year ended December 31, 2004.

On April 12, 2004, the Company entered into an agreement with China Agricultural University to acquire patent no. ZL 93101635.5 entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing,” which was originally granted by the PRC Patent Bureau on July 12, 1996. The purchase consideration was $480,411, of which $30,205 was paid at signing of the agreement and an additional $30,205 was paid in December 2004. In addition, the Company issued 1,000,000 shares of common stock valued at $0.42 per share based on its fair market value on July 19, 2004 (aggregate value $420,000), the date when the application for the patent right holder alternation registration was approved.

On May 24, 2004, the Company entered into a contract with Cinapsys Inc. to provide investor relations services. The engagement was for a period of twelve months and provided for a monthly retainer of $4,000 and the issuance of 75,000 shares of common stock. The Company recorded a prepaid expense of $33,750 based on the closing price of its common stock on the effective date of the agreement and is amortizing such amount to operations over the 12 month contract period. On September 27, 2004, the Company terminated the engagement letter with Cinapsys Inc. according to the termination clause and the Board of Directors authorized the issuance of the above 75,000 shares of common stocks to Cinapsys Inc. Accordingly, the prepaid expense was written off in 2004.

On July 6, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital which was terminated on March 31, 2006. Under the Standby Equity Distribution Agreement, the Company could, at its discretion, periodically issue and sell to Cornell Capital common stock for a total purchase price of up to $10,000,000, subject to further limitations noted in the next paragraph.

Under the Standby Equity Distribution Agreement, the formula for calculating the purchase price for shares issued is equal to 99% of the market price, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. Cornell Capital received a one-time commitment fee of 704,039 shares of the Company’s common stock following execution of the Agreement on July 29, 2004, which was treated as a reduction of the proceeds. Cornell Capital was paid a fee equal to 4% of each advance, which was retained from each advance. As a result, our proceeds from the sale of shares under the Standby Equity Distribution Agreement were equal to 95% of the market price, calculated as described above. In connection with the Standby Equity Distribution Agreement, the Company also entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. On July 29, 2004, the Company paid Newbridge Securities Corporation a one-time placement agent fee of 26,567 shares of common stock with a value of approximately $10,000 based on the volume weighted average price of the Company’s common stock as quoted by Bloomberg, LP on the date of the Placement Agent Agreement which was treated as a reduction of the proceeds. The Company registered the shares of common stock issuable under the Standby Equity Distribution Agreement for resale by Cornell Capital pursuant to a Registration Statement on Form SB-2 (No. 333-117868), which was declared effective by the SEC in December 2004.

The amount of stock the Company was permitted to sell under the Standby Equity Distribution Agreement at one time was subject to a maximum advance amount of $500,000, with no cash advance occurring within seven trading days of a prior advance, and the Company could not request cash advances if the shares to be issued in connection with an advance would result in Cornell Capital owning more than 9.9% of the Company’s outstanding common stock.

In total, before the Standby Equity Distribution Agreement was terminated, the escrow agent released 32 advances or an aggregate of 18,362,219 shares of common stock with repayment of $312,865. The balance due on the Cornell Note as of December 31, 2005 was $87,135. On March 31, 2006, the Company paid of all outstanding principal and interest on the Cornell Note ($110,176) and terminated the Standby Equity Distribution Agreement. See Note 12 regarding termination of the agreement.

On September 14, 2004, the Company issued 892,857 shares of common stock to Stubbs Alderton and Markiles, LLP, with an aggregate value of $125,000, as payment for legal fees incurred during 2004.

On October 1, 2004, the Company entered a Consulting Agreement with Amy L. Yi to provide investor relations services. The engagement was for a period of six months and provided for the issuance of 200,000 shares of common stock. The Company recorded a prepaid expense of $20,000 based on the closing price of its common stock on the effective date of the agreement and amortized such amount to operations over the six month contract period.

On October 1, 2004, the Company entered a Consulting Agreement with Robert Sullivan to provide investor relations services. The engagement was for a period of three months and provided for the issuance of 165,000 shares of common stock. The Company recorded a prepaid expense of $16,500 based on the closing price of its common stock on the effective date of the agreement and amortized such amount to operations over the three month contract period.

On October 1, 2004, the Company entered a Consulting Agreement with Barry R. Clark to provide investor relations services. The engagement was for a period of four months and provided for the issuance of 200,000 shares of common stock. The Company recorded a prepaid expense of $20,000 based on the closing price of its common stock on the effective date of the agreement and amortized such amount to operations over the four month contract period. After one month of service, the Company terminated the engagement with Barry R. Clark according to the termination clause and the Board of Directors authorized the cancellation of certificates representing 150,000 shares of stock issued to Barry R. Clark and the issuance of 30,000 shares of restricted stock to Barry R. Clark as final compensation, which was recognized as consulting expenses as of December 31, 2004.

(c)	Option

On June 3, 2004, a majority of the Company’s stockholders approved the adoption of the Company’s 2004 Stock Incentive Plan (the “Plan”). At the annual meeting of the stockholders held on September 12, 2006, an amendment to the Plan was approved by the required vote of the Company’s stockholders. As of September 12, 2006, there are 3,047,907 shares of the Company’s common stock reserved for the issuance of stock options and stock purchase rights under the Plan, of which not more than 500,000 shares may be granted to any participant in any fiscal year. The amendment is described in detail in the Company’s definitive proxy statement, which was filed with the SEC on August 9, 2006.

The options granted under of the Plan will expire ten years from the date of grant. The options which are not issued to an officer, a director or a consultant will become exercisable at least as rapidly as 20% per year over the five-year period commencing on the date of grant. As of December 31, 2005, no stock options or stock purchase rights had been granted under the Plan.

16. Major Customers and Suppliers

Two customers accounted for 51.3%, 45.3% of our net sales for the fiscal year ended December 31, 2005. No other single customer accounted for more than 3% of our revenues. All of the revenues are generated from Chinese customers in 2005. Three customers accounted for 46.1%, 26.3% and 18.5% of our net sales for the fiscal year ended December 31, 2004. The revenue from Chinese and South-East Asian customers accounted for 53.9% and 46.1% in 2004 respectively.

Three suppliers accounted for 64.0%, 17.2% and 12.5% of our net purchases for the fiscal year ended December31, 2005. Three suppliers accounted for 49.2%, 27.6%, and 4.1% of our net purchases for the fiscal year ended December 31, 2004. The raw materials used in our products are available from a variety of alternative sources.

17. Other Income

During the year ended December 31, 2005, the Company received a grant from the municipal government in Shandong Province of China of $2,416, which the Company was eligible for because it is a high-tech enterprise qualified by the local government. The subsidy is non-recurring.

In 2004, the Company had other income of $60,411 attributable to the forgiveness by Zoucheng Science & Technology Bureau in Shandong Province, China of a loan borrowed in 2003.

18. Taxation

As of December 31, 2005 and 2004, the Company has no material deferred tax assets, since the Company has incurred operating losses and has established a valuation allowance equal to the total deferred tax asset. In addition, there was also no material deferred tax liability as of December 31, 2005 and 2004.

In accordance with the relevant tax laws in China, Kiwa-SD would normally be subject to a corporate income tax rate of 33% on its taxable income. However, in accordance with the relevant tax laws in China, Kiwa-SD is exempt from corporate income taxes for its first two profit making years and is entitled to a 50% tax reduction for the succeeding three years. Kiwa-SD has not provided for any corporate income taxes since it had no taxable income for the years ended December 31, 2005 and 2004.

In accordance with the relevant tax laws in the British Virgin Islands, Kiwa Bio-Tech Products Group Ltd., as an International Business Company, is exempt from income taxes.

A reconciliation of the provision for income taxes determined at the statutory average state and local income taxes to the Company’s effective income tax rate is as follows:

	Year ended December 31, 2005	Year ended December 31, 2004
Statutory income tax	33%	33%
Impact of effective tax exemption	(33%)	(33%)
Effective rate	-	-

19. Lease Commitments

The Company has the following material contractual obligations:

Operating lease commitments - The Company previously leased an office in Beijing under an operating lease that expired in April 2005 with an aggregate monthly lease payment of approximately $2,882. This operating lease was replaced by another operating lease expiring in March 2008 with an aggregate monthly lease payment of approximately $4,990. Rent expense under the operating leases for the fiscal year ended December 31, 2005 and 2004 was $52,416 and $31,703 respectively.

The Company previously leased an office in the United States under a commercial lease agreement with China Star expired in June 2005 with an aggregate monthly lease payment of approximately $2,560. This operating lease was replaced by another operating lease with a third party expiring in June 2008 with an aggregate monthly lease payment of approximately $1,000. Pursuant to the lease agreements, rent expense for the fiscal year ended December 31, 2005 and 2004 was $20,763 and $21,904, respectively. At December 31, 2005, the remaining minimum lease payments amounted to $29,833.

Lease commitments under the foregoing lease agreements are as follows:

Fiscal year	Amount
2006	$72,114
2007	72,114
2008	21,004
Total	$165,232

20. Retirement Plan

As stipulated by the regulations of the Chinese government, Kiwa-SD has defined contribution retirement plans for their employees. The Chinese government is responsible for the pension liability to these retired employees. The Company was required to make specified contributions to the state-sponsored retirement plan at 20% of the local average salary cost. Each of the employees of the PRC subsidiaries of the Company is required to contribute 8% of his/her basic salary. For the fiscal years ended December 31, 2005 and 2004, accrued contributions made by the Company were $32,210 and $26,146, respectively.

21. Subsequent Events

On March 10, 2006, the Company entered into a Stock Purchase Agreement with two Chinese citizens, pursuant to which the Company agreed to issue 5,000,000 shares of our common stock in exchange for RMB 6,000,000 (RMB1.20 per share). The Stock Purchase Agreement was disclosed on the Company’s 8-K filed on March 10, 2006. (On March 10, 2006 the US$-RMB exchange rate as published by the State Administration of Foreign Exchange of the PRC was $1.00 US$ per 8.0492RMB.) In issuing the stock, the Company relied on Section 4(2) of the Securities Act of 1993 and Rule 506 of Regulation D promulgated under the act for its exemption from the registration requirements of the act. No underwriters or brokers were used in the transaction and no underwriting or broker fees were paid. The purchaser was granted "piggy-back" registration rights in the event that the Company undertakes to register any of its shares. The registration rights, which are set forth in Exhibit A to the Stock Purchase Agreement expire four years from the effective date of the Stock Purchase Agreement. Pursuant to the agreement, 30% of the total purchase price for the stock is due in 10 days from the effective date and the balance must be paid in 20 days. As of June 30, 2006, the full purchase price had been paid and the 5,000,000 shares were issued.

Pursuant to a Termination Agreement dated March 31, 2006, the Company terminated the following agreements with Cornell Capital: the Standby Equity Distribution Agreement dated July 6, 2004; the Registration Rights Agreement dated July 6, 2004; the Placement Agent Agreement dated July 6, 2004 and the Promissory Note in favor of Cornell Capital dated January 4, 2005 (all of the foregoing, the "Financing Agreements"). Prerequisite to termination of the Financing Agreements, the Company paid Cornell Capital $110,176, constituting all outstanding principal and accrued interest on the Cornell Note. In the conjunction with the termination and settlement, Cornell Capital returned 5,864,357 shares of our common stock that were held as collateral under the Standby Equity Distribution Agreement. These shares were cancelled and converted to authorized but unissued shares of the Company.

FINANCIAL STATEMENTS AS OF JUNE 30, 2006 (UNAUDITED)

Condensed Consolidated Balance Sheets (Unaudited)

Kiwa Bio-Tech Products Group Corporation and Subsidiaries
Condensed Consolidated Balance Sheet

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$673,371	$14,576
Accounts receivable, net of allowance for doubtful account $86,041 and $ 82,942 as at June 30, 2006 and December 31, 2005, respectively	709,526	701,486
Note receivable	157,500	-
Inventories	487,837	495,597
Prepaid expenses	1,039	1,962
Other current assets	35,200	27,186
Total Current Assets	2,064,473	1,240,807
Property plant and equipment:
Buildings	1,021,663	1,012,219
Machinery and equipment	451,535	447,361
Automobiles	104,883	103,914
Office equipment	57,959	57,423
Computer software	9,024	8,940
	1,645,064	1,629,857
Less: Accumulated depreciation	(248,927)	(192,991)
Property plant and equipment - net	1,396,137	1,436,866
Construction in progress	33,740	33,429
Intangible assets-net	385,164	410,586
Deferred financing cost	49,954
Total assets	$3,929,468	$3,121,688
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable and accrued expenses	$1,267,487	$1,000,477
Construction costs payable	375,812	372,338
Due to related party	107,842	454,193
Convertible notes payable-unrelated party	320,000	407,135
Current portion of bank notes payable	14,011	13,647
Total current liabilities	2,085,152	2,247,790
Long-term liabilities, less current portion:
Unsecured loans payable	1,438,291	1,424,996
Bank notes payable	6,956	13,895
Long-term convertible notes payable	857,500	-
Discount on beneficial conversion feature	(308,556)	-
Total long-term liabilities	1,994,191	1,438,891
Shareholders' (Deficit) Equity
Common stock -$0.001 par value	64,236	59,236
Authorized 100,000,000 shares at June 30, 2006 and December 31, 2005, respectively Issued and outstanding 64,235,930 and 59,235,930 shares at June 30, 2006 and December 31, 2005, respectively	-	-
Preferred stock -$0.001 par value Authorized 20,000,000 shares at June 30, 2006 and December 31, 2005 Issued and outstanding no shares at June 30, 2006 and December 31, 2005	-	-
Additional paid-in capital	6,525,030	4,835,968
Stock-based compensation reserve	(93,215)	-
Deficit accumulated	(6,684,481)	(5,482,555)
Accumulated other comprehensive income	38,555	22,358
Total stockholders' equity (deficiency)	(149,875)	(564,993)
Total liabilities and stockholders' equity	$3,929,468	$3,121,688

See accompanying notes to condensed consolidated financial statements.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

Kiwa Bio-Tech Products Group Corporation and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net sales	$13,351	$607,611	$24,374	$1,018,303
Cost of sales	12,545	205,945	19,955	280,918
Gross profit	806	401,666	4,419	737,385
Operating expenses:
Consulting and professional fees	243,914	209,824	288,314	346,397
Officers' compensation	109,102	16,632	115,070	24,982
General and administrative	99,261	114,334	171,483	362,134
Research and development	8,461	1,143	16,362	8,423
Depreciation and amortization	37,069	21,694	70,232	51,189
Total costs and expenses	497,808	363,627	661,461	793,125
Operating profit (loss):	(497,002)	38,039	(657,042)	(55,740)
Changes in fair value of warrants	53,652		53,652
Interest expense, net	(574,132)	(66,842)	(598,536)	(134,246)
Other income		2,416		2,416
Net loss	(1,017,482)	(26,387)	(1,201,926)	(187,570)

Other comprehensive income:
Translation adjustment	9,556	-	16,197	-
Comprehensive loss	$(1,007,927)	$(26,387)	$(1,185,729)	$(187,570)
Net loss per common share - basic and diluted	(0.016)	(0.001)	(0.020)	(0.004)
Weighted average number of common shares - basic and diluted	61,598,567	47,776,005	60,423,775	44,771,631

See accompanying notes to condensed consolidated financial statements.

Condensed Consolidated Statement of Stockholders’ Equity (Deficiency) (Unaudited)

Kiwa Bio-Tech Products Group Corporation
Consolidated Statement of Stockholders' Equity (Deficiency)

	Common Stock		Additional Paid-in	Stock-based Compensation	Accumulated	Other Comprehensive	Total Stockholders’ Equity
	Shares	Amount	Capital	Reserve	eficits	income	(Deficiency)
Balance, January 1, 2006	59,235,930	59,236	4,835,968		(5,482,555)	22,358	(564,993)
Issuance of detachable warrants in conjunction with the advances from a related party dated March 31, 2006	-	-	5,145	-	-	-	5,145
Issuance of 5 million shares of common stock pursuant to the Stock Purchase Agreement dated as of March 10, 2006	5,000,000	5,000	740,416	-	-	-	745,416
Beneficial conversion feature of convertible notes payable funded on June 29, 2006	-	-	312,023	-	-	-	312,023
Issuance of detachable warrants in conjunction with the issuance of convertible promissory notes in June 29, 2006	-	-	545,477	-	-	-	545,477
Issuance of warrants to a financing consultant in June 2006	-	-	93,301	(93,215)	-	-	86
Fair value of shares as compensation to an employee	-	-	46,352	-	-	-	46,352
Changes in fair value of warrants	-	-	(53,652)	-	-	-	(53,652)
Net loss for six months ended June 30, 2006	-	-	-	-	(1,201,926)	-	(1,201,926)
Other comprehensive income-Translation adjustment	-	-	-	-	-	16,197	16,197
Balance, June 30, 2006	64,235,930	$64,236	$6,525,030	$(93,215)	$(6,684,481)	$38,555	$(149,875)

See accompanying notes to condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Kiwa Bio-Tech Products Group Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Six months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(1,201,926)	$(187,570)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	81,405	74,075
Amortization of detachable warrants	549,365	48,131
Amortization of beneficial conversion feature of convertible notes	3,467	27,333
Provision for doubtful debt	3,099	-
Changes in fair value of warrants	(53,652)
Fair value of shares as compensation to an employee	46,352
Changes in operating assets and liabilities:
(Increase)decrease in :
Accounts receivable	(11,139)	(278,321)
Inventories	7,760	39,325
Other receivable	-	157,495
Prepaid expenses	923	53,667
Other current assets	(8,014)	(3,950)
Deferred financing cost	(50,000)	-
Increase(decrease)in:
Accounts payable and accrued expenses	267,009	190,465
Construction cost payable	-	(7,405)
Net cash used in operating activities	(365,351)	113,245
Cash flows from investing activities:
Purchase of property and equipment	-	(6,749)
Acquisition of intangible asset	-	-
Net cash used in investing activities	-	(6,749)
Cash flows from financing activities:
Proceeds from issuance of common stock	745,416	-
Repayment of short-term loans	-	(50,000)
Proceeds from related parties	75,633	251,529
Repayment to related parties	(420,641)	(30,634)
Proceeds from convertible notes payable	-	720,000
Repayment of convertible notes payable	(87,135)	(350,000)
Proceeds from long-term convertible notes payable	700,000	-
Repayment of long-term borrowings	(6,574)	(6,388)
Net cash provided by financing activities	1,006,699	534,507
Foreign currency translation	17,447	-
Cash and cash equivalents:
Net increase	658,795	641,003
Balance at beginning of period	14,576	17,049
Balance at end of period	$673,371	$658,052

Supplemental Disclosures of Cash flow Information:
Cash paid for interest	$23,306	$22,327
Cash paid for taxes	-	-
Non-cash investing and financing activities:
Beneficial conversion feature of convertible notes payable	$312,023	$106,666
Issuance of common stock for convertible notes payable		$180,822
Issuance of detachable warrants in conjunction with issuance of convertible notes payable	$710,566	$35,570

See accompanying notes to condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)

References herein to “we”, “us”, “our” or “the Company” refer to Kiwa Bio-Tech Products Group Corporation and its wholly-owned subsidiaries unless the context specifically states or implies otherwise.

1.  Background and Basis of Presentation

Organization - On March 12, 2004, pursuant to an Agreement and Plan of Merger dated as of March 11, 2004, by and among Tintic Gold Mining Company (“Tintic”), TTGM Acquisition Corporation, a Utah corporation and wholly-owned subsidiary of Tintic Gold Mining Company, and Kiwa Bio-Tech Products Group Ltd. (“Kiwa Bio-Tech”), a British Virgin Islands international business company, TTGM Acquisition Corporation merged with and into Kiwa Bio-Tech. Each share of Kiwa Bio-Tech common stock was converted into 1.5445839 shares of Tintic Gold Mining Company Common Stock, with Kiwa Bio-Tech surviving as Tintic Gold Mining Company’s wholly-owned subsidiary. The merger resulted in a change of control of Tintic Gold Mining Company, with former Kiwa Bio-Tech stockholders owning approximately 89% of Tintic Gold Mining Company on a fully diluted basis. The Company accounted for this transaction as a reverse merger. Subsequent to the merger, Tintic Gold Mining Company changed its name to Kiwa Bio-Tech Products Group Corporation (the “Company”). On July 22, 2004, we completed our reincorporation in the State of Delaware.

Business - Our business plan is to develop, manufacture, distribute and market innovative, cost-effective and environmentally safe bio-technological products for agriculture, stockbreeding markets located primarily in China. The Company’s product initiatives can be divided into three primary categories - bio-fertilizers, and related products; biologically enhanced feed for livestock; and an animal flu disinfector delivered by aerosol. We intend to improve existing products and to develop new products. Our activities to date have included conducting research and development, acquiring and developing intellectual property, raising capital, developing a manufacturing facility, entering into strategic relationships, and marketing our products.

Bio-fertilizer . We have developed a number of bio-fertilizer and other products for plants and are developing more. Our first product, a photosynthetic bacteria-based biological catalyst, was introduced in China’s agricultural market in November 2003. We had significant sales of this product in 2004 and the first half of 2005, but sales have been significantly reduced since then due to the temporary shutdown of our manufacturing facility. In the second half of 2005 we interrupted production at our manufacturing facility with the intention of upgrading the facility to produce a new, potentially lucrative series of bacillus-bacteria based fertilizer. Unfortunately an anticipated financing in the second half of 2005 did not close, which contributed to a shortage of working capital and prevented us from upgrading our facility as planned. Our sales volume in the second half of 2005 declined severely as a result of the temporarily closing of our manufacturing facility and the delay of the launching of the new bacillus fertilizer product as planned. In the first half of 2006, we have begun to increase our production levels, but the volume of production and sales remains low.

Our photosynthetic bacteria based fertilizers are protected by trade secret. Our bacillus-based fertilizers are protected by patents. On April 12, 2004, we entered into an agreement with China Agricultural University to acquire patent Number ZL 93101635.5 entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing,” which was originally granted by the PRC Intellectual Property Bureau on July 12, 1996. There are no limitations under this agreement on our exclusive use of the patent. The patent covers six different species of bacillus which have been tested as bio-fertilizers to enhance yield and plant health. The production methods of the six species are also patented. The patent will expire on February 9, 2013.

We have obtained four Fertilizer Registration Certificates from the Chinese government - one covering our photosynthetic bacteria fertilizer, and three covering our bacillus bacteria fertilizer. Some of our products contains ingredients of both photosynthesis and bacillus bacteria.

Currently our manufacturing facility has the capability to produce leaf fertilizer (ZHIGUANGYOU, JINPENGJIABAO, PENDUOSHOU), additional fertilizer (YIMULING, CHAOFEIBAO, ZHIGUANGYOU) and ground fertilizer (ZHIGUANGYOU II). By now, due to the lack of our own bacillus production capability, we purchased semi-manufactured bacillus goods and reprocessed our products with other fertilizer components according to our particular fertilizer prescriptions. When we have sufficient resources, we plan is to upgrade our facility to 1,000 ton. These upgrades are expected to cost $300,000.

Livestock Feed . On July 11, 2006, the Company and Tianjin Challenge Feed Co., Ltd. (“Challenge Feed”) completed the formation of a joint venture to engage in the developing, manufacturing and marketing of biologically enhanced feed for livestock. The joint venture will be located in Tianjin, China and operated through Tianjin Kiwa Feed Co., Ltd. (“TKF”), a jointly-owned limited liability company organized under the laws of the PRC. Pursuant to a joint venture agreement we agreed to invest $480,000 in cash for 80% of the equity of TKF. For 20% equity of TKF, Challenge Feed agreed to invest machinery and equipment used in bio-feedstuff production lines with an agreed value of $120,000. Under the joint venture agreement, both we and Challenge Feed are required to make our capital contributions within six months of the date that TKF receives its business license. As of October 13, 2006, we had contributed $230,000 of our capital contribution commitment.

TKF’s total annual production capacity is expected to be approximately 40,000 metric tons of concentrated and supportive feeds and from August 2006 it began to produce sales.

Avian Flu Disinfector. On May 8, 2006 we entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co., Ltd. ("JKB"). Pursuant to the agreement, JKB agreed to transfer its AF-01 Anti-Viral Aerosol technology for veterinary medicine applications to the Company. The AF-01 aerosol technology is a broad-spectrum antiviral agent with potent inhibitory and/or viricidal effects on a variety of RNA viruses found in animals and fowls such as bird flu. We acquired the exclusive production right and other related rights to produce an anti-viral aerosol drug for use with animals. Our hope is to develop a commercialized product in the form of spray for applying in fowl houses and other animal holding facilities to prevent and cure virus-caused diseases.

We are now in the process of applying for a new animal medicine certification for the AF-01 technology. Before marketing this product, we will need to: (1) successfully complete a safety evaluation, pre-clinical study, pharmacological and toxicological test, clinical trial report, stability test report, environmental impact report and other obligatory experiments by statutory authorities; (2) acquire a company or factory with GMP qualification and submit the new drug application in the name of the acquired company to the Administrative Department for Veterinary Medicine of State Council (the “Administrative Department”); (3) pass an evaluation by the veterinary drug evaluation institution established by the Administrative Department and pass a sample quality retrial by a test institution established by the Administrative Department after the application is accepted; (4) acquire a Administrative Certificate of New Veterinary Drug from the Administrative Department compliant with its drug qualification standards; and (5) pass an evaluation of manufacturing requirements by the Administrative Department and procure a Veterinary Drug Manufacturing License.

Basis of Presentation - The consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries, and are presented in accordance with generally accepted accounting principles in the United States. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements are unaudited and do not include all information or notes necessary for a complete presentation of financial condition, results of operations and cash flows.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates include bad debt provision, depreciation and amortization, fair value of warrant and beneficial conversion feature of convertible bonds.

Country Risk - As the Company’s principal operations are conducted in China, the Company is subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in China. The Company’s results of operations may be adversely affected by changes in the political and social conditions in China, and by changes in governmental policies with respect to laws and regulations, among other things.

In addition, all of the Company’s transactions undertaken in China are denominated in Renminbi (“RMB”), which must be converted into other currencies before remittance out of China may be considered. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the Chinese government.

Credit Risk - The Company performs ongoing credit evaluations of its customers and intends to establish an allowance for doubtful accounts when amounts are not considered fully collectable. According to the Company’s credit policy, the Company generally provides 100% bad debt provision for the amounts outstanding over 365 days after the deduction of the amount subsequently settled after the balance sheet date, which management believes is consistent with industry practice in the China region.

As of June 30, 2006, there was $790,479 in accounts receivable over 365 days old. However, we have established repayment schedules with certain major customers in April 2006 to extend their credit periods. These customers are currently making repayments on schedule. Subsequent to balance sheet date as at June, 30, 2006 amount of RMB 3,000,000 (approximately $375,000) was collected against those receivables. Though we have no conclusive indication of insolvency from any of our customers, for the sake of prudence, we accrued a bad debt allowance of $86,041, which represents the total outstanding accounts receivables over 365 days old apart from those covered in the repayment schedules which have been in effect since April 2006.

The management of the Company expects that the remaining uncollected balance of those receivables can be collected according to agreed repayment schedule.

Going Concern - The consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not purport to represent the realizable or settlement values. We incurred a net loss of $1,201,926 and $187,570 during the six months ended June 30, 2006 and 2005, respectively, and our total liabilities exceeded our assets by $149,875 and $564,993 at June 30, 2006 and December 31, 2005, respectively. Included in net loss were non-cash expenses of $615,764 and $87,880 for the six months ended June 30, 2006 and 2005. Although the Company has recently closed a financing of 6% convertible notes (see Note 11, below), it is likely that the available resources are insufficient to allow the Company to execute its business plan and it will be necessary to procure further sources of capital to sustain the Company’s operations. These factors create substantial doubt about our ability to continue as a going concern.

The Company’s registered independent public accountants, in their independent auditors’ reports on the consolidated financial statements as of and for the year ended December 31, 2005 and 2004 contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, have included an explanatory paragraph in their opinion indicating that there is substantial doubt about our ability to continue as a going concern. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Revenue Recognition - The Company recognizes sales in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”. Sales represent the invoiced value of goods, net of value added tax (“VAT”), supplied to customers, and is recognized upon delivery of goods and passage of title.

All of the Company’s sales made in China are subject to the Chinese value-added tax at rates ranging from 13% to 17% (“output VAT”). Such output VAT is payable after offsetting VAT paid by the Company on purchases (“input VAT”).

Net Loss Per Common Share - Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per common share reflects the potential dilution that would occur if dilutive securities (stock options, warrants, convertible debt, stock subscription and other stock commitments issuable) were exercised. These potentially dilutive securities were not included in the calculation of loss per share for the periods presented because the Company incurred a loss during such periods and thus their effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share is the same for all periods presented. As of June 30, 2006, potentially dilutive securities aggregated 20,712,016 shares of common stock.

Advertising - The Company charges all advertising costs to expense as incurred.

Research and development - Research and development costs are charged to expense as incurred.

Cash and Cash Equivalents - Highly liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Financial Instruments and Fair Value - The Company accounts for financial instruments under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which requires that all derivative financial instruments be recognized in the consolidated financial statements and maintained at fair value regardless of the purpose or intent for holding them. Changes in fair value of derivative financial instruments are either recognized periodically in income or stockholders’ equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows.

The carrying amounts for cash and cash equivalents, accounts receivable, other receivables, deposits and prepayments, short-term borrowings, accounts payable, other payables and accruals approximate their fair values because of the short maturity of those instruments.

Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Management believes that there is no obsolete inventory.

Property, Plant and Equipment - Property, Plant and Equipment are stated at cost. Major expenditures for betterments and renewals are capitalized while ordinary repairs and maintenance costs are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets after taking into account the estimated residual value. The estimated useful lives are as follows:

Buildings	20-35 years
Machinery and equipments	4 -12 years
Automobiles	8 years
Office equipment	5 years
Computer software	3 years

Construction in progress represents factory and office buildings under construction. The Company capitalizes interest during the construction phase of qualifying assets in accordance with SFAS No. 34, “Capitalization of Interest Cost”. No interest was capitalized during six months ended June 30, 2006 and 2005 as the construction in progress was minimal.

We periodically evaluate our investment in long-lived assets, including property and equipment, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable. Our judgments regarding potential impairment are based on legal factors, market conditions and operational performance indicators, among others. In assessing the impairment of property and equipment, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets. The Company has determined that there was no impairment of long-lived assets at June 30, 2006.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation when it is more likely than not that the assets will not be recovered.

Operating Leases - Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

Foreign Currency Translation - The functional currency of the Company is RMB of China, which is the primary medium of exchange where Kiwa Bio-Tech Products (Shandong) Co., Ltd. (“Kiwa-SD”) operate. The Company reports its financial results in United States dollars (“U.S. dollars” or “US$”).

Translations of amounts from RMB into U.S. dollars were at approximately US$ 1.00 = RMB 8.28 for all periods prior to July 21, 2005. Due to the stability of the RMB during the periods covered by the consolidated financial statements prior to July 21, 2005, no material exchange differences exist during the aforesaid period. On July 21, 2005, the People’s Bank of China announced it would appreciate the RMB, increasing the RMB-US$ exchange rate from approximately US$ 1.00 = RMB 8.28 to approximately US$ 1.00 = RMB 8.00. The Company translates Kiwa-SD’s assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date (on June 30, 2006, the prevailing exchange rate of the U.S. dollar against the RMB was 7.9956), and the statement of operations is translated at the average rates over the relevant reporting period. Equity items are translated at historical rates. Adjustments resulting from the translation from RMB into U.S. dollars are recorded in shareholders’ equity as part of accumulated comprehensive income (loss). Gains or losses resulting from transactions in currencies other than RMB are reflected in the statement of operations and comprehensive income.

Comprehensive (Loss) Income - The Company has adopted the SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Stock Issued for Compensation and Financing - As of December 15, 2005, SFAS No. 123R, “ Share-Based Payment ” , superseded SFAS No. 123 and APB No. 25, and began with the first interim or annual period after December 15, 2005. Under SFAS No. 123R, compensation cost is calculated on the date of grant using the fair value of the option as determined using the Black-Scholes method. The Black-Scholes valuation calculation requires the Company to estimate key assumptions such as expected term, volatility and forfeiture rates to determine the fair value of a stock option. The estimate of these key assumptions is based on historical information and judgment regarding market factors and trends. The compensation cost is amortized straight-line over the vesting period.

Prior to December 31, 2005, the Company accounted for stock options under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by FASB Statement No. 123, “Accounting for Stock-Based Compensation”.

Reclassification from Prior Year Financial Statements -   Certain prior year comparative figures have been reclassified to conform to the current year presentation.

2.  Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS No. 151 will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123-R, “Share Based Payments”, which requires that the compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. The cost will be measured based on the estimate fair value of the equity or liability instruments issued. SFAS 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

Also, in December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions”. The amendments made by SFAS No. 153 are based on the principle that the exchange of nonmonetary assets should be measured using the estimated fair market value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of nonmonetary assets do not have commercial substance. A nonmonetary exchange has “commercial substance” if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for monetary exchanges in fiscal periods beginning after June 15, 2005. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, “Accounting Changes”, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Management believes the adoption of this statement will not have an immediate material impact on the consolidated financial statements of the Company.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management believes the adoption of this statement does not have an immediate material impact on the consolidated financial statements of the Company.

The adoption of EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” in the first quarter of 2005 did not have a material impact on the Company’s results of operations and financial condition.

In October 2005, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)”, which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance shall be applied upon initial adoption of SFAS 123R. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In November 2005, the FASB issued FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”, which provides a practical transition election related to accounting for the tax effects of share-based payment awards to employees. An entity must follow either the transition guidance for the APIC pool in SFAS 123R or the alternative transition method described in the FSP. The alternative method comprises a computational component that establishes a beginning balance of the APIC pool and a simplified method to determine the subsequent impact on the APIC pool of awards that are fully vested and outstanding upon the adoption of SFAS 123R. The impact on the APIC pool of awards partially vested upon, or granted after, the adoption of SFAS 123R should be determined in accordance with the guidance in that statement. The FSP was effective November 10, 2005. As described in the FSP, an entity will be permitted to take up to one year to determine its transition alternatives to make its one-time election. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (“SPE”) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140." SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. The adoption of SFAS 156 is expected to have no material impact on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3.  Inventories

Inventories consisted of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005
	(Unaudited)
Raw materials	$419,774	$417,237
Finished goods	68,063	78,360
Total	$487,837	$495,597

4.  Property, Plant and Equipment

The total gross amount of property, plant and equipment was $1,645,064 and $1,629,857 as of June 30, 2006 and December 31, 2005, respectively. The increase of $15,207 is due to appreciation of RMB. All of our property, plant and equipment is located in China and recorded in RMB.

Depreciation expense was approximately $55,936 and $38,947 for six months ended June 30, 2006 and 2005, respectively.

All of our property, plant and equipment have been used as collateral to secure our performance of our 6% long-term convertible notes issued pursuant to a securities purchase agreement dated June 29, 2006 (See Note 11 to the Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006). They had also been used as collateral for three convertible promissory notes in May and June of 2005 (See Note 9 to the Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006). The holders of these notes have agreed to subordinate their security interests to the security interests of the holders of our 6% long-term convertible notes.

5.  Intangible Asset

The Company’s intangible asset as of June 30, 2006 consisted of the following:

	Expected Amortization Period	Gross Carrying Value	Accumulated Amortization	Intangible Asset, Net
Patent	8.5 years	$480,411	$95,247	$385,164

The following table presents future expected amortization expense related to the patent:

Amount
2006	$29,252
2007	58,505
2008	58,505
2009	58,505
2010	58,505
Thereafter	121,892
$385,164

This patent has been used as collateral to secure our performance on our 6% long-term convertible notes issued pursuant to a securities purchase agreement dated June 29, 2006 (See Note 11 to the Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006). The patent had also been used as collateral for three convertible promissory notes in May and June of 2005 (See Note 9 to the Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006). The holders of these notes have agreed to subordinate their security interests to the security interests of the holders of our 6% long-term convertible notes.

6.  Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005
	(Unaudited)
Consulting and professional payables	$533,246	$411,360
Payables to material suppliers	197,602	211,903
Interest payable	126,452	106,880
Salary payable	158,542	92,557
Insurance payable	86,198	81,553
Office rental payable	70,011	39,007
Payables to equipment suppliers	14,804	13,761
Others	80,632	43,456
Total	$1,267,487	$1,000,477

7.  Construction Costs Payable

Construction costs payable represents remaining amounts to be paid for the first phase of construction of our bio-fertilizer facility in Shandong.

8.  Related Party Transactions

Amounts due to related parties consisted of the following as of June 30, 2006 and December 31, 2005:

	Notes	June 30, 2006	December 31, 2005
		(Unaudited)
Mr. Wei Li (“Mr. Li”)	(i)	$60,446	$191,861
China Star Investment Management Co. Ltd. (“China Star”)	(ii)	49,572	263,165
Unamortized fair value of warrants issued to China Star		(2,176)	(833)
Total		$107,842	$454,193

(i) Mr. Li

Mr. Li is the Chairman of the Board and the Chief Executive Officer of the Company. The balance due to Mr. Li primarily consists of a loan and operating expenses that Mr. Li paid on behalf of the Company.

In December 2004, we entered into an agreement with Mr. Li, pursuant to which Mr. Li leases to the Company a motor vehicle. The monthly rental payment is $1,876 and $1,871 and the Company made no payments of rental expenses for the six months ended June 30, 2006 and 2005 respectively.

On May 23, 2005, the Company entered into a loan agreement with Mr. Li for various advances amounting in aggregate to $156,685. The advances were unsecured, bore interest at 12% per annum, and were initially due 180 days from the date of draw down. The Company has also granted 783,423 shares of detachable warrants to Mr. Li.

During the first half of 2006, Mr. Li advanced an additional $11,648 to the Company, and repaid $143,063 to him in June 2006. As of June 30, 2006, the remaining balance due to Mr. Li was $60,446; the due date has been extended to September 30, 2006.

Mr. Li also executed without any compensation from the Company a guarantee of repayment of the 10% Loan and the 12% Loans (described in Note 9 to the Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006 ). In 2005, the 10% Loan was repaid in full and retired. As of June 30, 2006, the 12% Loans had an outstanding balance of $320,000. On August 7, 2006, the principal of $100,000 and accrued interest of $13,710 of the 12% Loans were converted into 773,537 shares of our common stock, leaving the remaining principal balance of the 12% Loans at $220,000.

In addition, Mr. Li has pledged without any compensation from the Company all of his common stock of the Company as collateral security for the Company’s obligations under the 6% secured convertible notes in the aggregate principal amount of $2,450,000 and the warrants to purchase 12,250,000 shares of the Company’s common stock (described in Note 11 to the Condensed Consolidated Financial Statements).

(ii) China Star

China Star is a company which is 28% owned by Mr. Li. Mr. Yun long Zhang, one of our directors, is also General Manager of China Star and is responsible for its daily operations.

In 2005, the Company entered into three advance agreements with China Star for combined advances of $199,514. The advances were unsecured, bore interest at 12% per annum and were initially due in 180 days from the date of draw down. In conjunction with the advance agreements the Company has granted detachable warrants to China Star to purchase an aggregate of 997,571 shares of common stock.

The balance due to China Star was $49,572 and $263,165 as June 30, 2006 and December 31, 2005, respectively. In the first half of 2006, China Star advanced an additional $63,985 to the Company and the Company had repaid $277,578 to China Star.

On March 31, 2006, the Company entered into an advance agreement with China Star for advances of $38,655. The advances were drawn down in stages over the first quarter of 2006. The advances were unsecured, bore interest at 12% per annum and were initially due 180 days from the date of draw down. The Company has also granted detachable warrants to China Star to purchase an aggregate of 193,276 additional shares of common stock. During the second quarter of 2006, China Star has advanced an additional $25,529 to the Company. As of June 30, 2006, the outstanding balance due to China Star was $49,572. The due date has been extended to December 31, 2006. In issuing the warrants, the Company relied on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act for its exemption from the registration requirements of the Securities Act.

Each warrant attached to the advances entitles China Star to subscribe for one share of common stock of the Company at an exercise price equal to the closing quote of the Company’s shares on the date of draw down. The warrants expire two years from the date of issue. None of the detachable warrants were exercised as of June 30, 2006. The fair value of the detachable warrants at the time of their issuance was determined pursuant to the Black-Scholes option pricing model.

The Company previously rented an office in the United States under a commercial lease agreement with China Star with an aggregate monthly lease payment of approximately $2,560. The lease expired in June 2005 and was replaced by another operating lease with a third party. Pursuant to the lease agreement, rent expense for the six and three months ended June 30, 2005 was $15,360 and $7,680, respectively.

9.  Convertible Notes Payable

The balance of convertible notes payable as of June 30, 2006 and December 31, 2005 was $320,000 and $407,135 respectively.

12% Loans

On May 30, 2005 and June 16, 2005, the Company entered into three convertible promissory note agreements for the aggregate of $320,000 with interest at 12% per annum (the “12% Loans”), and issued 1,600,000 detachable warrants. The lenders are unrelated parties located in the United States. The 12% Loans are initially due in three months from the date of draw down, but the final maturity dates were extended for another three months. The 12% Loans are secured by the property, plant and equipment and other assets of the Company and its subsidiary in China, subordinate to bank debt. Mr. Li has provided personal guarantees for the 12% Loans. As part of the loan terms, the lenders have the right to convert the 12% Loans into shares of the Company’s common stock at any time prior to maturity. The conversion price is based on 75% of the closing quote of the Company’s common stock on the date of conversion. However, the Company has the right in its sole discretion to redeem the 12% Loans in whole or in part for 125% of the face amount plus unpaid accrued interest.

The Company did not pay the 12% Loans by the extended maturity date. As of June 30, 2006 and December 31, 2005, the balance of the 12% Loans was $320,000 and $320,000, respectively. On August 7, 2006, the principal of $100,000 and accrued interest of $13,710 of the 12% Loans were converted into 773,537 shares of our common stock, and the remaining principal balance of the 12% Loans at $220,000 has been settled as of October 13, 2006.

Each warrant attached to the 12% Loans entitles the holder to subscribe for one share of common stock of the Company at an exercise price equal to the closing quote of the Company’s shares on the date of draw down, which ranged from $0.018 to $0.023 per share. The warrants expire two years from the date of issue. None of the detachable warrants were exercised as of June 30, 2006. The fair value of the detachable warrants at the time of their issuance was determined to be $21,700, calculated pursuant to the Black-Scholes option pricing model.

The fair value of the beneficial conversion feature of the 12% Loans was determined to be $106,666, based on a formula that takes the lower of outstanding loan principal and the difference between the conversion price and the fair market value of the Company’s common stock. The fair value of $106,666 was recorded as a reduction to convertible notes payable and charged to operations as interest expense.

In connection with the 12% Loans, the Company recorded deferred debt issuance costs of $16,000, consisting of the direct costs incurred for the issuance of the convertible loan. Debt issuance costs were amortized on the straight-line method over the term of the 12% Loans, with the amounts amortized being recognized as interest expense.

Promissory Note with Cornell Capital Partners, LP

On January 4, 2005, as amended by letter agreements dated March 21, 2005 and April 5, 2005, the Company issued a promissory note (the “Cornell Note”) in the original principal amount of $400,000 to Cornell Capital Partners, LP (“Cornell Capital”), and received an advance of $400,000 (before deduction of expenses and fees). The Cornell Note bore interest at a rate of 10% per annum and had a term of 290 days.

In 2005, the Company issued an aggregate of 18,362,219 shares of common stock with repayment of $312,865 to Cornell Capital, pursuant to the Standby Equity Distribution Agreement dated as of July 6, 2004. The balance of principal due on the Cornell Note as of December 31, 2005 was $87,135.

On March 31, 2006, the Company settled the Cornell Note with a payment of $110,176, constituting all outstanding principal $87,135 and accrued interest on the Cornell Note , and signed a Termination Agreement with Cornell Capital, pursuant to which the Company terminated all the agreements with Cornell Capital, including the Standby Equity Distribution Agreement dated July 6, 2004.

10% Loan

On September 23, 2004, the Company entered into a convertible loan agreement for $350,000 with interest at 10% per annum (the “10% Loan”), and issued 1,050,000 detachable warrants. Mr. Wei Li, the Company’s Chief Executive Officer, also executed a guarantee of repayment of the loan which is secured by shares of the Company’s common stock that he owns. Prior to June 8, 2005, the Company made payments to the lender in the amount of $359,991, which included a penalty interest payment and was released from all liability under the 10% Loan.

Each warrant attached to the 10% Loan entitles the holder to subscribe for one share of common stock of the Company at an exercise price of $0.20 per share through September 23, 2007. None of the detachable warrants were exercised as of June 30, 2006. The fair value of the detachable warrants at the time of their issuance was determined to be $82,559, and was fully amortized as interest expense.

10.  Unsecured loans payable

The balance of unsecured loans payable as of June 30, 2006 and December 31, 2005 was $1,438,291 and $1,424,996, respectively . The difference of $13,295 was caused by the different exchange rates prevailing at the two dates. Unsecured loans payable consisted of the following at June 30, 2006 and December 31, 2005:

	Notes	June 30, 2006	December 31, 2005
		(Unaudited)
Unsecured loan payable to Zoucheng Municipal Government, non-interest bearing, becoming due within three years from Kiwa-SD’s first profitable year on a formula basis, interest has not been imputed due to the undeterminable repayment date	(i)	$1,125,619	$1,115,214
Unsecured loan payable to Zoucheng Science & Technology Bureau, non-interest bearing, it is due in Kiwa-SD’s first profitable year, interest has not been imputed due to the undeterminable repayment date		312,672	309,782
Total		$1,438,291	$1,424,996

Note: (i)	The unsecured loan payable consists of amounts borrowed under a project agreement with Zoucheng Municipal Government whereby the Company is allowed to borrow up to $1.2 million.

According to the project agreement, Zoucheng Municipal Government granted the Company use of at least 15.7 acres in Shandong Province, China at no cost for 10 years to construct a manufacturing facility. Under the agreement, the Company has the option to pay a fee of $62,500 per acre for the land use right after the 10-year period. The Company may not transfer or pledge the temporary land use right. The Company also committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. As of June 30, 2006, the Company invested approximately $1.4 million for the project. Management believes that neither the Company nor management will be liable for compensation or penalty if such commitment is not fulfilled.

The Company qualifies for non-interest bearing loans under a Chinese government sponsored program to encourage economic development in certain industries and locations in China. To qualify for the favorable loan terms, a company must meet the following criteria: (1) be a technology company with innovative technology or product (as determined by the Science Bureau of the central Chinese government); (2) operate in specific industries, such as agriculture, environmental, education, and others, which the Chinese government has determined are important to encourage development; and (3) be located in undeveloped areas such as Zoucheng, Shandong Province where the manufacturing facility of the Company is located.

11.  Long-term convertible notes payable

On June 29, 2006, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with six institutional investors (collectively, the “Purchasers”) for the issuance and sale of (1) 6% secured convertible notes, due three years from the date of issue, in the aggregate principal amount of $2,450,000 (the “6% Notes”), convertible into shares of the Company’s common stock, and (2) warrants (the “Warrants”) to purchase 12,250,000 shares of the Company’s common stock.

In conjunction with the sale and issuance of the 6% Notes, the Company entered into a Registration Rights Agreement with the Purchasers pursuant to which the Company is required to file within 45 days a registration statement under the Securities Act covering the resale of the shares issued upon conversion of the 6% Notes. The Registration Rights Agreement imposes financial penalties if the Company does not timely complete the filing, or the registration statement is not declared effective within 120 days after being filed. The penalties are capped at 10% of the outstanding principal amount of the 6% Notes.

The closing for the sale of the 6% Notes is to occur in three stages. A first sale of 6% Notes with a principal amount of $857,500 closed on June 29, 2006. A second sale of additional 6% Notes with a principal amount of $735,000 closed on August 15, 2006. A third sale of additional 6% Notes with a principal amount of $857,500 are to be issued and sold within two days of this registration statement being declared effective. As of June 30, 2006, the Company has received $700,000 from the first sales of the 6% Notes. The remaining $157,500 of the first sale was recorded as note receivable and subsequently received in July 2006.

The conversion price of the 6% Notes is based on an average of the trading price of the Company’s common stock on the OTC Bulletin Board. The conversion price is discounted 50% before the registration statement is filed, 45% after it is filed if filed before the 45-day deadline, and 40% if the registration statement becomes effective before the 120-day deadline. The conversion price is also adjusted for certain subsequent issuances of any equity securities of the Company at prices below the conversion price then in effect. The 6% Notes contain a volume limitation that prohibits the holder from converting further 6% Notes if by doing so would cause the holder and its affiliates to hold more than 4.99% of the Company’s outstanding common stock. In addition, the holder agrees that it will not convert more than $120,000 principal amount of 6% Notes per calendar month or the average daily dollar volume calculated during the 10 business days prior to a conversion, per conversion.

The exercise price of the Warrants is $0.45 per share, subject to anti-dilution adjustments pursuant to a broad-based weighted average formula for subsequent issues of equity securities by the Company below the trading price of the shares. The Purchase Agreement requires the Company to maintain a reserve of authorized common stock equal to 110% of the number of shares issuable upon full conversion of the 6% Notes and exercise of the Warrants. The Purchase Agreement imposes financial penalties in cash (equal to 2% of the number of shares that the Purchaser is entitled to multiplied by the market price for each day) if the authorized number of shares of common stock is insufficient to satisfy the reserve requirements. The 6% Notes and the Warrants also impose financial penalties on the Company if it fails to timely deliver common stock upon conversion of the 6% Notes and exercise of the Warrants, respectively.

To enable reservation of a sufficient amount of authorized shares that may be issued pursuant to conversion of the 6% Notes and exercise of the Warrants, the Company must amend its Certificate of Incorporation to increase the number of authorized shares of common stock. The Purchase Agreement requires the Company to file with the SEC a proxy statement to solicit shareholder approval to increase the number of authorized shares of common stock no later than August 1, 2006, and to use its best efforts to obtain shareholder approval by November 1, 2006. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock, from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders. The Company incurs a financial penalty in cash or shares at the option of the Company (equal to 2% of the outstanding amount of the Notes per months plus accrued and unpaid interest on the Notes, prorated for partial months) if it breaches this or other affirmative covenants in the Purchase Agreement.

The 6% Notes require the Company to procure the Purchaser’s consent to take certain actions including to pay dividends, repurchasing stock, incur debt, guaranty obligations, merge or restructuring the Company, or selling significant assets.

The Company’s obligations under the 6% Notes and the Warrants are secured by a first priority security interest in the Company’s intellectual property pursuant to an Intellectual Property Security Agreement with the Purchasers, and by a first priority security interest in all of the Company’s other assets pursuant to a Security Agreement with the Purchasers. In addition, the Company’s Chief Executive Officer has pledged all of his common stock of the Company as collateral security for the Company’s obligations under the 6% Notes and the Warrants.

The Purchasers are accredited investors as defined under the Securities Act and the 6% Notes and the Warrants and the underlying common stock upon conversion and exercise will be issued without registration under the Securities Act in reliance on the exemption provided by Rule 506 under Regulation D under the Securities Act.

The fair value of the Warrants underlying the first sale of the 6% Notes (amounted to 4,287,500 shares) at the time of their issuance was determined to be $545,477, calculated pursuant to the Black-Scholes option pricing model. The fair value of the beneficial conversion feature of the 6% Notes was determined to be $312,023. The fair value of $857,500 was recorded as a reduction to 6% Notes payable. Pursuant to EITF98-5, the discount assigned to the convertible instrument should be amortized over the period to the security's earliest conversion date. The warrants are exercisable immediately, and the fair value of the warrants was charged in full to operations as interest expense at the grant date. According to the Purchase Agreement, the conversion may commence 90 days from closing; therefore the discount on the beneficial conversion feature will be amortized to operations as interest expense over 90 days.

The Purchasers of the 6% Notes and Warrants were procured with the assistance of an investment bank pursuant to an engagement letter agreement with the Company.  Pursuant to the engagement, the investment bank is entitled to a cash fee equal to 8% of the aggregate proceeds raised in the financing and to warrants in the quantity equal to 8% of the securities issued in the financing. The Company recorded the cash fee and other direct costs incurred for the issuance of the convertible loan in aggregate of $30,000 as deferred debt issuance costs. Debt issuance costs were amortized on the straight-line method over the term of the 6% Notes, with the amounts amortized being recognized as interest expense.

The warrants issued to the investment bank in connection with the first sale of 6% Notes (amounted to 343,000 shares) are exercisable for three years and will have an exercise price equal to 105% of the purchase price of the 6% Notes and Warrants. The fair value of these warrants at the time of their issuance was determined to be $93,301, calculated pursuant to the Black-Scholes option pricing mode.

12.  Equity-Based Transactions

(d)	Authorized share capital

The Company’s authorized capital consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. At the Company’s 2006 annual meeting, scheduled for September 12, 2006, an amendment to the Company’s Certificate of Incorporation will be submitted to the Company’s stockholders for approval that would increase the number of shares of authorized common stock from 100,000,000 to 200,000,000.  At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock, from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders.

(e)	Issued and outstanding share capital

As of June 30, 2006 and December 31, 2005, the Company had 64,235,930 and 59,235,930 shares of common stock issued and outstanding, respectively. From January 1, 2005 to June 30, 2006, the Company has engaged in the following equity-based transactions:

On January 4, 2005, the Company issued the Cornell Note in the original principal amount of $400,000 to Cornell Capital, and received an advance of $400,000. In the first nine months of 2005, the Company issued an aggregate of 18,362,219 shares of common stock (released from escrow in 32 separate transactions), with repayment of $312,865 of the Cornell Note. The balance due on the Cornell Note as of December 31, 2005 was $87,135. On March 31, 2006, the Company paid all outstanding principal and interest on the Cornell Note ($110,176 ) and terminated the Standby Equity Distribution Agreement. See Note 9 regarding the Cornell Note and the Termination Agreement.

On March 10, 2006, the Company entered into a stock purchase agreement (“Stock Purchase Agreement”) with two Chinese citizens, pursuant to which the Company agreed to issue 5,000,000 shares of our common stock in exchange for RMB 6,000,000 at RMB1.20 per share (On March 10, 2006 the US$-RMB exchange rate as published by the State Administration of Foreign Exchange of the PRC was $1.00 US$ per RMB8.0492). In issuing the stock, the Company relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act for its exemption from the registration requirements of the Securities Act. No underwriters or brokers were used in the transaction and no underwriting or broker fees were paid. The purchaser was granted “piggy-back” registration rights in the event that the Company undertakes to register any of its shares after16 months from the date of the Stock Purchase Agreement. The registration rights expire four years from the effective date of the Stock Purchase Agreement. As of June 30, 2006, the Company has received the proceeds in full and issued 5,000,000 shares of common stock.

(f)	Option

On June 3, 2004, a majority of the Company’s stockholders approved the adoption of the Company’s 2004 Stock Incentive Plan (the “Plan”). At the annual meeting of the stockholders held on September 12, 2006, an amendment to the Plan was approved by the required vote of the Company’s stockholders As of September 12, 2006, there are 3,047,907 shares of the Company’s common stock reserved for the issuance of stock options and stock purchase rights under the Plan, of which not more than 500,000 shares may be granted to any participant in any fiscal year. The amendment is described in detail in the Company’s definitive proxy statement, which was filed with the SEC on August 9, 2006.

The options granted under the Plan will expire ten years from the date of grant. The options which are not issued to an officer, a director or a consultant will become exercisable at least as rapidly as 20% per year over the five-year period commencing on the date of grant. As of June 30, 2006, no stock options or stock purchase rights had been granted under the Plan.

13.  Commitments and Contingencies

The Company has the following material contractual obligations:

Operating lease commitments -The Company previously leased an office in Beijing under an operating lease that expired in April 2005 with an aggregate monthly lease payment of approximately $2,882. This operating lease was replaced by another operating lease expiring in March 2008 with an aggregate monthly lease payment of approximately $5,107. Rent expense under the operating leases for the six months ended June 30, 2006 and 2005 was $30,642 and $18,647, respectively.

The Company previously leased an office in the United States under a commercial lease agreement with China Star with an aggregate monthly lease payment of approximately $2,560. The lease expired in June 2005 and was replaced by another operating lease with a third party expiring in June 2008 with an aggregate monthly lease payment of approximately $1,000. Pursuant to the lease agreements, rent expense for the six months ended June 30, 2006 and 2005 was $6,000 and $15,360, respectively.

The Company leased an office in the United States under a commercial lease agreement with a third party expiring in June 2008 with an aggregate monthly lease payment of approximately $1,000.

Lease commitments under the foregoing lease agreements are as follows:

Fiscal year	Amount
Remaining 6 months of 2006	$36,642
2007	73,284
2008	21,321
Total	$101,247

Technology acquisition - On May 8, 2006 the Company entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co. Ltd. ("JKB"). Pursuant to the Agreement, JKB agreed to transfer its AF-01 Anti-viral Aerosol technology for veterinary medicines to the Company. Pursuant to the agreement the Company will pay JKB a transfer fee of RMB10 million (approximately $1.247 million), of which RMB 6 million will be paid in cash and RMB 4 million will be paid in stock. The cash portion will be paid in installments, the first RMB 3 million installment was set for May 23, 2006 initially, of which RMB 1 million has been paid and both parties have agreed to extend the remaining RMB 2 million to December 31, 2006. Three other installments of RMB 1 million are due upon the achievement of certain milestones, the last milestone being the issuance by the PRC Ministry of Agriculture of a new medicine certificate in respect of the technology. The RMB 4 million stock payment will be due 90 days after the AF-01 technology is approved by the appropriate PRC department for use as a livestock disinfector for preventing bird flu.

Investment in manufacturing and research facilities in Zoucheng, Shandong Province in China - According to the Project Agreement with Zoucheng Municipal Government in 2002, the Company committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. As of June 30, 2006, the Company invested approximately $1.4 million for the project. Management believes that neither the Company nor management will be liable for compensation or penalty if such commitment is not fulfilled (See Note 10 to the Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2006).

14.  Subsequent Events

On July 11, 2006, the Company and Tianjin Challenge Feed Co., Ltd. (“Challenge Feed”) completed the formation of Tianjin Kiwa Feed Co., Ltd. (“TKF”) to engage in the developing, manufacturing and marketing of bio-feedstuff. TKF is located in Tianjin, China and organized under the laws of the PRC. The annual production capacity of TKF is expected to be approximately 40,000 metric tons of concentrated and supportive feeds.

Pursuant to the joint venture agreement between the Company and Challenge Feed, the Company agreed to invest $480,000 in cash for 80% of the equity of TKF. For 20% of the equity of TKF, Challenge Feed agreed to invest machinery and equipment used in bio-feedstuff production lines with an agreed value of $120,000. Under the joint venture agreement, both of the Company and Challenge Feed are required to make their capital contributions within six months of the date when TKF receives its business license. As of October 13, 2006, the Company had contributed $230,000 of its committed capital to TKF.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws authorize us to indemnify, and our Certificate of Incorporation include an indemnification provision under which we have agreed to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, our directors and officers from and against certain claims arising from or related to future acts or omissions as one of our directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

Registration Fee - Securities and Exchange Commission	$1,217
Accounting Fees and Expenses	12,600
Legal Fees and Expenses	30,000
Miscellaneous	2,000
TOTAL	$45,817

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of our securities without registration for the past three years from the date of this registration statement. With respect to the sale of unregistered securities referenced below, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act, and Regulation D promulgated under the Securities Act. In each instance, the purchaser had access to sufficient information regarding our company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the Securities Act and otherwise had the requisite sophistication to make an investment in our securities.

On June 29, 2006, we entered into a securities purchase agreement with six institutional investors for the issuance and sale of (1) 6% secured convertible notes, due three years from the date of issue, in the aggregate principal amount of U.S. $2,450,000, convertible into shares of the Company's common stock and (2) warrants to purchase 12,250,000 shares of the Company's common stock. The issuance of detachable warrants to the Purchasers to purchase the aggregate of 12,250,000 shares of common stock of the Company, in connection with the securities purchase agreement dated June 29, 2006 and the issuance of detachable warrants to the investment bank procured with the securities purchase agreement were an unregistered sale of equity securities under the Securities Act.

On May 8, 2006, we entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co., Ltd. (“JKB”) on the technology transfer and relating technical service for the AF-01 Anti-viral Aerosol. The aggregate purchase consideration under the agreement is $749,157 (RMB 6 million) in cash and common stocks valued at $499,438 (RMB 4 million).

On March 10, 2006, we entered into a Stock Purchase Agreement with two Chinese investors to issue 5,000,000 shares of our common stock in a private placement for Renminbi 6,000,0000 (approximately $750,000). As of April 13, 2006, we had received approximately $350,000 of the amount committed to under the purchase agreement, which represents 47% of the total commitment. We have agreed with the investors to defer funding of the remaining commitment to April 30, 2006. In May 2006, we received the proceeds in full and issued 5,000,000 shares of common stock pursuant to the Stock Purchase Agreement dated March 10, 2006. The purchaser was granted “piggy-back” registration rights in the event that the Company undertakes to register any of its shares after16 months from the date of the Stock Purchase Agreement. The registration rights expire four years from the effective date of the Stock Purchase Agreement.

The issuance of detachable warrants to China Star to purchase the aggregate of 1,190,847 shares of our common stock, in connection with the advance agreements with China Star dated June 29, 2005, September 30, 2006, December 31, 2005 and March 31, 2006 was unregistered sales of equity securities under the Securities Act. In issuing the warrants, we relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act for its exemption from the registration requirements of the Securities Act.

The issuance of detachable warrants to Wei Li to purchase the aggregate of 783,423 of our warrant stock, in connection with Advance Agreement for borrowed money dated May 23, 2005 was an unregistered sale of equity securities under the Securities Act. In issuing the warrants, we relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act for its exemption from the registration requirements of the Securities Act.

We entered into three convertible secured promissory note agreements, for the aggregate note amount of $320,000, with Donald Worthly, Gertrude Yip, and Hiro and Elaine Sugimura on May 30, 2005, June 1, 2005 and June 17, 2005, respectively. The lenders were also granted detachable warrants to purchase an aggregate of 1,600,000 shares of Common Stock in the form warrants pursuant to purchase agreements entered into contemporaneously by the parties. The exercise prices of the warrants are $0.023, 0.022 and $0.018 respectively. In addition, the lenders were granted unlimited piggyback rights.

On October 1, 2004, the Company entered into a Consulting Agreement with Amy L. Yi to provide investor relations services. The engagement was for a period of six months and provided for the issuance of 200,000 shares of common stock.

On October 1, 2004, the Company entered into a Consulting Agreement with Robert Sullivan to provide investor relations services. The engagement was for a period of three months and provided for the issuance of 165,000 shares of common stock.

On October 1, 2004, the Company entered into a Consulting Agreement with Barry R. Clark to provide investor relations services. The engagement was actually executed for one month of service and the Company issued to Barry R. Clark 30,000 shares of restricted stock.

On September 23, 2004, we entered into two convertible note agreements, for the aggregate principal amount of $350,000, with Yong Sam Kim and Song N. Bang. The principal and interest have been settled in cash. In connection with the convertible note agreements, Messrs. Kim and Bang were issued warrants to purchase 900,000 and 150,000 shares of common stock, respectively. Each warrant entitled the holders to subscribe for one share of common stock at an exercise price of $0.20 per share through September 23, 2007. Pursuant to the convertible note agreements, Messrs. Kim and Bang were granted piggy-back registration rights exercisable during the three-year period from the effective date of the agreements. In July 2006, Bang exercised his warrants by cashless exercise for 50,000 shares of our common stock.

On September 14, 2004, the Company issued 892,857 shares of common stock to Stubbs Alderton and Markiles, LLP, with an aggregate value of $125,000, as payment for legal fees incurred during 2004.

        On April 12, 2004, we entered into an agreement with China Agricultural University to acquire patent no. ZL 93101635.5 entitled "Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing", which was originally granted by the PRC Patent Bureau on July 12, 1996. The purchase consideration was $480,411, all of which has been paid In addition, as part of the purchase price, we issued 1,000,000 shares of common stock in September 2004, valued at $0.42 per share based on its fair market value on July 20, 2004 (aggregate value $420,000) which is the date when the application for the patent right holder alternation registration was approved.

On May 24, 2004, in connection with our engagement of Cinapsys, Inc. for investor relations services, we issued a one-time stock payment of 75,000 shares of our common stock at an agreed upon value of $0.45 per share, the closing price on May 24, 2004, for an aggregate value of $33,750.

On March 30, 2004, the Company granted a non-statutory stock option to a consultant to purchase 300,000 shares of common stock exercisable at $0.20 per share for ten years in consideration of services rendered. Upon exercise of the option, the Company would receive gross proceeds of $60,000.

Pursuant to that certain Agreement and Plan of Merger, dated March 11, 2004, in exchange for 100% of the issued and outstanding shares of Kiwa Bio-Tech Products Group Limited, the Kiwa Bio-Tech Products Group Limited stockholders were issued 30,891,676 shares of the Company's common stock. Based on the closing price of the Company's common stock on the closing date of the merger as reported on the OTC Bulletin Board, the aggregate value of the shares of common stock issued to the former Kiwa Bio-Tech Products Group Limited stockholders was $3,861,460.

ITEM 27.  EXHIBITS.

Exhibit No.	Description OF Exhibits	Incorporated by Reference in Document	Exhibit No. in Incorporated Document
2.1	Agreement and Plan of Merger, dated March 11, 2004, by and among Tintic Gold Mining Company, TTGM Acquisition Corporation, and Kiwa Bio-Tech Products Group Ltd.	Form 8-K filed on March 29, 2004	2.1

2.2	Agreement and Plan of Merger, dated July 22, 2004, between Kiwa Bio-Tech Products Group Corporation, a Utah corporation, and Kiwa Bio-Tech Products Group Corporation .	Form 8-K filed on July 23 , 2004	2.1

3.1	Certificate of Incorporation, effective as of July 21, 2004.	Form 8-K filed on July 23 2004	3.1

3.2	Bylaws, effective as of July 22, 2004.	Form 8-K filed on July 23, 2004	3.2

5.1	Opinion of Preston Gates & Ellis LLP	Filed herewith.

10.1	Standby Equity Distribution Agreement, dated July 6, 2004, between Cornell Capital Partners, LP and Kiwa Bio-Tech Products Group Corporation.	Form SB-2 filed August 2, 2004	10.1

10.2	Placement Agent Agreement, dated July 6, 2004, between Newbridge Securities Corporation and Kiwa Bio-Tech Products Group Corporation.	Form SB-2 filed August 2, 2004	10.2

10.3	Registration Rights Agreement, dated July 6, 2004, between Cornell Capital Partners, LP and Kiwa Bio-Tech Products Group Corporation.	Form SB-2 filed August 2, 2004	10.3

Exhibit No.	Description OF Exhibits	Incorporated by Reference in Document	Exhibit No. in Incorporated Document
10.4	Warrant Purchase Agreement, dated March 12, 2004, issued to Westpark Capital, Inc.	Form 10-QSB filed May 20, 2004	10.1

10.5	Convertible Loan Agreement, dated January 25, 2004 between Kiwa Bio-tech Products Group Ltd. and Kao Ming Investment Company	Form 10-QSB filed May 20, 2004	10.2

10.6	Convertible Loan Agreement dated March 12, 2004 for $200,000 between Kiwa Bio-Tech Products Group Corporation and Jzu Hsiang Trading Co., Ltd.	Form 10-QSB filed August 20, 2004	10.1

10.7	Engagement agreement between Kiwa Bio-Tech Products Group Corporation and Cinapsys Inc. dated May 24, 2004	Form 10-QSB filed August 20, 2004	10.3

10.8	Patent Transfer Agreement dated April 12, 2004, between Kiwa Bio-Tech Products (Shandong) Co., Ltd. and China Agricultural University.	Form SB-2/A filed October 8, 2004	10.5

10.9	Patent Transfer Contract, dated April 12, 2004, between Kiwa Bio-Tech Products Group Corporation and China Agricultural University	Form SB-2/A filed November 23, 2004	10.5

10.10	Contract of Project of Venture Capital of Zoucheng Science & Technology Plan (Contract No.: 2004) among KIWA Bio-Tech Products (Shandong) Company, Science & Technology Bureau and Zoucheng Branch of China Commercial Bank of ICBC dated April 2004.	Form SB-2/A filed October 8, 2004	10.6

10.11	Contract of Project of Venture Capital of Zoucheng Science & Technology Plan (Contract No. 2002) among KIWA Bio-Tech Products (Shandong) Company, Zoucheng Science & Technology Bureau and Zoucheng Branch of China Commercial Bank of ICBC dated November 2002.	Form SB-2/A filed October 8, 2004	10.7

10.12	Contract of Project of Venture Capital of Zoucheng Science & Technology Plan (Contract No. 2002) among KIWA Bio-Tech Products Group Limited, Zoucheng Municipal People’s Government Bureau and Zoucheng Branch of China Commercial Bank of ICBC dated May 26, 2002.	Form SB-2/A filed November 23, 2004	10.7

10.13	PBC Project Investment Agreement between KIWA Bio-Tech Products Group Limited and Zoucheng Municipal Government dated June 25, 2002	Form 10-KSB filed April 13, 2005	10.13

10.14	Employment Agreement dated March 18, 2003 between Kiwa Bio-Tech Products Group and Lian jun Luo	Form SB-2/A filed November 23, 2004	10.13

10.15	Employment Agreement dated March 18, 2003 between Kiwa Bio-Tech Products Group and Bin Qu	Form SB-2/A filed November 23, 2004	10.14

10.16	Convertible Loan Agreement dated October 20, 2003 between China Star Investment Group and Kiwa Bio-Tech Products Group Ltd., as amended by letter agreement dated August 1, 2004	Form SB-2/A filed October 8, 2004	10.8

10.17	Loan Agreement dated July 26, 2004 between China Star Investment Group and Kiwa Bio-Tech Products Group Corporation	Form SB-2/A filed November 23, 2004	10.15

10.18	Commercial Lease Agreement dated April 1, 2004 between Kiwa Bio-Tech Products Group Corporation and China Star Investment Company .	Form SB-2/A filed October 8, 2004	10.10

10.19	Convertible Note Agreement dated September 23, 2004 among Kiwa Bio-Tech Products Group Corporation and Young San Kim and Song N. Bang	Form 10-QSB filed November 15, 2004	10.4

Exhibit No.	Description OF Exhibits	Incorporated by Reference in Document	Exhibit No. in Incorporated Document
10.20	Amendment, dated April 7, 2005, to Convertible Note Agreement dated September 23, 2004 among Kiwa Bio-Tech Products Group Corporation and Young San Kim and Song N. Bang	Form 10-KSB filed April 13, 2005	10.20

10.21	Common Stock Warrant dated September 23, 2004, issued by Kiwa Bio-Tech Products Group Corporation to Young San Kim	Form 10-QSB filed November 15, 2004	10.5

10.22	Common Stock Warrant dated September 23, 2004, issued by Kiwa Bio-Tech Products Group Corporation to Song N. Bang	Form 10-QSB filed November 15, 2004	10.6

10.23	Promissory Note of Kiwa Bio-Tech Products Group Corporation, principal amount $400,000, issued to Cornell Capital Partners, LP on January 4, 2005, as amended by letter agreements dated March 21, 2005 and April 5, 2005.	Form 10-KSB filed April 13, 2005	10.23

10.24	Payment Acknowledgment and Release, dated June 8, 2005, among Kiwa Bio-Tech Products Group Corporation and Young San Kim and Song N. Bang	Form 10-QSB filed May 20, 2005	10.1

10.25	Advance Agreement, dated May 23, 2005, between Kiwa Bio-Tech Products Group Corporation and Mr. Wei Li.	Form 10-QSB filed August 15, 2005	10.2

10.26	Promissory Note of Kiwa Bio-Tech Products Group Corporation, principal amount $150,000, issued to Donald Worthly dated May 30, 2005, as amended June 1, 2005.	Form 8-K filed on August 12, 2005	10.1

10.27	Promissory Note of Kiwa Bio-Tech Products Group Corporation, principal amount $70,000, issued to Gertrude Yip dated May 30, 2005, as amended.	Form 8-K filed on August 12, 2005	10.2

10.28	Promissory Note of Kiwa Bio-Tech Products Group Corporation, principal amount $100,000, issued to Hiro Sugimura and Elaine Sugimura dated June 16, 2005.	Form 8-K filed on August 12, 2005	10.3

10.29	Advance Agreement, dated June 29, 2005, between Kiwa Bio-Tech Products (Shandong) Co. Ltd. and China Star Investment Management Co. Ltd.	Form 10-QSB filed August 15, 2005	10.7

10.30	Advance Agreement, dated September 30, 2005, between Kiwa Bio-Tech Products (Shandong) Co. Ltd. and China Star Investment Management Co. Ltd.	Form 10-QSB filed November 21, 2005	10.1

10.31	Advance Agreement, dated December 31, 2005, between Kiwa Bio-Tech Products (Shandong) Co. Ltd. and China Star Investment Management Co. Ltd.	Form 10-KSB filed April 17, 2006	10.31

10.32	Stock Purchase Agreement dated March 10, 2006 between Kiwa Bio-Tech Products Group Corporation and Guilian Li Ziyang Zong	Form 8-K filed on March 15, 2006	10.1

10.33	Termination Agreement between Kiwa Bio-Tech Products Group Corporation and Cornell Capital dated on March 31, 2006	Form 8-K filed on April 4, 2006	10.1

10.34	Amendment, dated April 13, 2006 to Stock Purchase Agreement dated March 10, 2006	Form 10-KSB filed April 17, 2006	10.34

10.35	Technology Transfer Agreement between the Company and Jinan Kelongboao Bio-Tech Co. Ltd., dated May 8, 2006	Form 8-K filed on May 8, 2006	10.1

10.36	Acquisition Framework Agreement between the Company and Beijing Huasheng Medicine Co., dated May 10, 2006	Form 8-K filed on May 8, 2006	10.2

10.37	Supplementary Agreement for Stock Purchase Agreement dated May 12, 2006	Form 10-QSB filed May 16, 2006	10.35

Exhibit No.	Description OF Exhibits	Incorporated by Reference in Document	Exhibit No. in Incorporated Document
10.38	Advance Agreement, dated March 31, 2006, between Kiwa Bio-Tech Products (Shandong) Co. Ltd. and China Star Investment Management Co. Ltd.	Form 10-QSB filed May 16, 2006	10.36

10.39	Securities Purchase Agreement, dated as of June 29, 2006 between Kiwa Bio-Tech Products Group Corporation and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC, Double U Master Fund LP, and Nite Capital LP (collectively, the “Purchasers”)	Form 8-K filed on June 29, 2006	10.1

10.40	Registration Rights Agreement, dated as of June 29, 2006 between Kiwa Bio-Tech Products Group Corporation and the Purchasers	Form 8-K filed on June 29, 2006	10.2

10.41	Security Agreement, dated as of June 29, 2006, between Kiwa Bio-Tech Products Group Corporation and the Purchasers	Form 8-K filed on June 29, 2006	10.3

10.42	Intellectual Property Security Agreement, dated as of June 29, 2006, between Kiwa Bio-Tech Products Group Corporation and the Purchasers	Form 8-K filed on June 29, 2006	10.4

10.43	Pledge Agreement, dated as of June 29, 2006, among Kiwa Bio-Tech Products Group Corporation, Wei Li, and the Purchasers	Form 8-K filed on June 29, 2006	10.5

10.44	Form of Callable Secured Convertible Note, dated as of June 29, 2006, issued by Kiwa Bio-Tech Products Group Corporation to the Purchasers	Form 8-K filed on June 29, 2006	10.6

10.45	Form of Stock Purchase Warrant, dated as of June 29, 2006, issued by Kiwa Bio-Tech Products Group Corporation to the Purchasers	Form 8-K filed on June 29, 2006	10.7

10.46	Contract for Joint Venture, dated July 11, 2006 between Kiwa Bio-Tech Products Group Corporation and Tianjin Challenge Feed Co., Ltd.	Form 8-K filed on July 11, 2006	10.1

10.47	Contract for urea dated July 28, 2006 between Kiwa Bio-Tech Products Group Ltd. and China Hua Yang Roneo Corporation.	Form 8-K filed on August 2, 2006	10.1

10.48	Contract for urea dated July 31, 2006 between Kiwa Bio-Tech Products Group Ltd. and Shengkui Technologies, Inc.	Form 8-K filed on August 2, 2006	10.2

10.49	Employment Agreement dated July 31, 2006 between Kiwa Bio-Tech Products Group Ltd. and Wei Li	Form 8-K filed on August 7, 2006	10.1

10.50	Employment Agreement dated July 31, 2006 between Kiwa Bio-Tech Products Group Ltd. and Lianjun Luo	Form 8-K filed on August 7, 2006	10.2

10.51	Employment Agreement dated September 25, 2006 between Kiwa Bio-Tech Products Group Ltd. and Juhua Wang	Form 8-K/A filed on September 25, 2006	10.1

21	List of Subsidiaries	Filed herewith.

23.1	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1 attached hereto)	Filed herewith.

23.2	Consent of Mao & Company, CPAs, Inc.	Filed herewith.

23.3	Consent of Grobstein, Horwath & Company, LLP	Filed herewith.

ITEM 28.  UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)   That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)   If the registrant is relying on Rule 430B:

(i)
Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)   If the registrant is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on October 20, 2006.

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
/s/ Wei Li
Wei Li Chief Executive Officer

/s/ Lianjun Luo
Lian-jun Luo Chief Financial Officer and Chief Accounting Officer

Each person whose signature appears below constitutes and appoints Wei Li and Lian-jun Luo, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Date	Title

/s/ Wei Li	October 20, 2006	Chief Executive Officer and Chairman of the Board
Wei Li

/s/ Lianjun Luo	October 20, 2006	Chief Financial Officer and Director (Principal Accounting
Lian-jun Luo		and Financial Officer) and Director

/s/ Dachang Ju	October 20, 2006	Director
Da-chang Ju

/s/ Yunlong Zhang	October 20, 2006	Director
Yun-long Zhang